As filed with the United States Securities and Exchange Commission on February 13 , 2018

Registration No. 333-222470

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6331	46-1119100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870 Tampa, FL 33607 (813) 579-6213 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John S. Hill
Vice President, Chief Financial Officer and Secretary
1511 N. Westshore Blvd., Suite 870
Tampa, FL 33607
(813) 579-6213

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Jurgita Ashley Thompson Hine LLP 3900 Key Center 127 Public Square Cleveland, Ohio 44114 Telephone: (216) 566-8928 Facsimile: (216) 566-5800	Christopher J. Bellini Cozen O’Connor P.C. 33 S. 6th Street, Suite 3800 Minneapolis, Minnesota 55402 Telephone: (612) 260-9029 Facsimile: (612) 260-9091

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Cumulative Preferred Stock, Series A, par value $25.00 per share	$23,000,000	$2,864.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares of the Cumulative Preferred Stock, Series A, that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Previously paid with the Form S-1 filed on January 8, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 13 , 2018

800,000 Shares
8.00% Cumulative Preferred Stock, Series A
(Liquidation Preference Equivalent to $25.00 Per Share)

1347 Property Insurance Holdings, Inc. is offering 800,000 shares of its newly designated 8.00% Cumulative Preferred Stock, Series A, $25.00 liquidation preference per share (the “Preferred Stock”). Dividends on the Preferred Stock are cumulative from the date of original issue and will be payable quarterly on the 15th day of March, June, September and December of each year (each, a “dividend payment date”), commencing on June 15 , 2018 when, as and if declared by our Board of Directors or a duly authorized committee thereof. The first dividend record date for the Preferred Stock will be June 1 , 2018. Dividends will be payable out of amounts legally available therefor at a rate equal to 8.00% per annum per $25.00 of stated liquidation preference per share, or $2.00 per share of Preferred Stock per year.

The Preferred Stock is not redeemable prior to             , 2023. On and after that date, the Preferred Stock will be redeemable at our option, for cash, in whole or in part, at a redemption price of $25.00 per share of Preferred Stock, plus all accumulated and unpaid dividends to, but not including, the date of redemption. See “Description of the Preferred Stock—Redemption” in this prospectus.

The Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Preferred Stock will generally have no voting rights except as provided in the Certificate of Designations or as from time to time provided by law. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock and each other class or series of voting parity stock will be required at any time for us to authorize, create or issue any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our Certificate of Incorporation so as to materially and adversely affect any rights of the Preferred Stock or to take certain other actions.

We have applied to list the Preferred Stock on the Nasdaq Stock Market under the symbol “PIHPP.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Preferred Stock. Listing of the Preferred Stock is not a condition to the completion of this offering.

Investing in the Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus, as well as the risks described in the documents incorporated by reference in this prospectus, to read about important factors you should consider before making a decision to invest in the Preferred Stock. The Preferred Stock is not expected to be rated and may be subject to the risks associated with non-investment grade securities.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total(2)
Public offering price		$25.00		$20,000,000
Underwriting discounts and commissions(1)	$		$
Offering proceeds to us, before expenses	$		$

(1)	See the “Underwriting” section of this prospectus for a description of compensation payable to the underwriters.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters the right to purchase up to an additional 120,000 shares of our Preferred Stock at the public offering price, less discounts and commissions, within 30 days from the date of the underwriting agreement to cover over-allotments, if any.

The underwriters expect to deliver the shares of Preferred Stock in book-entry form only, through the facilities of the Depository Trust Company on or about              , 2018.

Boenning & Scattergood, Inc.

American Capital Partners, LLC	Joseph Gunnar & Co.

The date of this prospectus is      , 2018.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Preferred Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of shares of our Preferred Stock.

Unless otherwise indicated, statements in this prospectus concerning our market and where we operate, including our general expectations and competitive position, business opportunity, and category size, growth and share, are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts), government publications, data from our internal research and management estimates. Management estimates are derived from the information and data referred to above, and are based on assumptions and calculations made by us based upon our interpretation of such information and data, and our knowledge of our industry and the categories in which we operate, which we believe to be reasonable. Furthermore, the information and data referred to above are imprecise. Projections, assumptions, expectations and estimates regarding our industry and the markets in which we operate and our future performance are also necessarily subject to risk.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 10. References herein to “we,” “us,” “our,” “PIH” or the “Company” refer to 1347 Property Insurance Holdings, Inc. Unless otherwise expressly indicated or the context otherwise requires, the information in this prospectus assumes that the underwriters’ over-allotment option is not exercised.

Defined Terms

“1347 Advisors” means 1347 Advisors LLC, a Delaware limited liability company and wholly owned subsidiary of KFSI.

“Brotherhood” means Brotherhood Mutual Insurance Company, mutual insurance company primarily serving churches and related institutions throughout the United States.

“ClaimCor” means ClaimCor, LLC, our wholly owned subsidiary, a Florida limited liability company that provides claims and underwriting technical solutions to Maison and other insurance companies.

“FL Citizens” means Florida Citizens Property Insurance Corporation, a state-created non-profit corporation which provides property insurance for Florida property owners who are unable to obtain insurance from private insurance companies.

“FGI” means Fundamental Global Investors, LLC, a Delaware limited liability company and an SEC registered investment advisor that manages equity and fixed income hedge funds. As of the date of this prospectus, FGI and its affiliates beneficially own approximately 36.0% of our outstanding common stock.

“FOIR” means Florida Office of Insurance Regulation.

“KFSI” means Kingsway Financial Services Inc., a corporation incorporated under the Business Corporations Act (Ontario). Prior to our initial public offering, KFSI was our ultimate parent company and, as of the date of this prospectus, KFSI and its affiliates beneficially own approximately 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire approximately an additional 23.9% of our outstanding shares of common stock.

“LA Citizens” means Louisiana Citizens Property Insurance Corporation, a state-created corporation which operates the residual market insurance programs designated as the Central Plan and the Fair Plan, which, through these plans, provides property insurance for Louisiana property owners who are unable to obtain insurance from private insurance companies.

“LDI” means Louisiana Department of Insurance.

“Maison” means Maison Insurance Company, our wholly owned subsidiary, a Louisiana insurance company that provides property and casualty insurance to individuals in Louisiana, Texas and Florida.

“MMI” means Maison Managers Inc., our wholly owned subsidiary, a Delaware corporation that is a managing general agent responsible for our marketing programs and other management services.

“TDI” means Texas Department of Insurance.

“TWIA” means the Texas Windstorm Insurance Association, a state-created residual market property insurance company which provides coverage to residential and commercial properties in certain designated portions of the Texas seacoast territory.

Business Overview

We are an insurance holding company specialized in providing personal property insurance in coastal markets including those in Louisiana, Texas and Florida. These markets are characterized as regions where the larger, national insurers have reduced their market share in favor of other, less catastrophe exposed markets. These markets are also characterized by state-administered residual insurers controlling large market shares. These unique markets can trace their roots to Hurricane Andrew, after which larger national carriers limited their capital allocation and approaches to property risk aggregation. These trends accelerated again after back to back exceptionally active hurricane seasons in 2004 and 2005. However, the decade following the 2005 Hurricane Katrina had relatively few losses arising from tropical storm activity which led to declines in reinsurance pricing and dramatic increases in its availability. We were incorporated on October 2, 2012 in the State of Delaware to take advantage of these favorable dynamics where premium could be acquired relatively more quickly and under less competitive pressure than in other property insurance markets and reinsurance, a significant expense for primary insurers, was declining from record high levels. We execute on this opportunity via a management team with expertise in the critical facets of our business: underwriting, claims, reinsurance, and operations. Within our broad three-state market, we seek to sell our products in territories with the highest rate per exposure and the least complexity in terms of risk. Further, we seek to leverage our increasingly geographically diverse insurance portfolio to gain efficiencies with respect to reinsurance. As of December 31, 2017 we insure approximately 50,000 homes, an increase of almost 48% from one year prior.

On November 19, 2013, we changed our legal name to 1347 Property Insurance Holdings, Inc., and on March 31, 2014, we completed an initial public offering of our common stock. Prior to March 31, 2014, we were a wholly owned subsidiary of Kingsway America Inc., which, in turn, is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a publicly owned holding company based in Canada. As of the date of this prospectus, KFSI and its affiliates beneficially own approximately 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire approximately an additional 23.9% of our outstanding shares of common stock. In addition, as of the date of this prospectus, Fundamental Global Investors, LLC and its affiliates, or FGI, beneficially own approximately 36.0% of our outstanding shares of common stock. D. Kyle Cerminara, a member of our Board of Directors, serves as Chief Executive Officer, Co-Founder and Partner of FGI, and Lewis M. Johnson, a member of our Board of Directors, serves as President, Co-Founder and Partner of FGI.

We have three wholly-owned subsidiaries: Maison Insurance Company, or Maison, Maison Managers Inc., or MMI, and ClaimCor, LLC, or ClaimCor.

Through Maison, we began providing property and casualty insurance to individuals in Louisiana in December 2012. In September 2015, Maison began writing manufactured home policies in Texas on a direct basis. Our current insurance offerings in Louisiana and Texas include homeowners insurance, manufactured home insurance and dwelling fire insurance. We write both full peril property policies as well as wind/hail only exposures and we produce new policies through a network of independent insurance agencies. We refer to the policies that we write through these independent agencies as voluntary policies. We also write commercial business in Texas through a quota-share agreement with Brotherhood Mutual Insurance Company, or Brotherhood. Through this agreement, we have assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout Texas.

In addition to the voluntary policies that Maison writes, we have participated in the last six rounds of take-outs from Louisiana Citizens Property Insurance Corporation, or LA Citizens, occurring on December 1st of each year, as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association, or TWIA, which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by LA Citizens and TWIA. The majority of policies that we have obtained through LA Citizens as well as all of the policies we have obtained through TWIA cover losses arising only from wind and hail. Prior to our take-out, some of LA Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace.

On March 1, 2017, Maison received a certificate of authority from the Florida Office of Insurance Regulation, or FOIR, which authorized Maison to write personal lines insurance in Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the FOIR until Maison can demonstrate three consecutive years of net income following our admission into Florida as evidenced by its Annual Statement filed with the National Association of Insurance Commissioners. To comply with a requirement of the consent order that Maison have at least $35 million in capital and surplus, and maintain an RBC ratio of 300% or more, on March 31, 2017, Maison received a capital contribution from PIH in the amount of $16 million.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from Florida Citizens Property Insurance Corporation (“FL Citizens”) pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, Maison entered the Florida market via the assumption of policies from FL Citizens in December, 2017. The order approving Maison’s assumption of policies limits the number of policies which Maison may assume in 2017 to 14,663, and also stipulates that Maison maintain catastrophe reinsurance at such levels as deemed appropriate by the FOIR.

MMI serves as our management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by and subject to the regulatory oversight of the LDI, TDI and FOIR. MMI earns commissions on a portion of the premiums Maison writes, as well as a per policy fee which ranges from $0-$75 for providing policy administration, marketing, reinsurance contract negotiation and accounting and analytical services.

On January 2, 2015, we completed our acquisition of 100% of the membership interests of ClaimCor, a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophe events occur which impact many of our policyholders. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

We have an experienced management team with a collective experience of more than 130 years in the insurance industry. Our executive officers have extensive experience in the property and casualty insurance industry, as well as long-standing relationships with agents and insurance regulators in Louisiana, Texas and Florida.

We currently distribute our insurance policies through a network of independent agents. These agents typically represent several insurance companies in order to provide various insurance product lines to their clients.

As of September 30, 2017, we had total assets of $115.5 million and stockholders’ equity of $45.6 million. For the three and nine months ended September 30, 2017, we had net losses of $2.3 million and $1.1 million, respectively. As of December 31, 2017, we had approximately 51,000 direct and assumed policies. Of these policies, approximately 32% were obtained via take-out from LA Citizens, FL Citizens, and TWIA, approximately 66% were voluntary policies obtained from our independent agency force, with the remaining 2% comprised of assumed wind/hail only coverages from Brotherhood.

Our Corporate Structure

The chart below displays our corporate structure:

The Company was originally incorporated under the name Maison Insurance Holdings, Inc. to hold all of the capital stock of two of our subsidiaries, Maison and MMI. We acquired 100% of the membership interests of ClaimCor in January 2015. As a holding company for these subsidiaries, we are subject to regulation by the LDI, TDI and FOIR. As of the date of this prospectus, KFSI and its affiliates beneficially own approximately 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire an additional 23.9% of our outstanding shares of common stock and FGI and its affiliates beneficially own approximately 36.0% of our outstanding shares of common stock.

We are subject to laws and regulations in Louisiana, Texas and Florida, and will be subject to the regulations of any other states in which we may seek to conduct business in the future. In these states, it is the duty of each respective department of insurance to administer the provisions of the insurance code in that state. The purpose of each state’s insurance code is to regulate the insurance industry in all of its phases, including, but not limited to, the following: licensing of insurers and producers, regulation of investments and solvency, review and approval of forms and rates, and market conduct. Furthermore, as Maison is domiciled in the State of Louisiana, the LDI conducts periodic examinations of the financial condition and market conduct of Maison and requires Maison to file financial and other reports on a quarterly and annual basis.

We believe that our holding company structure gives us flexibility to expand our operations and the products and services we offer. We may diversify our business through existing or newly formed subsidiaries or acquisitions. We may issue additional shares of capital stock or obtain debt financing to fund such diversification.

Competitive Strengths

Since we began operations in December of 2012, our growth has been due to our competitive strengths, which include:

●	Our knowledge of insurance products. Our executive team has worked in the property casualty insurance industry in excess of a combined 130 years and has extensive experience in developing primary insurance as well as reinsurance products. We structure our reinsurance program with the expectation that a large event, such as a hurricane, will occur in any given year, allowing us to limit our losses when a catastrophic event does occur.

●	Our local market expertise. Our executive experience has been with coastal states, and that is where we intend to continue to focus. These states have some of the highest overall insurance premium rates in the Unites States and have traditionally been underserved by insurance underwriters resulting in the formation of state-run insurers such as LA Citizens, FL Citizens, and TWIA.

●	Our ability to attract independent agencies. Our executive team has long-standing relationships with independent agencies, particularly in Louisiana and Florida. We have experienced multiple catastrophe events with some of our agents, who we believe continue to place business with us as a result of these experiences.

●	Our claims handling expertise. We have experienced some major weather events, including Hurricane Harvey in August, 2017 as well as a major flooding event in Louisiana in August, 2016 and believe that we have proven to both our policyholders and agents that we are able to settle claims in a prompt manner. Our President and CEO, Mr. Doug Raucy, is the founder and former head of Allstate’s National Catastrophe Team, and has over 37 years of total insurance industry experience. We are committed to helping our policyholders when they need us and we believe those to be the times where we can differentiate ourselves from our competitors.

●

Our strategy to assume policies from the Florida, Louisiana, and Texas residual markets. Depopulating policies from state-run insurers such as FL Citizens, LA Citizens and TWIA gives us the ability to grow to scale quickly and also choose those specific policies, which we believe best enhance our policy portfolio. In addition to favorable economics resulting from depopulation, these policies, by definition, have been overlooked by the voluntary market and, in certain instances, can generate attractive returns relative to the risks associated with them.

Our Strategies

Our primary goal is to continue to expand our property and casualty writings. Our goal for Louisiana, the first state where we began to offer insurance, has been to establish a market share of 2% to 3%. At December 31, 2016, our market share was 1.8%, based on the fact that direct written premiums in Louisiana were approximately $2.6 billion for the year ended December 31, 2016, for the lines of business that we write. We plan to expand our writings through:

●	Increasing our number of voluntary policies. We believe that ease of use enhancements for our web-based agent quoting portal as well as refining our product offerings has positioned us to continue to experience organic new policy growth. Our goal is to continue to grow through strategic relationships with agencies in the states where we currently provide insurance and also potentially in new coastal markets in the United States. Our years of experience in the coastal markets make us qualified to manage agent expectations and provide superior support and service for policyholders.

●	Increasing our wind/hail-only book of business through the depopulation of policies from FL Citizens. We participated in the depopulation of wind/hail-only policies from FL Citizens, which will allow us to quickly establish a significant presence in the State of Florida, where, as of September 30, 2017, we had not yet written any insurance policies. We plan to focus on wind/hail-only and other specialty products in this state where we have extensive management experience.

●	Strategic acquisitions. We intend to explore growth opportunities through strategic acquisitions in coastal states, including Louisiana, Texas and Florida. We also plan to pursue complementary books of business provided they meet our underwriting criteria. We will evaluate each opportunity based on expected economic contribution to our results and support of our market expansion initiatives.

●	Attracting and retaining high-quality agents. We intend to focus our marketing efforts on maintaining and improving our relationships with highly productive independent agents, as well as on attracting new high quality agents in areas with a substantial potential for profitable growth.

●	Reducing our ratio of expenses to net premiums earned and using technology to increase our operating efficiency. We are committed to improving our profitability by reducing expenses through enhanced technologies and by increasing the number of policies that we write through the strategic deployment of our capital. We currently outsource our policy administration and a portion of our claims handling functions to third parties with dedicated Maison oversight and direction, which we believe results in increased service and lower expense and loss ratios.

Risks Associated With Our Business

In evaluating our business, the following items should be taken into consideration:

●	We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

●	We may not have future opportunities to participate in take-out programs or obtain the quantity or quality of policies currently obtained due to changes in the take-out programs, our failure to meet take-out program participation requirements, or due to changes to the market in general.

●	In the property and casualty insurance industry, we compete with large, well-established insurance companies, as well as other specialty insurers. Most of these competitors possess greater financial resources, larger agency networks and greater name recognition than we do.

●	We write insurance policies that cover homeowners, manufactured homes and dwelling fire for losses that result from, among other things, catastrophes. We are, therefore, subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, hailstorms, explosions, power outages, fires and man-made events.

●	The insurance industry is highly regulated and supervised. Maison, our insurance company subsidiary, is subject to the supervision and regulation of the states of Louisiana, Texas and Florida. Regulations in these states relate to, among other things, approval of policy forms and premium rates; licensing of insurers and their products; restrictions on the nature, quality and concentration of investments; restrictions on the ability of our insurance company subsidiary to pay surplus note interest, as well as dividends; restrictions on transactions between our insurance company and its affiliates; and standards of solvency, including risk-based capital measurements and related requirements.

●	We lack geographic diversification in the policies we underwrite, which are concentrated in Louisiana and Texas. If we are not able to grow in Florida or significantly expand to other states, we may risk higher reinsurance costs and greater loss experience with storm activity occurring in Louisiana and Texas.

●

A substantial portion (approximately 32% as of December 31, 2017) of our direct and assumed policies were assumed from state-run insurers, LA Citizens, FL Citizens and TWIA, and most of these policies cover losses arising only from wind and hail, which creates a large concentration of our business in wind and hail only coverage and limits our ability to implement our restrictive underwriting guidelines.

For a detailed discussion on risk factors associated with our business, see “Risk Factors — Risks Relating to Our Company” in this prospectus.

Recent Developments

Repurchase of Series B Preferred Stock

On January 2, 2018, we entered into a stock purchase agreement with 1347 Advisors and IWS Acquisition Corporation, both affiliates of KFSI, pursuant to which we repurchased 60,000 shares of Series B Preferred Stock of the Company from 1347 Advisors for an aggregate purchase price of $1,740,000, representing (i) $1,500,000, comprised of $25 per share of Series B Preferred Stock, and (ii) declared and unpaid dividends in respect of the dividend payment due on February 23, 2018 amounting to $240,000 in the aggregate. We also agreed to repurchase pursuant to the stock purchase agreement an additional 60,000 shares from IWS Acquisition Corporation, upon completion of this offering, for an aggregate purchase price of $1,500,000, comprised of $25 per share of Series B Preferred Stock, without any dividend or interest payment. We intend to use $1.5 million of the net proceeds from this offering to complete the repurchase of the Series B Preferred Shares from IWS Acquisition Corporation. The foregoing transactions were approved by a special committee of the Board of Directors of the Company consisting solely of independent directors.

In connection with the stock purchase agreement, the Performance Shares Grant Agreement, dated February 24, 2015, between the Company and 1347 Advisors, which provided for the issuance of an aggregate of 100,000 shares of common stock of the Company to 1347 Advisors upon the Company’s achievement of certain performance milestones, was terminated. In connection with the termination, the Company agreed to pay an aggregate cash payment of $300,000 to 1347 Advisors. No common shares were issued to 1347 Advisors under the agreement.

Impact of Hurricane Harvey

In late August 2017, Hurricane Harvey made landfall in Texas and Louisiana. Maison has many policyholders who have been impacted by this hurricane. This event primarily impacted our Texas policyholders along with a relatively smaller number of Louisiana policyholders. Since our Texas products do not cover the peril of flood, we expect our losses to arise primarily from South Texas where strong winds made landfall. Based on our analysis, we expect the gross losses to be $27 million which is within the $200 million per occurrence limit of our catastrophe excess of loss reinsurance program. Therefore, the pre-tax losses arising from Hurricane Harvey incurred by the Company, net of reinsurance, are not expected to exceed our retention of $5 million.

Corporate Information

Our business began in February 2012 as part of KFSI when we began conducting market due diligence, establishing the infrastructure and seeking to obtain the necessary regulatory approvals to be able to assume and write homeowners’ insurance policies focusing on wind and hail only coverage for the coastal areas in the gulf states of the United States. On October 2, 2012, KFSI formed our company under the laws of the State of Delaware as a wholly owned subsidiary, and contributed this business to us. Our initial public offering was completed on March 31, 2014. Our principal executive offices are located at 1511 N. Westshore Blvd., Suite 870, Tampa, Florida 33607. Our telephone number is (813) 579-6213. Our website is located at www.1347pih.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

As of the date of this prospectus, KFSI and its affiliates beneficially own approximately 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire an additional 23.9% of our outstanding shares of common stock. One of our directors, Larry G. Swets, Jr., is the Chief Executive Officer of KFSI.

In addition, as of the date of this prospectus, FGI and its affiliates beneficially own approximately 36.0% of our outstanding shares of common stock. D. Kyle Cerminara, Chief Executive Officer, Co-Founder and Partner of Fundamental Global, and Lewis M. Johnson, President, Co-Founder and Partner of FGI, are both directors of the Company.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (ii) delayed application of newly adopted or revised accounting standards, (iii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iv) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Following this offering, we will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering (December 31, 2019), (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The Offering

The following summary contains basic information about the Preferred Stock and the offering and is not intended to be complete. For a more complete description of the terms of the Preferred Stock, see “Description of the Preferred Stock” in this prospectus. We reserve the right to reopen this series and issue additional shares of Preferred Stock either through public or private sale at any time.

Issuer	1347 Property Insurance Holdings, Inc.

Securities Offered	800,000 shares (or 920,000 shares if the underwriters exercise their over-allotment option in full) of 8.00% Cumulative Preferred Stock, Series A (or “Preferred Stock”), $25.00 par value per share, with a liquidation preference of $25.00 per share, of the Company. We may from time to time elect to issue additional shares of Preferred Stock, and all the additional shares would be deemed to form a single series with the Preferred Stock.

Over-allotment Option	The underwriters may exercise their option to acquire up to an additional 15% of the total number of shares of Preferred Stock to be offered in the offering within 30 days of the closing of the offering, solely for the purpose of covering over-allotments.

Dividends	Holders of the Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 8.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.00 per annum per share).

Dividends on the Preferred Stock, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, will be payable quarterly on or about the 15th day of March, June, September and December of each year (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear in our stock record books for the Preferred Stock at the close of business on the corresponding record date, which shall be the first day of March, June, September and December of each year, whether or not a business day, immediately preceding the applicable dividend payment date (each, a “dividend record date”). Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. The first dividend record date will be June 1 , 2018. Dividends on the Preferred Stock will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors of the Company.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock and any parity stock, all dividends declared upon the Preferred Stock and such parity stock shall be declared on a pro rata basis. See “Description of the Preferred Stock — Dividends” in this prospectus.

Redemption

On and after                      , 2023, the Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

Our ability to redeem the Preferred Stock as described above may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements. The Preferred Stock will not be subject to any sinking fund or other obligations of ours to redeem, purchase or retire the Preferred Stock. See “Description of the Preferred Stock — Redemption” in this prospectus.

Ranking

The Preferred Stock:

●     will rank senior to our common stock and any other junior stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up. Junior stock includes our common stock and any other class or series of our capital stock that ranks junior to the Preferred Stock either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding up;

●     will rank at least equally with each other class or series of our capital stock ranking on parity with the Preferred Stock as to dividends and distributions upon our liquidation or dissolution or winding up, which we refer to as parity stock; and

●     will rank junior to each other class or series of our capital stock that by its terms ranks senior to the Preferred Stock as to dividends and distributions upon our liquidation or dissolution or winding up.

Upon completion of this offering and the repurchase of 60,000 Shares of Series B Preferred Stock of the Company pursuant to a stock purchase agreement with IWS Acquisition Corporation, we will not have any outstanding shares or series of capital stock that ranks equally with or senior to the Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of the liquidation preference of $25.00 per share of Preferred Stock, plus any accumulated and unpaid dividends to, but not including, the date of payment. Distributions will be made pro rata as to the Preferred Stock and any parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Preferred Stock — Liquidation Rights” in this prospectus.

Voting Rights

The holders of Preferred Stock will generally have no voting rights, except as provided in the Certificate of Designations or as from time to time provided by law, nor will the holders of the Preferred Stock be given any notice of a meeting or vote by the Company’s common stockholders. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock and each other class or series of voting parity stock is required at any time for us to authorize, create or issue any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our Certificate of Incorporation so as to materially and adversely affect any rights of the Preferred Stock or to take certain other actions. If any such amendment to our Certificate of Incorporation would adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock disproportionately relative to other classes or series of parity stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting separately as a class, will also be required. Please see the section titled “Description of the Preferred Stock—Voting Rights.”

Maturity	The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock. Holders of the Preferred Stock will have no right to have the Preferred Stock redeemed. Accordingly, the shares of Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive Rights	Holders of the Preferred Stock will have no preemptive rights.

Listing

We have applied to list the Preferred Stock on the Nasdaq Stock Market under the symbol “PIHPP.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Preferred Stock. Listing of the Preferred Stock is not a condition to the completion of this offering.

Tax Considerations	For a discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the Preferred Stock, please see “Material U.S. Federal Income Tax Considerations.” You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences of owning shares of the Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the Preferred Stock issued in this offering will be approximately $18.7 million (or $21.6 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and our estimated offering expenses.

We intend to use $1.5 million of the net proceeds from this offering to complete the repurchase of the shares of our Series B Preferred Stock from IWS Acquisition Corporation, an affiliate of KFSI, upon completion of this offering. Following the repurchase of the shares, we expect to use the remainder of the net proceeds from this offering to support our organic growth, and for general corporate purposes, including spending for business development, sales and marketing and working capital, and for future potential acquisition opportunities. See “Use of Proceeds” in this prospectus for more information.

Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Preferred Stock is VStock Transfer, LLC.

Book Entry and Form	The shares of Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

Risk Factors	Investing in our Preferred Stock involves risks. You should carefully read and consider the information beginning on page 10 of this prospectus and all other information set forth in and incorporated by reference into this prospectus before deciding to invest in our Preferred Stock.

RISK FACTORS

An investment in our Preferred Stock involves a high degree of risk. Before making an investment in our Preferred Stock, you should carefully consider the following risks, as well as the other information contained in this prospectus. Any of the risks described below could materially harm our business, financial condition, results of operations and prospects. As a result, the trading price of the Preferred Stock could decline, and you may lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Relating To Our Company

We may not have future opportunities to participate in take-out programs.

We were able to obtain policies from the last six annual LA Citizens take-outs occurring on December 1st of each year from 2012 to 2017, from which we have approximately 12,000 policies in-force or approximately 24% of our total direct and assumed policies as of December 31, 2017. Furthermore, we participated in our first depopulation from FL Citizens on December 19, 2017 and the inaugural take-out of policies from TWIA on December 1, 2016. As of December 31, 2017 we have assumed 3,461 and 745 policies for the coverages of wind and hail only from FL Citizens and TWIA, respectively. In the future, we may not be able to obtain the quantity or quality of policies currently obtained due to changes in the take-out programs, our inability to meet take-out program participation requirements, or due to changes to the market in general. Additionally, competitors could change their risk profile characteristics, and write these risks directly, which would cause us to lose these policies. The loss of these policies could impact our ability to absorb fixed expenses with lower volumes in the future.

A substantial portion of our in-force policies have been assumed from state-run insurers and cover losses arising only from wind and hail, which creates large concentration of our business in wind and hail only coverage and limits our ability to implement our restrictive underwriting guidelines.

While both LA Citizens and FL Citizens write full peril protection policies in addition to wind and hail only policies, the majority of policies that we have obtained through these insurers’ take-out programs cover losses arising only from wind and hail. Furthermore, the policies which we have assumed through TWIA are wind and hail only policies, as TWIA does not write full peril protection policies. Prior to our take-out, some of these LA Citizens, FL Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace. Approximately 26% of our total direct and assumed policies as of December 31, 2017 represent LA Citizens, FL Citizens and TWIA wind and hail only coverage that other insurance companies have declined to insure. These exposures may subject us to greater risk from catastrophic events. While our voluntary independent agency program includes various restrictive underwriting strategies, we are unable to implement these strategies to the wind and hail only policies that are taken-out from LA and FL Citizens and TWIA. Pursuant to all of these depopulation programs, we must offer a minimum number of renewals on any policy taken out under the programs, thus limiting our ability to implement some of our underwriting guidelines. Upon renewal of these policies, however, we analyze replacement cost scenarios to ensure appropriate amount of coverage is in effect. Our results may be negatively impacted by these limitations.

We have a risk posed by the lack of geographic diversification and concentration of policyholders in Louisiana and Texas.

As of December 31, 2017, we had approximately 51,000 direct and assumed policies. Of these policies, 34,500, or approximately 68%, are in the State of Louisiana, 12,800, or approximately 25%, are in the State of Texas, while the remaining 3,400 policies, or 7%, are in Florida. These three states have significant exposed coastline. According to the Coastal Protection and Restoration Authority of Louisiana, over 2 million residents — approximately 47% of the state’s population based on 2009 U.S. Census estimates — live in Louisiana’s coastal parishes.

Maison insures personal property located in 63 of the 64 parishes in the State of Louisiana. As of December 31, 2017, these policies are concentrated within these parishes, presented as a percentage of our total direct and assumed policies in all states, as follows: Saint Tammany Parish, 9.8%, Jefferson Parish, 9.2%, and East Baton Rouge Parish, 5.8%. No other parish in Louisiana or county in Texas or Florida individually has over 5.0% of our total direct and assumed policies as of December 31, 2017. As of December 31, 2017, Maison has written or assumed policies in 156 of the 254 counties that comprise the State of Texas, and in 28 of the 67 counties in Florida.

If we are not able to significantly expand to other states, we may risk higher reinsurance costs and greater loss experience with storm activity occurring in Texas, Florida and Louisiana.

Our strategy to expand into other states, including Florida, may not succeed.

Our strategy for growth includes potentially entering into new states. This strategy could divert management’s attention. We cannot predict whether we will be able to enter new states or whether applicable state regulators will grant Maison a license to do business in such states. We cannot know if we will realize the anticipated benefits of operating in new states or if there will be substantial unanticipated costs associated with such expansion. Any of these factors could adversely affect our financial position and results of operations. Although we have received authorization from the FOIR via a consent order to write personal lines business in the State of Florida, the order limits the number of policies which Maison may assume in 2017 and stipulates that we maintain catastrophe reinsurance at such levels as deemed appropriate by the FOIR. Should we not be able to comply with these and other regulations, our expansion into Florida may not succeed.

We have exposure to unpredictable catastrophes, which may have a material adverse effect on our financial results if they occur.

We offer full peril protection and wind/hail-only insurance policies that cover homeowners and owners of manufactured homes, as well as dwelling fire policies for owners of property rented to others, for losses that result from, among other things, catastrophes. We are therefore subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations, and/or financial condition. Catastrophes can be caused by various events, including hurricanes, tropical storms, tornadoes, windstorms, earthquakes, hailstorms, explosions, flood, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in Louisiana and Texas. These states are subject to adverse weather conditions such as hurricanes and tropical storms. For example, in late August 2017, Hurricane Harvey made landfall in Louisiana and Texas, impacting many of our policyholders. This event primarily impacted our Texas policyholders along with a relatively smaller number of Louisiana policyholders. Insurance companies are not permitted to reserve for catastrophes until such an event takes place. Therefore, a severe catastrophe, or series of catastrophes, could exceed our reinsurance protection and may have a material adverse impact on our results of operations and/or financial condition.

Our results may fluctuate based on many factors, including cyclical changes in the insurance industry.

The insurance business has historically been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing and, thus, more favorable underwriting profits. An increase in premium levels is often offset over time by an increasing supply of insurance capacity in the form of capital provided by new entrants and existing insurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer opportunities to underwrite insurance risks and any of these factors could have a material adverse effect on our results of operations and cash flows. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly. These factors may cause the price of our common stock to be volatile.

We cannot predict whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we are not able to write insurance at appropriate rates, our ability to transact business would be materially and adversely affected.

Increased competition could adversely impact our results and growth.

The property and casualty insurance industry is highly competitive. We compete not only with other stock companies but also with mutual companies, underwriting organizations and alternative risk sharing mechanisms. Many of our competitors have substantially greater resources and name recognition than us. While our principal competitors cannot be easily classified, Maison considers its primary competing insurers to be: ASI Lloyds, Lighthouse Property Insurance Corporation, United Property & Casualty, First Community Insurance Company, Southern Fidelity Insurance, Safepoint Insurance Company, Imperial F&C Insurance Company, Americas Insurance Company, Access Home Insurance Company, Family Security Insurance Company, Gulfstream Property and Casualty Insurance Company, Federated National Insurance Company, and Centauri Specialty Insurance Company. As we write both full-peril as well as wind/hail only personal lines insurance throughout the states of Texas, Florida, and Louisiana, our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large national firms, smaller regional companies or companies that write insurance only in Florida, Louisiana and/or Texas. We compete for business not only on the basis of price, but also on the basis of financial strength, availability of coverage desired by customers, underwriting criteria and quality of service to our agents and insureds. We may have difficulty in continuing to compete successfully on any of these bases in the future.

In addition, industry developments could further increase competition in our industry, including:

●	an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance business as a result of better pricing and/or terms;

●	the creation or expansion of programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage;

●	changing practices caused by the Internet, which has led to greater competition in the insurance business;

●	changes to the regulatory climate in the states in which we operate; and

●	the passage of federal proposals for an optional federal charter that would allow some competing insurers to operate under regulations different or less stringent than those applicable to our insurance subsidiary.

These developments and others could make the property and casualty insurance marketplace more competitive. If competition limits our ability to write new business at adequate rates, our future results of operations would be adversely affected.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

We record liabilities, which are referred to as reserves, for specific claims incurred and reported as well as reserves for claims incurred but not reported. The estimates of losses for reported claims are established on a case-by-case basis. Such estimates are based on our particular experience with the type of risk involved and our knowledge of the circumstances surrounding each individual claim. Reserves for reported claims encapsulate our total estimate of the cost to settle the claims, including investigation and defense of the claim, and may be adjusted for differences between costs as originally estimated and the costs as re-estimated or incurred. Reserves for incurred but not reported claims are based on the estimated ultimate cost of settling claims, including the effects of inflation and other social and economic factors, using past experience adjusted for current trends and any other factors that would modify past experience. We use a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. While management believes that amounts included in the consolidated financial statements for loss and loss adjustment expense reserves are adequate, there can be no assurance that future changes in loss development, favorable or unfavorable, will not occur. Due to these uncertainties, the ultimate losses may vary materially from current loss reserves which could have a material adverse effect on our future financial condition, results of operations and cash flows.

As of September 30, 2017, our net loss and loss adjustment expense reserves of $4.5 million were comprised of incurred but not reported reserves of $2.5 million and known case reserves of $2.0 million.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These changes may have a material adverse effect on our business by extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued and/or renewed, and this may have a material adverse effect on our financial position and results of operations.

The lack of availability of third party adjusters during periods of high claim frequency, or the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly could adversely affect our business, financial results and capital requirements.

We have outsourced a portion of our claim adjusting function to third party adjusters and therefore rely on these third party adjusters to accurately evaluate claims that are made under our policies. Many factors affect our ability to pay claims accurately, including the training and experience of their claims representatives, the culture of their respective claims organizations, the effectiveness of their management and their ability to develop or select and implement appropriate procedures and systems to support their claims functions. In periods following catastrophic events, or during other periods of high claims frequency, the availability of third party adjusters may be limited. This lack of availability may result in an inability to pay our claims in a timely manner and damage our reputation in the marketplace.

Furthermore, MMI functions as our claims administrator and authorizes payment based on recommendations from third party adjusters; any failure on the part of the third party adjusters to recommend payment on claims fairly could lead to material litigation, or other extracontractual liabilities, undermine our reputation in the marketplace, impair our image and adversely affect our financial results.

If we are unable to expand our business because our capital must be used to pay greater than anticipated claims, our financial results may suffer.

Our future growth may depend on our ability to expand the number of insurance policies we write, the kinds of insurance products we offer and the geographic markets in which we do business, all balanced by the business risks we choose to assume and cede. Our existing sources of funds include possible sales of our securities and our earnings from operations and investments. Unexpected catastrophic events in our market areas, such as the hurricanes and other storms experienced in Florida, Louisiana and Texas in recent years, may result in greater claims losses than anticipated, which could require us to limit or halt our growth strategy in these and other coastal states we may enter while we deploy our capital to pay these unanticipated claims, unless we are able to raise additional capital.

Our financial results may be negatively affected by the fact that a portion of our income is generated by the investment of our company’s capital and surplus, premiums and loss reserves in various investment vehicles.

A portion of our expected income is likely to be generated by the investment of our cash reserves in money market funds, bonds, and other investment vehicles. The amount of income generated from these investments is a function of our investment policy, available investment opportunities, and the amount of invested assets. If we experience larger than expected losses, our invested assets may need to be liquidated in order to provide the cash needed to pay current claims, which may result in lower investment income. We periodically review our investment policy in light of our then-current circumstances, including liquidity needs, and available investment opportunities. Fluctuating interest rates and other economic factors make it difficult to accurately estimate the amount of investment income that will actually be realized. We may realize losses on our investments, which may have a material adverse impact on our results of operations and/or financial condition.

We may experience financial exposure from climate change.

Our financial exposure from climate change is most notably associated with losses in connection with increasing occurrences of weather-related events striking the states in which we insure risks. Our maximum reinsurance coverage amount is determined by subjecting our homeowner exposures to statistical forecasting models that are designed to quantify a catastrophic event in terms of the frequency of a storm occurring once in every 100 years. 100 years is used as a measure of the relative size of a storm as compared to a storm expected to occur once every 250 years, which would be larger, or conversely, a storm expected to occur once every 50 years, which would be smaller. We assess the appropriateness of the level of reinsurance we purchase by giving consideration to our own risk appetite, the opinions of independent rating agencies as well as the requirements of state regulators. Our amount of losses we retain (referred to as our deductible) in connection with a catastrophic event is determined by market capacity, pricing conditions and surplus preservation.

Industry trends, such as increased litigation against the insurance industry and individual insurers, the willingness of courts to expand covered causes of loss, rising jury awards, and the escalation of loss severity, may contribute to increased costs and to the deterioration of the reserves of our insurance subsidiary.

The propensity of policyholders and third party claimants to litigate, the willingness of courts to expand causes of loss and the size of awards may render the loss reserves of our insurance subsidiary inadequate for current and future losses, which could have a material adverse effect on our financial position, results of operation and cash flows.

Our ability to compete in the property and casualty insurance industry and our ability to expand our business may be negatively affected by the fact that we do not have a rating from A.M. Best.

We are not rated by A.M. Best, although we currently have a Financial Stability Rating (FSR) of ‘A’ Exceptional from Demotech, Inc. We have never been reviewed by A.M. Best and do not intend to seek a rating from A.M. Best. Unlike Demotech, A.M. Best may penalize companies that are highly leveraged, i.e. that utilize reinsurance to support premium writings. We do not plan to give up revenues or efficiency of size as a means to qualify for an acceptable A.M. Best rating. While our Demotech rating has proved satisfactory to date in attracting an acceptable amount of business from independent agents, some independent agents are reluctant to do business with a company that is not rated by A.M. Best. As a result, not having an A.M. Best rating may prevent us from expanding our business into certain independent agencies or limit our access to credit from certain financial institutions, which may in turn limit our ability to compete with large, national insurance companies and certain regional insurance companies.

An adverse rating from Demotech may negatively impact our ability to write new policies, renew desirable policies, or obtain adequate reinsurance, which could harm our business

Although our insurance subsidiary company currently has a Financial Stability Rating of ‘A’ Exceptional from Demotech, Inc., the withdrawal of our rating could limit or prevent us from writing or renewing desirable insurance policies, from competing with insurers who have higher ratings, or from obtaining adequate reinsurance. The withdrawal or downgrade of our rating could have a material adverse effect on our results of operations and financial position because our insurance policies may no longer be acceptable to the secondary marketplace or mortgage lenders. Furthermore, a withdrawal or downgrade of our rating could prevent independent agencies from selling and servicing our insurance policies.

We rely on independent agents to write our insurance policies, and if we are not able to attract and retain independent agents, our revenues would be negatively affected.

While we currently obtain some of our policies through the assumption of policies from LA Citizens and FL Citizens, we still require the cooperation and consent of our network of independent agents. We rely on these independent agents to be the primary source for our property insurance policies. Many of our competitors also rely on independent agents. As a result, we must compete with other insurers for independent agents’ business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage or higher commissions to their agents. If our products, pricing and commissions are not competitive, we may find it difficult to attract business from independent agents to sell our products, or may receive less attractive business than our competitors. A material reduction in the amount of our products that independent agents sell would adversely affect our revenues.

We face a risk of non-availability of reinsurance, which may have a material adverse effect on our ability to write business and our results of operations and financial condition.

We use, and we expect to continue to use, reinsurance to help manage our exposure to catastrophic losses due to various events, including hurricanes, windstorms, hailstorms, explosions, power outages, fires and man-made events. The availability and cost of reinsurance are each subject to prevailing market conditions beyond our control which can affect business volume and profitability. We may be unable to maintain our current reinsurance coverage, to obtain additional reinsurance coverage in the event our current reinsurance coverage is exhausted by a catastrophic event, or to obtain other reinsurance coverage in adequate amounts or at acceptable rates. Similar risks exist whether we are seeking to replace coverage terminated during the applicable coverage period or to renew or replace coverage upon its expiration. Each of the FOIR, LDI and TDI require that we maintain a minimum level of reinsurance coverage as a condition of writing insurance in their jurisdictions. Should we not be able to maintain this coverage, these regulators may revoke our license to write insurance. We can provide no assurance that we can obtain sufficient reinsurance to cover losses resulting from one or more storms in the future, or that we can obtain such reinsurance in a timely or cost-effective manner. If we are unable to renew our expiring coverage or to obtain new reinsurance coverage, either our net exposure to risk would increase or, if we are unwilling to accept an increase in net risk exposures, we would have to reduce the amount of risk we underwrite. Either increasing our net exposure to risk or reducing the amount of risk that we underwrite may cause a material adverse effect on our results of operations and our financial condition.

We face a risk of non-collectability of reinsurance, which may have a material adverse effect on our business, results of operations and/or financial condition.

Although reinsurers are liable to us to the extent of the reinsurance coverage we purchase, we remain primarily liable as the direct insurer on all risks that we reinsure. Accordingly, our reinsurance agreements do not eliminate our obligation to pay claims. As a result, we are subject to risk with respect to our ability to recover amounts due from reinsurers, including the risks that: (a) our reinsurers may dispute some of our reinsurance claims based on contract terms, and we may ultimately receive partial or no payment, or (b) the amount of losses that reinsurers incur related to worldwide catastrophes may materially harm the financial condition of our reinsurers and cause them to default on their obligations. While we will attempt to manage these risks through underwriting guidelines, collateral requirements, financial strength ratings, credit reviews and other oversight mechanisms, our efforts may not be successful. Further, while we may require collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions, balances generally are not collateralized because it has not always been standard business practice to require security for balances due. As a result, our exposure to credit risk may have a material adverse effect on our results of operations, financial condition and cash flow.

We use actuarially driven catastrophe models to provide us with risk management guidelines.

As is common practice within the insurance industry, we run our exposures in an actuarially driven model that uses past storm data to predict future loss of certain events reoccurring based upon the location and other data of our insured properties. These models, which are provided by independent third parties, can produce wide ranging results within Louisiana and Texas. While we use these models along with the advice of our reinsurance intermediary to select the amount and type of reinsurance to mitigate the loss of capital from catastrophic wind events, these models are not verified, and there are risks that the amount of reinsurance purchased will be insufficient to cover the ultimate catastrophic wind event. Furthermore, the probability of the occurrence of a catastrophic event may be larger than that predicted by the models.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure including:

●	utilizing restrictive underwriting criteria;

●	carefully evaluating and monitoring the terms and conditions of our policies;

●	focusing on our risk aggregations by geographic zones; and

●	ceding insurance risk to reinsurance companies.

However, there are inherent limitations in all of these tactics. An event or series of events may result in loss levels which could have a material adverse effect on our financial condition or results of operations.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Various provisions of our policies, such as limitations or exclusions from coverage which have been drafted to limit our risks, may not be enforceable in the manner we intend. At the present time, we employ a variety of endorsements to our policies that limit exposure to known risks, including but not limited to exclusions relating to flood coverage for homes in close proximity to the coast line. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or that legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would increase our loss experience, which could have a material adverse effect on our financial condition or results of operations.

Maison is subject to an independent third party rating agency and must maintain certain rating levels to continue to write much of its current and future policies.

In the event that Maison fails to maintain an “A” rating given by a rating agency acceptable to both our insurance agents and our insureds’ home lenders, it will be unable to continue to write much of its current and future insurance policies. In order to maintain this rating, among several factors, Maison must maintain certain minimum capital and surplus. The loss of such an acceptable rating may lead to a significant decline in our premium volume and adversely affect the results of our operations. Demotech, Inc. affirmed our Financial Stability Rating of “A” on December 8, 2017, based upon their review of Maison’s statutory financial statements as of September 30, 2017. This “Exceptional” rating continues as long as we continue to satisfy their requirements, including improving underwriting results, reporting risk-based capital and other financial measures, submitting quarterly statutory financial statements within 45 days and annual statutory financial statements within 60 days of the period end.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on our business, financial condition and results of operations.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and to include assessments of the effectiveness of internal controls by independent auditors. We currently qualify as an emerging growth company under the JOBS Act and a smaller reporting company under the regulations of the Securities and Exchange Commission, or the SEC. Both emerging growth companies and smaller reporting companies are exempt from the requirement to include the auditor’s report of the effectiveness of internal control over financial reporting and we will continue to be exempt until such time as we no longer qualify as an emerging growth company or a smaller reporting company. Regardless of our qualification status, we have implemented substantial control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable requirements of Nasdaq, among other items. Maintaining these internal controls is costly and may divert management’s attention.

Our evaluation of our internal controls over financial reporting may identify material weaknesses that may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of Nasdaq’s listing rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This may have a material adverse effect on our business, financial condition and results of operations and could also lead to a decline in the price of our common stock.

The JOBS Act permits emerging growth companies and the SEC’s rules permit smaller reporting companies like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies or smaller reporting companies. As long as we qualify as an emerging growth company or smaller reporting company, we are permitted, and we intend to, omit the auditor’s report on the effectiveness of our internal controls that would otherwise be required by the Sarbanes-Oxley Act, as described above. We also take advantage of the exemption provided for emerging growth companies under the JOBS Act from the requirements to submit say on pay, say on frequency, and say on golden parachute votes to our stockholders and we avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these benefits until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (ii) December 31, 2019 (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Exchange Act. In addition, we will continue to be a smaller reporting company until we have more than $75 million in public float (based on our common equity) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common equity), annual revenues of more than $50 million during the most recently completed fiscal year for which audited financial statements are available.

Until such time that we lose emerging growth company and/or smaller reporting company status, it is unclear if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could cause our stock price to decline. Once we lose emerging growth company and/or smaller reporting company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements.

We have directors who also serve as directors and/or executive officers for our controlling stockholders, which may lead to conflicting interests.

As a result of our having previously spun off from KFSI, we have directors who also serve as directors and executive officers of KFSI, 1347 Advisors, a wholly owned subsidiary of KFSI, Atlas Financial Holdings, Inc. (Nasdaq: AFH) (“Atlas”), and Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach”). As of the date of this prospectus, KFSI and its affiliates beneficially own approximately 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire an additional 23.9% of our outstanding shares of common stock. We also have directors who serve as executive officers and/or directors of FGI and its affiliates which together, as of the date of this prospectus, beneficially own approximately 36.0% of our outstanding shares of common stock.

Our executive officers and members of our Company’s board of directors have fiduciary duties to our stockholders; likewise, persons who serve in similar capacities at KFSI, 1347 Advisors, Atlas, and Limbach and FGI and its affiliates have fiduciary duties to those companies’ investors. We may find, though, the potential for a conflict of interest if our Company and one or more of these other companies pursue acquisitions, investments and other business opportunities that may be suitable for each of us. Our directors who find themselves in these multiple roles may, as a result, have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. Furthermore, our directors who find themselves in these multiple roles own stock options, shares of common stock and other securities in some of these entities. These ownership interests could create, or appear to create, potential conflicts of interest when the applicable individuals are faced with decisions that could have different implications for our Company and these other entities. From time to time, we may enter into transactions with or participate jointly in investments with KFSI, 1347 Advisors, Atlas, or Limbach, or FGI or its affiliates. We may create new situations in the future in which our directors serve as directors or executive officers in future investment holdings of such entities.

Our information technology systems may fail or suffer a loss of security which may have a material adverse effect on our business.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for our underwriting business, as well as to handle our policy administration processes (such as the printing and mailing of our policies, endorsements, and renewal notices, etc.). Our operations are dependent upon our ability to process our business timely and efficiently and protect our information systems from physical loss or unauthorized access. In the event one or more of our facilities cannot be accessed due to a natural catastrophe, terrorist attack or power outage, or systems and telecommunications failures or outages, external attacks such as computer viruses, malware or cyber-attacks, or other disruptions occur, our ability to perform business operations on a timely basis could be significantly impaired and may cause our systems to be inaccessible for an extended period of time. A sustained business interruption or system failure could adversely impact our ability to perform necessary business operations in a timely manner, hurt our relationships with our business partners and customers and have a material adverse effect our financial condition and results of operations.

Our operations also depend on the reliable and secure processing, storage and transmission of confidential and other information in our computer systems and networks. From time to time, we may experience threats to our data and systems, including malware and computer virus attacks, unauthorized access, systems failures and disruptions. Computer viruses, hackers, employee misconduct and other external hazards could expose our data systems to security breaches, cyber-attacks or other disruptions. In addition, we routinely transmit and receive personal, confidential and proprietary information by electronic means. Our systems and networks may be subject to breaches or interference. Any such event may result in operational disruptions as well as unauthorized access to or the disclosure or loss of our proprietary information or our customers’ information, which in turn may result in legal claims, regulatory scrutiny and liability, damage to our reputation, the incurrence of costs to eliminate or mitigate further exposure, the loss of customers or affiliated advisers or other damage to our business.

The development and expansion of our business is dependent upon the successful development and implementation of advanced computer and data processing systems. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations.

We believe that our independent agents will play a key role in our efforts to increase the number of voluntary policies written by our insurance subsidiary. We utilize various policy administration, rating, and issuance systems. Internet disruptions or system failures of our current policy administration, policy rating and policy issuance system could affect our future business volume and results of operations. In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our business dealings and our customers in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. It is critical that these facilities and infrastructure remain secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or other disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate customer’s personal data or other confidential information.

Any failure on the part of our third-party policy administration processor could lead to material litigation, undermine our reputation in the marketplace, impair our image and negatively affect our financial results.

We outsource our policy administration process to an unaffiliated, independent third party service provider. Any failure on the part of such third party to properly handle our policy administration process could lead to material litigation, extracontractual liabilities, regulatory action, undermine our reputation in the marketplace, impair our image and negatively affect our financial results.

We have a limited operating history as a publicly-traded company. Our inexperience as a public company and the requirements of being a public company may strain our resources, divert management’s attention, affect our ability to attract and retain qualified board members and have a material adverse effect on us and our stockholders.

We have a limited operating history as a publicly-traded company. Our Board of Directors and senior management team has overall responsibility for our management and not all of our directors and members of our senior management team have prior experience in operating a public company. As a publicly-traded company, we are required to develop and implement substantial control systems, policies and procedures in order to satisfy our periodic SEC reporting and Nasdaq obligations. Management’s past experience may not be sufficient to successfully develop and implement these systems, policies and procedures and to operate our company. Failure to do so could jeopardize our status as a public company, and the loss of such status may have a material adverse effect on us and our stockholders.

In addition, as a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and Nasdaq rules, including those promulgated in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we need to continually commit significant resources, maintain staff and provide additional management oversight. In addition, sustaining our growth will require us to commit additional management, operational and financial resources to identify new professionals to join our organization and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As a public company, we incur significant annual expenses related to these steps associated with, among other things, director fees, reporting requirements, transfer agent fees, accounting, legal and administrative personnel, auditing and legal fees and similar expenses. We also incur higher costs for director and officer liability insurance. Any of these factors make it more difficult for us to attract and retain qualified members of our Board of Directors. Finally, we expect to incur additional costs once we lose “emerging growth company” and/or “smaller reporting company” status.

We may require additional capital in the future which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our projected growth. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability, the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other developments. If we had to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of existing stockholders. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

Our acquisition strategy may not succeed.

Our strategy for growth includes, among other things, acquisition transactions. This strategy could divert management’s attention, or, if implemented, create difficulties including the integration of operations and the retention of employees, and the contingent and latent risks associated with our transaction partner. The risks associated with the acquisition of a smaller insurance company include:

●	inadequacy of reserves for losses and loss expenses and other unanticipated liabilities;

●	quality of their data and underwriting processes;

●	the need to supplement management with additional experienced personnel;

●	conditions imposed by regulatory agencies that make the realization of cost-savings through integration of operations more difficult;

●	the requirement for regulatory approval for certain acquisitions;

●	a need for additional capital that was not anticipated at the time of the acquisition; and

●	the use of a substantial amount of our management’s time.

We may be unable to identify and complete a future transaction on terms favorable to us. We cannot know if we will realize the anticipated benefits of a completed transaction or if there will be substantial unanticipated costs associated with the transaction. In addition, a future transaction may result in tax consequences at either or both the stockholder and company level, potentially dilutive issuances of our securities, the incurrence of additional debt and the recognition of potential impairment of goodwill and other intangible assets. Each of these factors could adversely affect our financial position and results of operations.

The development and implementation of new technologies will require an additional investment of our capital resources in the future.

Frequent technological changes, new products and services and evolving industry standards all influence the insurance business. The Internet, for example, is increasingly used to transmit benefits and related information to clients and to facilitate business-to-business information exchange and transactions. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and the financial condition of our insurance subsidiary depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss adjustment expenses and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data, develop, test and apply appropriate rating formulas, closely monitor and timely recognize changes in trends and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and thereby price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

●	the availability of sufficient reliable data and our ability to properly analyze such data;

●	uncertainties that inherently characterize estimates and assumptions;

●	our selection and application of appropriate rating and pricing techniques;

●	changes in legal standards, claim settlement practices and restoration costs; and

●	legislatively imposed consumer initiatives.

Because we have assumed a substantial portion of our current policies from LA Citizens, TWIA and FOIR, our rates are based, to a certain extent, on the rates charged by those insurers. In determining the rates we charge in connection with the policies we have assumed from LA Citizens, our rates must be equal to or less than the rates charged by LA Citizens. If LA Citizens reduces its rates, we must reduce our rates to keep them equivalent to or less than LA Citizens’ rates; however, if LA Citizens increases its rates, we may not automatically increase our rates. Additionally, absent certain circumstances, we must continue to provide coverage to the policyholders that we assume from LA Citizens if we have underwritten the same policyholder for a period of three consecutive years. In determining the rates we charge in connection with the policies we have assumed from TWIA, our rates must be no greater than 115% of premiums charged by TWIA for comparable coverage. Additionally, we must continue to provide coverage to the policyholders under those policies that we have assumed from TWIA for a minimum of three successive renewal periods. If we underprice our risks, it may negatively affect our profit margins and if we overprice risks, it could reduce our customer retention, sales volume and competitiveness. Either event may have a material adverse effect on the profitability of our insurance subsidiary.

Current operating resources are necessary to develop future new insurance products.

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our distribution network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products will also require regulatory approval, further increasing our costs and potentially affecting the speed with which we will be able to pursue new market opportunities. There can be no assurance that we will be successful bringing new insurance products to our marketplace.

As an insurance holding company, we are currently subject to regulation by the states of Louisiana, Texas and Florida and in the future may become subject to regulation by certain other states or a federal regulator.

All states regulate insurance holding company systems. State statutes and administrative rules generally require each insurance company in the holding company group to register with the department of insurance in its state of domicile and to furnish information concerning the operations of the companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. As part of its registration, each insurance company must identify material agreements, relationships and transactions with affiliates, including without limitation loans, investments, asset transfers, transactions outside of the ordinary course of business, certain management, service, and cost sharing agreements, reinsurance transactions, dividends, and consolidated tax allocation agreements. Insurance holding company regulations generally provide that transactions between an insurance company and its affiliates must be fair and equitable, allocated between the parties in accordance with customary accounting practices, and fully disclosed in the records of the respective parties. Many types of transactions between an insurance company and its affiliates, such as transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system, may be subject to prior notice to, or prior approval by, state regulatory authorities. If we are unable to provide the required materials or obtain the requisite prior approval for a specific transaction, we may be precluded from taking the actions, which could adversely affect our financial condition and results of operations.

Our insurance subsidiary currently operates in Louisiana and Texas. Although we have not written any policies in Florida, pursuant to the consent order issued on March 1, 2017, we are subject to the regulatory requirements of the FOIR. In the future, our insurance subsidiary may become authorized to transact business in other states and therefore will become subject to the laws and regulatory requirements of those states. These regulations may vary from state to state, and certain states may have regulations which conflict with the regulations of other states. Currently, the federal government’s role in regulating or dictating the policies of insurance companies is limited. However, Congress, from time to time, considers proposals that would increase the role of the federal government in insurance regulation, either in addition to or in lieu of state regulation. The impact of any future federal insurance regulation on our insurance operations is unclear and may adversely impact our business or competitive position.

Our insurance subsidiary is subject to extensive regulation which may reduce our profitability or inhibit our growth. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may have a material adverse effect on our financial condition and results of operations.

The insurance industry is highly regulated and supervised. Maison, our insurance company subsidiary, is subject to the supervision and regulation of the states in which it is domiciled and the states in which it does business. Such supervision and regulation is primarily designed to protect policyholders rather than stockholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things:

●	the content and timing of required notices and other policyholder information;

●	the amount of premiums the insurer may write in relation to its surplus;

●	the amount and nature of reinsurance a company is required to purchase;

●	approval of insurance company acquisitions;

●	participation in guaranty funds and other statutorily-created markets or organizations;

●	business operations and claims practices;

●	approval of policy forms and premium rates;

●	standards of solvency, including risk-based capital measurements;

●	licensing of insurers and their products;

●	licensing and appointment of agents and managing general agents;

●	restrictions on the nature, quality and concentration of investments;

●	restrictions on the ability of our insurance company subsidiary to pay dividends to us;

●	restrictions on transactions between insurance company subsidiaries and their affiliates;

●	restrictions on the size of risks insurable under a single policy;

●	requiring deposits for the benefit of policyholders;

●	requiring certain methods of accounting;

●	periodic examinations of our operations and finances;

●	prescribing the form and content of records of financial condition required to be filed; and

●	requiring reserves as required by statutory accounting rules.

The LDI and regulators in other jurisdictions where our insurance company subsidiary operates or may operate conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, information relating to and notices and approvals of transactions with affiliated parties, and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. These regulatory authorities also conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators. In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our business or otherwise penalize us. Any such outcome may have a material adverse effect on our ability to operate our business.

Finally, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities may have a material adverse effect on our ability to operate our business.

Maison is subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

Maison is subject to risk-based capital standards and other minimum capital and surplus requirements imposed under the laws of Texas, Florida and Louisiana (and other states where we may eventually conduct business). The risk-based capital standards, based upon the Risk-Based Capital Model Act adopted by the National Association of Insurance Commissioners, or NAIC, require Maison to report its results of risk-based capital calculations to state departments of insurance and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. Authorized control level risk-based capital is determined by applying the NAIC’s risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations.

In addition, Maison is required to maintain certain minimum capital and surplus and to limit its written premiums to specified multiples of its capital and surplus. Maison could exceed these ratios if its premium increases faster than anticipated or if its surplus declines due to catastrophic and/or non-catastrophic losses, excessive underwriting and/or operational expenses.

Any failure by Maison to meet the applicable risk-based capital or minimum statutory capital requirements or the writings ratio limitations imposed by the laws of the states in which Maison operates could subject it to further examination or corrective action imposed by state regulators, including limitations on our writing of additional business, state supervision or liquidation. Any changes in existing risk-based capital requirements, minimum statutory capital requirements or applicable writings ratios may require us to increase our statutory capital levels, which we may be unable to do.

Should our retention rate be less than anticipated, future results will be negatively impacted.

We make assumptions about the rate at which our existing policies will renew for the purpose of projecting direct premiums written and the amount of reinsurance which we obtain based upon the projected amount of future exposure. If the actual exposure renewed is less than anticipated, our direct premiums written would be adversely impacted. Furthermore, we may purchase more reinsurance than may be appropriate given the actual amount of coverage in force.

We depend on the ability of our subsidiaries to generate and transfer funds to meet our financial obligations

As an insurance holding company, we are dependent on dividends and other permitted payments from our subsidiary companies to serve as operating capital. The ability of Maison to pay dividends to us is subject to certain restrictions imposed under Louisiana insurance law, which is the state of domicile for Maison. Dividend payments from Maison may be further restricted pursuant to a consent agreement entered into with the LDI and the FOIR as a condition of our licensure in each state. Interest payments on the surplus notes issued to us by Maison is also subject to the prior approval of the LDI. Our other subsidiary companies collect the majority of their revenue through their affiliation with Maison. Our subsidiary company MMI, earns commission income from Maison for underwriting, policy administration, claims handling, and other services provided to Maison. Our subsidiary company, ClaimCor, earns claims adjusting income for adjusting certain of the claims of Maison’s policyholders. While dividend payments from our other subsidiaries are not restricted under insurance law, the underlying contracts between Maison and our other subsidiary companies are regulated by, and subject to the approval of, insurance regulators.

We may be unable to attract and retain qualified employees.

We depend on our ability to attract and retain experienced underwriting talent and other skilled employees who are knowledgeable about our business. If the quality of our underwriters and other personnel decreases, we may be unable to maintain our current competitive position in the specialized markets in which we operate and be unable to expand our operations, which could adversely affect our results. Because we have relatively few employees, the loss of, or failure to attract, key personnel could also significantly impede the financial plans, growth, marketing and other objectives of our company. Our success depends to a substantial extent on the ability and experience of our senior management. We believe that our future success will depend in large part on our ability to attract and retain additional skilled and qualified personnel and to expand, train and manage our employees. We may not be successful in doing so, because the competition for experienced personnel in the insurance industry is intense. Many of the companies with which we compete for experienced personnel have greater resources than we have. We cannot be certain of our ability to identify, hire and retain adequately qualified personnel. We do not have employment agreements with our employees. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws could adversely impact our business, financial condition and results of operations.

The U.S. Congress recently passed the Tax Cuts and Jobs Act, which was signed into law by the President on December 22, 2017. One of the key features of the legislation is a reduction in the Federal corporate income tax rate to 21% from 35%. Due to this reduction, the Company will incur an initial charge to earnings to write off a portion of the net deferred tax asset position recognized in the Company’s Consolidated Balance Sheet. However, future operating results would be taxed at the lower rate. The Company’s insurance subsidiary will also have to write-off or otherwise non-admit a portion of its respective deferred tax asset, which would result in a decrease in its respective capital and surplus under statutory accounting principles for insurance companies. This might result in the Company contributing additional capital to its insurance subsidiary in order to maintain desired statutory capital adequacy ratios. If corporate Federal income tax rates were reduced, federal and/or state legislation might be enacted to help offset the decrease in tax revenue to the government. Such legislation might reduce or eliminate certain tax advantages that are currently beneficial to the Company, including tax-exempt interest on municipal securities, the dividends received deduction and certain tax credits. Accordingly, the fair value of the Company’s investments might be adversely impacted. Under the new tax law, the Company estimates a decrease of approximately $325,000 in deferred tax assets on a consolidated basis, and a decrease of $718,000 in deferred tax assets, on a regulatory basis, in the Company’s insurance subsidiary.

Our tax-loss carryforwards are subject to restrictions.

As of December 31, 2016 we had net operating loss carryforwards, or NOLs, for federal income tax purposes of approximately $ 0.69 million which will be available to offset future taxable income. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, utilization of NOLs may be limited after an ownership change, as defined in Section 382. Due to potential changes in our ownership, a significant portion of these carry-forwards may be subject to significant restrictions with respect to our ability to use those amounts to offset future taxable income. Use of our NOLs may be further limited as a result of future equity transactions.

Risks Related to this Offering and Ownership of Our Preferred Stock

We are a holding company and our ability to make dividend payments on the Preferred Stock may depend upon our ability to receive dividends or other distributions from our subsidiaries.

Our operations are substantially conducted through our subsidiaries, Maison, MMI and ClaimCor. As a holding company, we do not own any significant assets other than equity in our subsidiaries. Under Delaware corporate law, we are generally restricted to paying dividends from either Company surplus or from net income from the current or preceding fiscal year so long as the payment of the dividends does not reduce the value of the Company’s net assets below the stated value of the Company’s outstanding preferred shares. Our ability to make dividend payments on the Preferred Stock will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of those subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations and proceeds from the sale of assets and other capital-raising activities. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to make dividend payments on the Preferred Stock. In addition, dividends or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

The ability of Maison, our insurance company subsidiary, to pay dividends to us is subject to certain restrictions imposed under Louisiana insurance law, which is the state of domicile for Maison. Dividends payments to us may also be restricted pursuant to a consent agreement entered into with the LDI and the FOIR as a condition of our licensure in each state. As a result, at times, we may not be able to receive dividends from Maison, which would affect our ability to pay dividends on our capital stock, including the Preferred Stock. Our other subsidiary companies collect the majority of their revenue through their affiliation with Maison. Our subsidiary company MMI, earns commission income from Maison for underwriting, policy administration, claims handling, and other services provided to Maison. Our subsidiary company, ClaimCor, earns claims adjusting income for adjusting certain of the claims of Maison’s policyholders. While dividend payments from our other subsidiaries are not restricted under insurance law, the underlying contracts between Maison and our other subsidiary companies are regulated by, and subject to the approval of insurance regulators.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness and other liabilities, and your interests may be diluted in the event we issue additional shares of preferred stock.

Shares of the Preferred Stock represent equity interests and do not constitute indebtedness. As such, the Preferred Stock will rank junior to all of our indebtedness and other non-equity claims of our creditors with respect to assets available to satisfy our claims, including in our liquidation, dissolution or winding up. Our future debt may include restrictions on our ability to pay distributions to preferred stockholders. Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Preferred Stock, dividends are payable only if declared by our Board of Directors (or a duly authorized committee thereof). Our ability to pay dividends on the Preferred Stock may be limited by the terms of our agreements governing future indebtedness and by the provisions of other future agreements.

Subject to limitations prescribed by Delaware law and our charter, our Board of Directors is authorized to issue, from our authorized but unissued shares of capital stock, preferred stock in such classes or series as our Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series. The issuance of additional shares of Preferred Stock or additional shares of preferred stock designated as ranking on parity with the Preferred Stock would dilute the interests of the holders of shares of the Preferred Stock, and the issuance of shares of any class or series of our capital stock expressly designated as ranking senior to the Preferred Stock or the incurrence of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Preferred Stock.

There is no existing market for the Preferred Stock and a trading market that will provide you with adequate liquidity may not develop for the Preferred Stock. In addition, the Preferred Stock has no stated maturity date.

The Preferred Stock is a new issue of securities and currently no market exists for the Preferred Stock. Since the securities have no established maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the Preferred Stock on the Nasdaq Stock Market under the trading symbol “PIHPP”; however, the Preferred Stock may not be approved for listing. Listing of the Preferred Stock is not a condition to the completion of this offering. Even if the Preferred Stock is approved for listing, there may be little or no secondary market for the Preferred Stock. The liquidity of any market for the Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Preferred Stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market in the Preferred Stock, or how liquid that market might be. If an active market does not develop, you may have difficulty selling your shares of Preferred Stock. The public offering price of the Preferred Stock was determined by negotiations between us and the underwriter and may not be indicative of prices that will prevail in the open market following the completion of this offering.

If our common stock is delisted, your ability to transfer or sell your shares of Preferred Stock may be limited and the market value of the Preferred Stock will likely be materially adversely affected.

The Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the Nasdaq. Because the Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Preferred Stock and receive stated dividends on the Preferred Stock when, as and if authorized by our Board of Directors and paid by us with no assurance as to ever receiving the liquidation value thereof. Also, if our common stock is delisted from the Nasdaq, it is likely that the Preferred Stock will be delisted from the Nasdaq as well. Accordingly, if our common stock is delisted from the Nasdaq, your ability to transfer or sell your shares of the Preferred Stock may be limited and the market value of the Preferred Stock will likely be materially and adversely affected.

General market conditions and unpredictable factors could adversely affect market prices for the Preferred Stock.

The market prices for the Preferred Stock may fluctuate from the public offering price. Several factors, many of which are beyond our control, will influence the market price of the Preferred Stock. Factors that might influence the market price of the Preferred Stock include, but are not limited to:

●	whether dividends have been declared and are likely to be declared on the Preferred Stock from time to time;

●	our creditworthiness, financial condition, performance and prospects;

●	prevailing interest rates;

●	the annual yield from dividends on the Preferred Stock compared to yields on other financial instruments;

●	the market for similar securities;

●	our issuance of additional preferred equity or debt securities; and

●	economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally.

If you purchase shares of Preferred Stock, the shares may subsequently trade at a discount to the price that you paid for them.

As a holder of Preferred Stock, you will have extremely limited voting rights.

Other than the limited circumstances described in this prospectus and except to the extent from time to time provided by law, holders of Preferred Stock do not have any voting rights. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Preferred Stock exist primarily with respect to voting on amendments to our certificate of incorporation or certificate of designations relating to the Preferred Stock that materially and adversely affects the rights of the holders of Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Preferred Stock. Please see the section entitled “Description of the Preferred Stock—Voting Rights.”

There are no voting rights for the holders of the Preferred Stock with respect to our issuance of securities that rank equally with the Preferred Stock.

Upon completion of this offering and the repurchase of 60,000 Shares of Series B Preferred Stock of the Company pursuant to a stock purchase agreement with IWS Acquisition Corporation, we will not have outstanding any shares of our capital stock that rank equally with or senior to the Preferred Stock. However, we may issue additional securities that rank equally with the Preferred Stock without the vote of the holders of Preferred Stock. See “Description of the Preferred Stock — Voting Rights” in this prospectus. The issuance of securities ranking equally with the Preferred Stock may reduce the amount available for dividends and the amount recoverable by holders of the Preferred Stock in the event of our liquidation, dissolution or winding up.

We are able to redeem the Preferred Stock beginning     , 2023, but are under no obligation to do so. If the Preferred Stock is redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.

On and after     , 2023, we may redeem the Preferred Stock. See “Description of the Preferred Stock — Redemption” in this prospectus. We have no obligation to redeem or repurchase the Preferred Stock under any circumstances. If shares of the Preferred Stock are redeemed at a time when prevailing interest rates or preferred stock dividends are lower than the dividend rate applicable to the Preferred Stock, you may not be able to reinvest the redemption proceeds in an investment with a comparable rate of return.

The Preferred Stock may be rated below investment grade.

We have not sought to obtain a rating for the Preferred Stock. However, we currently expect that the rating of the Preferred Stock, if obtained, would be below investment grade, which could adversely impact the market price of the Preferred Stock. Below investment-grade securities are subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to significant deterioration in market prices of below-investment grade rated securities.

Ratings only reflect the views of the issuing rating agency and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Stock. In addition, ratings do not market prices or suitability of a security for a particular investor and any rating of the Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Preferred Stock.

A classification of the Preferred Stock by NAIC may impact U.S. insurance companies that purchase Preferred Stock.

The NAIC may from time to time, in its discretion, classify securities in insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is, therefore, a risk that the Preferred Stock may be classified by NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital, or RBC, charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the Preferred Stock as common equity may adversely affect U.S. insurance companies that hold Preferred Stock. In addition, a determination by the NAIC to classify the Preferred Stock as common equity may adversely impact the trading of the Preferred Stock in the secondary market.

We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.

We expect to use $1.5 million of the net proceeds from this offering to complete the repurchase of the shares of our Series B Preferred Stock from IWS Acquisition Corporation, an affiliate of KFSI, upon the completion of this offering. Following the repurchase of the shares, we expect to use the remainder of the net proceeds from this offering to support our organic growth, and for general corporate purposes, including spending for business development, sales and marketing and working capital, and for future potential acquisition opportunities. See “Use of Proceeds” in this prospectus for more information. We cannot specify with certainty the particular uses of the net proceeds stated above, and these allocations may change depending on the success of our planned initiatives. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “will be,” “will continue,” “would” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this prospectus are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation:

●	our limited operating history as a publicly-traded company;

●	our ability to access additional capital;

●	changes in economic, business and industry conditions;

●	legal, regulatory, and tax developments;

●	our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future;

●	Maison’s ability to meet minimum capital and surplus requirements;

●	our ability to participate in take-out programs;

●	our ability to expand our business to other states;

●	the level of demand for our coverage and the incidence of catastrophic events related to our coverage;

●	our ability to compete with other insurance companies;

●	inadequate loss and loss adjustment expenses reserves;

●	effects of emerging claim and coverage issues;

●	the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly;

●	investment losses;

●	climate change and increasing occurrences of weather-related events;

●	increased litigation in the insurance industry;

●	non-availability of reinsurance;

●	our ability to recover amounts due from reinsurers;

●	the accuracy of models used to predict future losses;

●	failure of risk mitigation strategies and/or loss limitation methods;

●	Maison’s failure to maintain certain rating levels;

●	our ability to establish and maintain an effective system of internal controls;

●	the impact of our status as an “emerging growth company”;

●	conflicts of interest between us and KFSI and its affiliates or between us and FGI and its affiliates;

●	different interests of controlling stockholders;

●	failure of our information technology systems;

●	the ability of our third-party policy administrator to properly handle our policy administration process;

●	the requirements of being a public company;

●	the success of our acquisition strategy;

●	our ability to develop and implement new technologies;

●	our ability to accurately price the risks that we underwrite;

●	the amount of operating resources necessary to develop future new insurance policies;

●	assumptions related to the rate at which our existing policies will renew;

●	our status as an insurance holding company;

●	our ability to attract and retain qualified personnel, including independent agents; and

●	restrictions imposed on our net operating loss carryforwards.

Our expectations may not be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Such risks and uncertainties also include those set forth under “Risk Factors” in this prospectus. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $18.7 million (or approximately $21.6 million if the underwriters exercise their over-allotment option in full), based on the public offering price of $25.00 per share, after deducting the underwriting discounts and commissions and estimated expenses of this offering. See “Underwriting” in this prospectus.

We expect to use $1.5 million of the net proceeds from this offering to complete the repurchase of the shares of our Series B Preferred Stock from IWS Acquisition Corporation, an affiliate of KFSI, upon completion of this offering. Following the repurchase of the shares, we expect to use the remainder of the net proceeds from this offering to support our organic growth, and for general corporate purposes, including spending for business development, sales and marketing and working capital, and for future potential acquisition opportunities. However, we do not have any current plans, arrangements or understandings with respect to any such acquisition or investment, and we are currently not involved in any negotiations with respect to any such transaction. We cannot specify with certainty the particular uses of the net proceeds stated above, and our allocation of the proceeds may change depending on the success of our planned initiatives. We will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in high quality, short- and long-term investments.

DIVIDEND POLICY

Holders of our Preferred Stock will be entitled to receive cash dividends at a rate of 8.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.00 per annum per share), accruing from          , 2018. Dividends will be payable to holders of our Preferred Stock quarterly on or about the 15th day of March, June, September and December of each year, commencing on June 15 , 2018. The record date for dividend payment will be March 1, June 1, September 1 and December 1 of each year, whether or not a business day, immediately preceding the applicable dividend payment date. The first dividend record date will be June 1 , 2018. Dividends on the Preferred Stock will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. We intend to declare regular quarterly dividends on the shares of Preferred Stock following the offering. As of December 31, 2017, prior to the receipt of any net proceeds from this offering, we had $1.6 million available for the payment of dividends. The declaration, payment and amount of future dividends will be subject to the discretion of our board of directors. Our board of directors expects to take into account a variety of factors when determining whether to declare any future dividends on the Preferred Stock, including (i) our financial condition, liquidity, results of operations, retained earnings, and capital requirements, (ii) general business conditions, (iii) legal, tax and regulatory limitations, including those placed on our subsidiary companies, and (iv) any other factors that our board of directors deems relevant. Accordingly, there can be no assurance that we will declare dividends on our preferred shares in the future.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance of the Preferred Stock in this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, and assuming no exercise of the underwriters’ option to purchase additional shares from us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2017 (unaudited)
(in thousands)	Actual	As adjusted
Cash and cash equivalents	$25,679	$40,876
Series B Preferred Stock, $25.00 par value, 1,000,000 authorized shares, 120,000 shares issued and outstanding on an actual basis, and zero shares issued and outstanding on a pro forma as adjusted basis(1)	2,744	—
Stockholders’ equity:
Common stock, $0.001 par value, 10,000,000 authorized shares, 6,136,125 shares issued and 5,984,766 shares outstanding on an actual, and pro forma as adjusted basis	6	6
Cumulative Preferred Stock, $25.00 par value, 1,000,000 authorized shares, zero shares issued and outstanding on an actual basis, and 800,000 shares issued and outstanding on a pro forma as adjusted basis(2)	—	20,000
Additional paid in capital	47,052	45,735
Retained deficit	(480)	(1,222)
Accumulated other comprehensive income	29	29
Total stockholders’ equity (3)	45,598	63,539
Total capitalization	$48,342	$63,539

(1)

On January 2, 2018, we entered into a stock purchase agreement with 1347 Advisors and IWS Acquisition Corporation, both affiliates of KFSI, pursuant to which we repurchased 60,000 shares of our Series B Preferred Stock from 1347 Advisors for an aggregate purchase price of $1,740,000, representing (i) $1,500,000, comprised of $25 per share of Series B Preferred Stock, and (ii) declared and unpaid dividends in respect of the dividend payment due on February 23, 2018 amounting to $240,000 in the aggregate. We also agreed to repurchase pursuant to the stock purchase agreement 60,000 shares of Series B Preferred Stock held by IWS Acquisition Corporation, upon completion of this offering, for an aggregate purchase price of $1,500,000, comprised of $25 per share of Series B Preferred Stock, without any dividend or interest payment. Also on January 2, 2018, we terminated the Performance Shares Agreement dated February 24, 2015 with 1347 Advisors whereby 1347 Advisors was entitled to receive an aggregate of 100,000 shares of common stock of the Company, subject to the market price of the Company’s common shares achieving certain milestones. In connection with the termination, the Company made an aggregate cash payment of $300,000 to 1347 Advisors. The ‘as adjusted’ column in the table above includes the pro-forma effect of these transactions.

(2)	Assumes no exercise of the underwriters’ over-allotment option.
(3)	The table above excludes the following common shares issuable as of September 30, 2017:
a.	177,456 common shares issuable upon the exercise of options at a weighted average price of $8.06 per share;
b.	1,906,875 common shares issuable upon the exercise of warrants at a weighted average price of $13.87 per share;
c.	20,500 common shares issuable upon the vesting of restricted stock units;
d.	375,000 common shares issuable upon the occurrence of certain milestone events pursuant to a Performance Share Grant Agreement; and
e.	156,956 common shares reserved for issuance under the Company’s equity incentive plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

All dollar amounts are in thousands, except share and per share data.

Overview

Maison Insurance Holdings, Inc. was incorporated on October 2, 2012 in the State of Delaware. On November 19, 2013, the Company changed its legal name from Maison Insurance Holdings, Inc. to 1347 Property Insurance Holdings, Inc. The Company is a holding company and is engaged, through its subsidiaries, in the property and casualty insurance business.

Prior to March 31, 2014, the Company operated as a wholly owned subsidiary of Kingsway America, Inc., or KAI. KAI, in turn, is a wholly owned subsidiary of Kingsway Financial Services, Inc., or KFSI, a publicly owned holding company based in Toronto, Ontario, Canada. On March 31, 2014, the Company completed an initial public offering of its common stock and then on June 13, 2014, the Company completed a follow-on offering. Through the combination of the initial public offering and follow-on offering, we issued approximately five million shares of our common stock. On October 25, 2017, KAI entered into a purchase agreement with Fundamental Global Investors, LLC, or FGI, pursuant to which KAI agreed to sell 900,000 shares of our common stock to FGI or to one of FGI’s affiliate companies in two separate transactions. The first transaction, for the sale of 475,428 shares of our common stock, occurred on November 1, 2017. The second transaction, for the sale of 424,572 shares of our common stock, is conditioned on approval of the transaction by both the LDI and FOIR. FGI is affiliated with D. Kyle Cerminara, where he serves as Chief Executive Officer, Co-Founder and Partner, and Lewis M. Johnson, where he serves as President, Co-Founder and Partner. Messrs. Cerminara and Johnson are both members of our Board of Directors. Should the second transaction be consummated, FGI, and entities affiliated with FGI, would own approximately 43% of our outstanding common shares.

We have three wholly-owned subsidiaries; Maison Insurance Company, or Maison, a Louisiana-domiciled property and casualty insurance company, Maison Managers, Inc., or MMI, a managing general agent, incorporated in the State of Delaware on October 2, 2012, and ClaimCor, LLC, or ClaimCor, a Florida based claims and underwriting technical solutions company.

Maison writes personal property and casualty insurance in Louisiana and Florida, and both personal and commercial property and casualty insurance in Texas. Maison provides dwelling policies for wind and hail only, and dwelling, homeowner and mobile home/manufactured home policies for multi-peril property risks.

Maison began writing commercial business in Texas in June 2015, through a quota-share agreement with Brotherhood Mutual Insurance Company, or Brotherhood. Through this agreement, Maison has assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas.

Maison distributes its insurance policies through a network of independent agencies in Louisiana and Texas. These agencies typically represent several insurance companies in order to provide various insurance product lines to their clients. The Company refers to these policies as voluntary policies. Maison in currently in the process of establishing a network of independent agencies in Florida.

In addition to the voluntary policies that Maison writes, we have participated in the last six rounds of take-outs from Louisiana Citizens Property Insurance Company, or LA Citizens, occurring on December 1st of each year, as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association, or TWIA, which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by both LA Citizens and TWIA. The majority of policies that we have obtained through LA Citizens as well as all of the policies we have obtained through TWIA cover losses arising only from wind and hail. Prior to our takeout, some of these LA Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace.

On January 2, 2015, the Company completed its acquisition of 100% of the membership interest of ClaimCor, a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies. We have the ultimate authority over the claims handling process, while the agencies we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

Florida Certificate of Authority

On March 1, 2017, Maison received a certificate of authority from the Florida Office of Insurance Regulation, or FOIR, which authorizes Maison to write personal lines insurance in the State of Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the FOIR until Maison can demonstrate three consecutive years of net income following the Company’s admission into Florida as evidenced by its Annual Statement filed with the FOIR via the National Association of Insurance Commissioners electronic filing system. Among other requirements, the FOIR requires the following as conditions related to the issuance of Maison’s certificate of authority:

●	Although domiciled in the State of Louisiana, Maison has agreed to comply with the Florida Insurance Code as if Maison were a domestic insurer within the State of Florida;

●	Maison has agreed to maintain capital and surplus as to policyholders of no less than $35,000;

●	Maison has agreed to receive prior approval from the FOIR prior to the payment of any dividends; and

●	Maison has agreed to receive written approval from the FOIR regarding any form of policy issued or rate charged to its policyholders prior to utilizing any such form or rate for policies written in the State of Florida.

To comply with the Consent Order, on March 31, 2017, Maison received a capital contribution from us in the amount of $16,000. As of September 30, 2017, Maison had not written any insurance policies covering risks in the State of Florida.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from Florida Citizens Property Insurance Corporation, or FL Citizens, pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, Maison entered the Florida market via the assumption of policies from FL Citizens in December, 2017. The order approving Maison’s assumption of policies limited the number of policies which Maison could assume in 2017 to 14,663, and also stipulates that Maison maintain catastrophe reinsurance at such levels as deemed appropriate by the FOIR.

Our Products

As of December 31, 2017, we had approximately 51,000 direct and assumed policies. Of these policies, approximately 32% were obtained via take-out from the LA Citizens, FL Citizens and TWIA, approximately 66% were voluntary policies obtained from our independent agency force, with the remaining 2% comprised of assumed wind/hail only coverages from Brotherhood. In total, from both take-out and voluntary business, 46% of our policies are homeowner multi-peril, approximately 11% are manufactured home multi-peril policies, approximately 36% are wind/hail only policies, approximately 5% are multi-peril dwelling policies, and approximately 2% are dwelling fire policies.

Homeowners’ Insurance

Our homeowners’ insurance policy is written on an owner occupied dwelling which protects from all perils, except for those specifically excluded from coverage by the policy. It also provides replacement cost coverage on the home and other structures and will provide optional coverage for replacement cost on personal property in the home. It may also offer the option of specifically scheduling individual personal property items for coverage. Additionally, coverage for loss of use of the home until it can be repaired is provided. Personal liability and medical payment coverage to others is included, as well.

Wind/Hail Insurance

Our wind/hail insurance policy is written on an owner or non-owner occupied dwelling which primarily protects from the perils of wind and/or hail weather events. This policy type may also provide coverage for personal property, but only for specific types of coverage. It provides replacement cost or actual cash value coverage on the home and other structures depending on the form under which the policy is written. Personal property in the home is written at actual cash value. Additionally, coverage for loss of use of the home is provided.

Manufactured Home Insurance

Our manufactured home insurance policy is written on a manufactured or mobile home and is similar to both the homeowners’ insurance policy and the dwelling fire policy. The policy can provide for coverage on the manufactured home, the insured’s personal property in the home and liability and medical payments can be included. Furthermore, our manufactured home policies can be endorsed to include coverage for flood and earthquake (coverage for these perils is not available under our other policy types. The policy can also be written on either owner occupied or non-owner occupied units. Property coverage can be written on an actual cash value or stated amount basis with an optional replacement cost coverage available for partial loss. There are several other optional coverages that can be included and residential and commercial-use rental units can be written along with seasonal use mobile homes or homes that are used for part of the year.

Dwelling Fire Insurance

Our dwelling fire policy can be issued on an owner occupied or non-owner (tenant) occupied dwelling property. It will also provide coverage against all types of loss unless the peril causing the loss is specifically excluded in the policy. Losses from vandalism and malicious mischief are also included in the coverage. Personal liability and medical payments to others may be included on an optional basis.

Our direct in-force policy counts as well as assumed policies as of December 31, 2017, 2016 and 2015 were as follows:

	Policies in-force as of December 31,
Source of Policies	2017	2016	2015

Total LA Citizens Takeout Policies in Force	12,002	8,892	8,957

Homeowners	23,283	17,685	14,283
Manufactured Homes	4,975	4,694	4,343
Other Dwellings	5,187	2,568	806
Total Voluntary Policies in Force	33,445	24,947	19,432

Total Direct Policies in Force	45,447	33,839	28,389

Assumed through FL Citizens Depopulation Program	3,461	—	—
Assumed through Brotherhood Quota-Share Agreement	1,035	522	495
Assumed through TWIA Quota-Share Agreement(1)	745	1,251	—
Total Assumed Policies	5,241	1,773	495

(1)

The decrease in policies assumed through the TWIA quota share agreement from December 31, 2016 to December 31, 2017 is attributable to the fact that policyholders have a six month period (until May 31, 2017) to opt-out of the assumption process. Upon opt-out, policies are removed from the Company’s listing of assumed policies back to the original date of takeout, December 1, 2016 (as if the Company had never assumed the policy). Furthermore, pursuant to the quota share agreement, any policies which had been assumed through TWIA and had reached their expiration are renewed by Maison directly are no longer considered an assumed policy and are instead reflected Voluntary Policies in Force in the table above.

Maison Managers, Inc.

MMI serves as the Company’s management services subsidiary and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts with independent agencies for policy sales and services, and contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by and subject to the regulatory oversight of the Louisiana and Texas Departments of Insurance, or LDI and TDI, respectively, as well as the FOIR.

ClaimCor, LLC

ClaimCor serves as the Company’s claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

The Company operates in a single segment – property and casualty insurance.

Non U.S.-GAAP Financial Measures

The Company assesses its results of operations using certain non-U.S. generally accepted accounting principles (“GAAP”) financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

Underwriting Ratios

The Company, like many insurance companies, analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the loss and expense ratios are presented in the Company’s U.S. GAAP financial statements. The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

Critical Accounting Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the application of policies and the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for loss and loss adjustment expense reserves (as well as the reinsurance recoverable on those reserves), the valuation of fixed income and equity securities, the valuation of net deferred income taxes, the valuation of various securities that we have issued in conjunction with the termination of the management services agreement with 1347 Advisors and the valuation of deferred policy acquisition costs.

Adoption of Accounting Standards Due to Status as an Emerging Growth Company

Section 107 of the JOBS act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act, as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these benefits until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Provision for Loss and Loss Adjustment Expense Reserves

A significant degree of judgment is required to determine amounts recorded in the consolidated financial statements for the provision for loss and loss adjustment expense reserves. The process for establishing the provision for loss and loss adjustment expense reserves reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown loss events. As such, the process is inherently complex and imprecise and estimates are constantly refined. The process of establishing the provision for loss and loss adjustment expense reserves relies on the judgment and opinions of a large number of individuals, including the opinions of the Company’s independent actuaries.

Factors affecting the provision for loss and loss adjustment expense reserves include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Company’s claims departments’ personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices including claims handling and settlement practices, the effect of inflationary trends on future loss settlement costs, court decisions, economic conditions and public attitudes.

In the actuarial review process, an analysis of the provision for loss and loss adjustment expense reserves is completed for the Company’s insurance subsidiary. Unpaid losses, allocated loss adjustment expenses and unallocated loss adjustment expenses are separately analyzed by line of business or coverage by accident year. A wide range of actuarial methods are utilized in order to appropriately measure ultimate loss and loss adjustment expense costs. These methods include paid loss development, incurred loss development and frequency-severity method. Reasonability tests such as ultimate loss ratio trends and ultimate allocated loss adjustment expense to ultimate loss are also performed prior to selection of the final provision. The provision is indicated by line of business or coverage and is separated into case reserves, reserves for losses incurred but not reported (“IBNR”) and a provision for loss adjustment expenses (“LAE”).

Because the establishment of the provision for loss and loss adjustment expense reserves is an inherently uncertain process involving estimates, current provisions may need to be updated. Adjustments to the provision, both favorable and unfavorable, are reflected in the consolidated statements of operations and comprehensive income (loss) for the periods in which such estimates are updated. Management determines the loss and loss adjustment expense reserves as recorded on the Company’s financial statements, while the Company’s independent actuaries develop a range of reasonable estimates and a point estimate of loss and loss adjustment expense reserves. The actuarial point estimate is intended to represent the actuaries’ best estimate and will not necessarily be at the mid-point of the high and low estimates of the range.

Valuation of Fixed Income and Equity Securities

The Company’s fixed income and equity securities are recorded at fair value using observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. The Company does not have any fixed income or equity investments in its portfolio which require the Company to use unobservable inputs. Any change in the estimated fair value of its investments could impact the amount of unrealized gain or loss the Company has recorded, which could change the amount the Company has recorded for its investments and other comprehensive loss on its consolidated balance sheets and statements of comprehensive income (loss).

Gains and losses realized on the disposition of investments are determined on the first-in, first-out basis and credited or charged to the consolidated statements of operations and comprehensive income (loss). Premium and discount on investments are amortized and accreted using the interest method and charged or credited to net investment income. The Company performs a quarterly analysis of its investment portfolio to determine if declines in market value are other-than-temporary.

Valuation of Net Deferred Income Taxes

The provision for income taxes is calculated based on the expected tax treatment of transactions recorded in the Company’s consolidated financial statements. In determining its provision for income taxes, the Company interprets tax legislation in a variety of jurisdictions and makes assumptions about the expected timing of the reversal of deferred income tax assets and liabilities and the valuation of net deferred income taxes.

The ultimate realization of the deferred income tax asset balance is dependent upon the generation of future taxable income during the periods in which the Company’s temporary differences reverse and become deductible. A valuation allowance is established when it is more likely than not that all or a portion of the deferred income tax asset balance will not be realized. In determining whether a valuation allowance is needed, management considers all available positive and negative evidence affecting specific deferred income tax asset balances, including the Company’s past and anticipated future performance, the reversal of deferred income tax liabilities, and the availability of tax planning strategies. To the extent a valuation allowance is established in a period, an expense must be recorded within the income tax provision in the consolidated statements of operations and comprehensive income.

Securities issued to 1347 Advisors

Pursuant to the termination of the Management Services Agreement with 1347 Advisors, a wholly-owned subsidiary of KFSI, the Company issued Series B Preferred Shares, Warrants, and entered into a Performance Share Grant Agreement with 1347 Advisors on February 24, 2015. On January 2, 2018, the Company entered into a stock purchase agreement with 1347 Advisors and IWS Acquisition Corporation, both affiliates of KFSI, pursuant to which the Company agreed to repurchase all 60,000 Series B Preferred Shares held by 1347 Advisors and all 60,000 Series B Preferred Shares held by IWS Acquisition Corporation. The Company completed the purchase of the shares held by 1347 Advisors on January 2, 2018 and intends to complete the repurchase of the shares held by IWS Acquisition Corporation upon completion of this offering. In connection with the stock purchase agreement, the Performance Share Grant Agreement, dated February 24, 2015, between the Company and 1347 Advisors was terminated. No common shares were issued to 1347 Advisors under the Performance Share Grant Agreement.

Because the Series B Preferred Shares have a provision requiring mandatory redemption on February 24, 2020, the Company was required to classify the Series B Preferred Shares as a liability on its balance sheet. The resulting liability was recorded at a discount to the $4,200 ultimate amount of payments required to be made under the Series B Preferred Shares which includes all periodic dividends to be paid on the Series B Preferred Shares based upon an analysis of the timing and amounts of cash payments expected to occur under the terms of the Series B Preferred Shares discounted for the Company’s estimated cost of equity (13.9%).

The Company has estimated the fair value of the Warrants on grant date based upon the Black-Scholes option pricing model while it utilized a Monte Carlo model to determine the fair value of the Performance Share Grant Agreement due to the fact that the underlying shares are only issuable based upon the achievement of certain market conditions.

Deferred Policy Acquisition Costs

Deferred policy acquisition costs represent the deferral of expenses that the Company incurs related to successful efforts to acquire new business or renew existing business. Acquisition costs, which consist of commissions, premium taxes and underwriting and agency expenses related to issuing insurance policies are deferred and charged against income ratably over the terms of the related insurance policies. Management regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the premium is earned.

Stock-Based Compensation Expense

The Company uses the fair-value method of accounting for stock-based compensation awards granted. The Company determines the fair value of the stock options on their grant date using the Black-Scholes option pricing model and determines the fair value of restricted stock units on their grant date using multiple Monte Carlo simulations. The fair value of these awards is recorded as compensation expense over the requisite service period, which is generally the expected period over which the awards will vest, with a corresponding increase to additional paid-in capital. When the stock options are exercised, or correspondingly, when the restricted stock units vest, the amount of proceeds together with the amount recorded in additional paid-in capital is recorded in stockholders’ equity.

New Accounting Pronouncements

ASU 2014-09: Revenue from Contracts with Customers:

The FASB has issued ASU No. 2014-09, “Revenue from Contracts with Customers”, and related amendments ASU 2015-14, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-05 and ASU 2017-13, (collectively, “Topic 606”). Topic 606 creates a new comprehensive revenue recognition standard that will serve as a single source of revenue guidance for all companies that either enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of non-financial assets, unless those contracts are within the scope of other standards, such as insurance contracts. Topic 606 becomes effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. The Company will adopt Topic 606 on the effective date and since virtually all of the Company’s revenues relate to insurance contracts and investment income, the adoption of Topic 606 is not expected to have a material impact on the Company’s revenues. The Company will continue to monitor and examine transactions that could potentially fall within the scope of Topic 606 as such are consummated.

ASU 2016-01: Financial Instruments-Overall:

In January 2016, the FASB issued ASU 2016-01: Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. Most significantly, ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income (loss). ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. ASU 2016-01 will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-01 is not expected to have a material impact on the Company’s financial position, cash flows, or total comprehensive income, but could impact the Company’s results of operations and earnings per share as changes in fair value will be presented in net income rather than other comprehensive income.

ASU 2016-02: Leases:

In February 2016, the FASB issued ASU 2016-02: Leases. ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income while the repayment of the principal portion of the lease liability will be classified as a financing activity and the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company has reviewed its existing lessee obligations and has determined that ASU 2016-02 will apply should the Company renew its existing leases, or enter into any new lease agreements.

ASU 2016-09: Stock Compensation:

In March 2016, the FASB issued ASU 2016-09: Compensation – Stock Compensation: Improvement to Employee Share-Based Payment Accounting. ASU 2016-09 was issued to simplify the accounting for share-based payment awards. The guidance requires that all tax effects related to share-based payment be made through the statement of operations at the time of settlement as opposed to the current guidance that requires excess tax benefits to be recognized in additional paid-in-capital. ASU 2016-09 also removes the requirement to delay recognition of a tax benefit until it reduces current taxes payable. The change is required to be applied on a modified retrospective basis, with a cumulative effect adjustment to opening accumulated deficit. Additionally, all tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows, a departure from the current requirement which presents tax benefits as an inflow from financing activities and an outflow from operating activities. ASU 2016-09 is effective for annual and interim reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company does not believe the adoption of ASU 2016-09 will have a material impact on its consolidated financial statements.

ASU 2016-13: Financial Instruments – Credit Losses:

In June 2016, the FASB issued ASU 2016-13: Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to provide financial statement users with more useful information regarding the expected credit losses on financial instruments held as assets. Under current GAAP, financial statement recognition for credit losses on financial instruments was generally delayed until the loss was probable of occurring. The amendments of ASU 2016-13 eliminate this probable initial recognition threshold and instead reflect an entity’s current estimate of all expected credit losses. The amendments also broaden the information that an entity must consider in developing its expected credit loss estimates for those assets measured at amortized cost by using forecasted information instead of the current methodology which only considered past events and current conditions. Under ASU 2016-13, credit losses on available-for-sale debt securities will be measured in a manner similar to current GAAP; however, the amendments require that credit losses be presented as an allowance against the investment, rather than as a write-down. The amendments also allow the entity to record reversals of credit losses in current period net income, which is prohibited under current GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

Analysis of Financial Condition

As of September 30, 2017 compared to December 31, 2016 and as of December 31, 2016 compared to December 31, 2015 2015

Investments

The Company’s investments in fixed income and equity securities are classified as available-for-sale and are reported at estimated fair value. The Company held an investment portfolio comprised primarily of fixed income securities issued by the U.S. government, government agencies and high quality corporate issuers. The fixed income portfolio is managed by a third-party investment management firm in accordance with the investment policies and guidelines approved by the Company’s Board of Directors. These guidelines stress the preservation of capital, market liquidity and the diversification of risk. Additionally, an investment committee comprised of a portion of the Company’s directors is in place to identify, evaluate and approve suitable investment opportunities for the Company. This has resulted in a number of equity investments managed by the committee that represent approximately 3.6% of the Company’s total investment portfolio as of September 30, 2017. Investments held by the Company’s insurance company subsidiary must also comply with applicable domiciliary state regulations that prescribe the type, quality and concentration of investments.

The table below summarizes, by type, the Company’s investments as of September 30, 2017, December 31, 2016, and December 31, 2015.

	September 30, 2017 (unaudited)		December 31, 2016		December 31, 2015
Type of Investment	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total
Fixed income securities:
U.S. government	$2,899	5.8%	$1,604	5.6%	$647	3.0%
State municipalities and political subdivisions	5,365	10.8%	2,246	7.9%	1,651	7.6%
Asset-backed securities and collateralized mortgage obligations	16,635	33.5%	11,968	42.2%	9,082	42.0%
Corporate	20,308	40.9%	10,741	37.8%	8,858	40.9%
Total fixed income securities	45,207	91.0%	26,559	93.5%	20,238	93.5%

Equity securities:
Common stock	1,612	3.2%	1,136	4.0%	—	—%
Warrants to purchase common stock	122	0.2%	—	—%	—	—%
Rights to purchase common stock	37	0.1%	—	—%	—	—%
Total equity securities	1,771	3.5%	1,136	4.0%	—	—%

Short-term investments	1,779	3.6%	196	0.7%	1,149	5.3%
Other investments	945	1.9%	505	1.8%	248	1.2%
Total investments	$49,702	100.0%	$28,396	100.0%	$21,635	100.0%

Pursuant to the certificate of authority that we received from the TDI, we are required to deposit securities with the State of Texas. These securities consist of cash in the amount of $300 as well as various fixed income securities listed in the table above having an amortized cost basis of $2,001 and an estimated fair value of $1,998 as of September 30, 2017.

The Company’s other investments are comprised of equity investments in two limited partnerships which seek to provide equity and asset-backed debt investment in a variety of privately-owned companies. The Company has committed to a total investment of $1,000, of which the limited partnerships have drawn down approximately $645 through September 30, 2017. One of these limited partnerships is managed by Argo Management Group, LLC, an entity which, as of April 21, 2016 is wholly owned by KFSI. The Company has accounted for its investments under the cost method as the instruments do not have readily determinable fair values and the Company does not exercise significant influence over the operations of the limited partnerships or the underlying privately-owned companies.

Also included in other investments is a $300 certificate of deposit with an original term of 18 months deposited with the State of Florida pursuant to the terms of the certificate of authority issued to Maison from the FOIR.

Liquidity and Cash Flow Risk

The table below summarizes the fair value of the Company’s fixed income securities by contractual maturity as of September 30, 2017, December 31, 2016, and December 31, 2015. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

	September 30, 2017 (unaudited)		December 31, 2016		December 31, 2015
Matures in:	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total
One year or less	$2,415	5.3%	$1,828	6.9%	$1,012	5.0%
More than one to five years	19,757	43.7%	12,678	47.7%	10,414	51.5%
More than five to ten years	11,804	26.1%	3,918	14.8%	2,259	11.2%
More than ten years	11,231	24.9%	8,135	30.6%	6,553	32.3%
Total	$45,207	100.0%	$26,559	100.0%	$20,238	100.0%

The Company holds cash and high-grade short-term assets which, along with fixed income and equity securities, management believes are sufficient in amount for the payment of loss and loss adjustment expense reserves and other operating subsidiary obligations on a timely basis. The Company may not be able to liquidate its investments in the event that additional cash is required to meet obligations to its policyholders; however, the Company believes that the high-quality, liquid investments in its portfolio provide it with sufficient liquidity.

Market Risk

Market risk is the risk that the Company will incur losses due to adverse changes in interest or currency exchange rates and equity prices. Given the Company’s operations only invest in U.S. dollar denominated instruments and maintains a relatively insignificant investment in equity instruments, its primary market risk exposures in the investments portfolio are to changes in interest rates.

Because the investments portfolio is comprised of primarily fixed maturity instruments that are usually held to maturity, periodic changes in interest rate levels generally impact the Company’s financial results to the extent that the investments are recorded at market value and reinvestment yields are different than the original yields on maturing instruments. During periods of rising interest rates, the market values of the existing fixed income securities will generally decrease. The reverse is true during periods of declining interest rates.

Credit Risk

Credit risk is defined as the risk of financial loss due to failure of the other party to a financial instrument to discharge an obligation. Credit risk arises from the Company’s positions in short-term investments, corporate debt instruments and government and government agency bonds.

At September 30, 2017, December 31, 2016, and December 31, 2015, the Company’s debt securities had the following quality ratings as assigned by Standard and Poor’s (“S&P”) or Moody’s Investors Service (“Moody’s”).

	September 30, 2017 (unaudited)		December 31, 2016		December 31, 2015
Rating (S&P/Moody’s)	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total
AAA/Aaa	$22,345	49.4%	$14,995	56.4%	$10,741	53.0%
Aa/Aa	5,551	12.3%	2,627	9.9%	2,520	12.5%
A/A	11,735	26.0%	5,516	20.8%	4,745	23.4%
BBB	5,576	12.3%	3,421	12.9%	2,232	11.1%
Total fixed income securities	$45,207	100.0%	$26,559	100.0%	$20,238	100.0%

Other-Than-Temporary Impairment

The length of time an individual investment may be held in an unrealized loss position may vary based on the opinion of the investment manager and their respective analyses related to valuation and to the various credit risks that may prevent the Company from recapturing the principal investment. In the case of an individual investment where the investment manager determines that there is little or no risk of default prior to maturity, the Company would elect to hold the investment in an unrealized loss position until the price recovers or the investment matures. In situations where facts emerge that might increase the risk associated with recapture of principal, the Company may elect to sell the investment at a loss.

The Company performs a quarterly analysis of its investment portfolio to determine if declines in market value are other-than-temporary. As a result of the analysis performed by the Company, there were no write-downs for other-than-temporary impairments related to investments for the nine months ended September 30, 2017 nor the years ended December 31, 2016 and 2015.

As of September 30, 2017, the gross unrealized losses for fixed income and equity securities amounted to $202 and $59, respectively, and there were no unrealized losses attributable to non-investment grade securities. At September 30, 2017 and December 31, 2016 and 2015, all unrealized losses on individual investments were considered temporary. Fixed income securities in unrealized loss positions continued to pay interest and were not subject to material changes in their respective debt ratings. The Company concluded the declines in value were considered temporary. As the Company has the capacity to hold these investments to maturity, no impairment provision was considered necessary.

Deferred Policy Acquisition Costs

The Company’s deferred policy acquisition costs (“DPAC”) include commissions, premium taxes, assessments and policy processing fees that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable and represent those costs related to acquiring the premiums the Company has yet to earn (the unearned premium reserve).

DPAC increased $1,803, to $6,192 as of September 30, 2017 from $4,389 as of December 31, 2016. DPAC expressed as a percentage of unearned premium reserves was 19.2% as of September 30, 2017, compared to 17.0% as of December 31, 2016. This increase results from an increase in the effective rate on premium taxes that we pay in Louisiana and Texas due to a change in Louisiana statute whereby the Company no longer qualifies for certain credits on its premium taxes which were related to the value of investments held in the State of Louisiana.

DPAC increased $359, to $4,389 as of December 31, 2016 compared to $4,030 as of December 31, 2015, corresponding to an increase in our unearned premium reserves over the same period. DPAC expressed as a percentage of unearned premium reserves was 17.0% and 17.2% as of December 31, 2016 and 2015, respectively.

Effective January 1, 2016, we amended the terms of our quota-share agreement with Brotherhood such that the premiums we receive, and the commissions we pay, are remitted on an earned basis. Prior to January 1, 2016, commissions and premiums were remitted on an “as written” basis. While this change does not impact the net income earned as a result of the agreement, it does impact certain assets and liabilities on our consolidated financial statements, such as our unearned premium reserves and DPAC asset. This change to our quota-share agreement with Brotherhood resulted in a $221 decrease to DPAC from December 31, 2015 to December 31, 2016.

Premiums Receivable, Net of Allowance for Doubtful Accounts

Premiums receivable, net of allowances for credit losses, decreased by $703 to $2,220 as of September 30, 2017 from $2,923 as of December 31, 2016. Due to our participation in the LA Citizens take-out program on December 1, 2016, we had a balance due from LA Citizens for approximately $800 as of December 31, 2016, most of which had been collected as of September 30, 2017.

Premiums receivable, net of allowances for credit losses, increased by $528 to $2,923 as of December 31, 2016 from $2,395 as of December 31, 2015. This increase was primarily attributable to premiums due from LA Citizens and TWIA on the December 1, 2016 depopulation of policies from both insurers. Premiums due from LA Citizens increased by approximately $400 due to a change in the timing of payments LA Citizens makes under its depopulation program. In prior years, LA Citizens would remit premium due to us (less a 16% holdback for endorsements and cancellations) prior to December 31st of the year of the depopulation. For the depopulation which occurred on December 1, 2016, LA Citizens changed the timing of payments such that the premium would be remitted to us in late January, 2017. Since December 1, 2016 represented the first-ever depopulation of policies from TWIA, premiums due from TWIA accounted for approximately $140 of the change year over year.

Ceded Unearned Premiums

Ceded unearned premiums represents the unexpired portion of premiums which have been paid to the Company’s reinsurers. Ceded unearned premiums are charged to income over the terms of the respective reinsurance treaties. Ceded unearned premiums decreased $1,011 to $3,836 as of September 30, 2017 from $4,847 as of December 31, 2016 due predominantly to the amount and timing of installment payments due under our excess of loss catastrophe treaties.

Ceded unearned premiums increased $2,042 to $4,847 as of December 31, 2016 from $2,805 as of December 31, 2015, which again was predominantly due to the timing of installment payments due under our excess of loss catastrophe treaties. As we entered into a new treaty effective June 1, 2016, with higher limits compared to our prior treaty which expired on May 31, 2016, the amount of premium we cede and therefor due under our installment agreement had increased over the prior treaty year.

Reinsurance Recoverable

Reinsurance recoverable on both paid losses and loss and LAE reserves represents amounts due to the Company, or expected to be due to the Company, from its reinsurers, based upon claims paid as well as claims reserves which have exceeded the retention amount under our reinsurance treaties. As of September 30, 2017, we have recorded expected recoveries from our reinsurers of $7,767 on paid losses and $17,560 on loss and LAE reserves, resulting primarily from recoveries due under our catastrophe excess of loss treaty for Hurricane Harvey, which affected the Gulf Coast of Texas in late August, 2017.

As of December 31, 2016 we have recorded an expected recovery of $444 on paid losses and $3,652 on loss and loss adjustment expense reserves, compared to $0 and $120 respectively as of December 31, 2015. The expected recoveries as of December 31, 2016 result from a series of severe storms which produced multiple tornadoes and flooding in the State of Louisiana in late February 2016, a wind and hail event occurring in both Texas and Louisiana in early March 2016, as well as a wind and flooding event which occurred in Louisiana in mid-August 2016.

Funds Deposited with Reinsured Companies

Funds deposited with reinsured companies represents collateral that we had placed on deposit with Brotherhood based upon our quota-share agreement to reinsure a portion of Brotherhood’s business for wind/hail coverage only. Pursuant to the agreement, we were required to fund our pro-rata portion of reserves that Brotherhood had established for losses and loss adjustments expenses, and any other amounts for which Brotherhood had not been able to take credit for on its annual statutory financial statements. As of December 31, 2016, we had funded this obligation via a deposit of $500 made to Brotherhood under a trust agreement. This collateral was returned to the Company in March 2017.

Current Income Taxes Recoverable

Current income taxes recoverable were $632 as of September 30, 2017 compared to $1,195 as of December 31, 2016, and $965 as of December 31, 2015, which represent the estimate of both the Company’s state and federal income taxes paid in excess of amounts due as of each reporting date.

Net Deferred Income Taxes

Net deferred income taxes increased $435 to $855 as of September 30, 2017 compared to $420 as of December 31, 2016. Net deferred income taxes are comprised of approximately $3,483 and $2,359 of deferred tax assets, net of approximately $2,628 and $1,939 of deferred tax liabilities as of September 30, 2017 and December 31, 2016, respectively. The change in the net deferred tax asset is primarily due to an increase in deferred tax assets associated with our increase in unearned premium reserves as well as an increase in net operating loss carryforwards due to our net loss for the nine months ended September 30, 2017.

The Company’s net deferred tax asset decreased $86, to $420 as of December 31, 2016 from $506 as of December 31, 2015. Net deferred income taxes are comprised of approximately $2,359 of deferred tax assets, net of approximately $1,939 of deferred tax liabilities as of December 31, 2016. The change in the net deferred tax asset is primarily due to an increase in the deferred tax liabilities related to our deferred policy acquisition costs.

Property and Equipment

Property and equipment was $213, $250, and $234 as of September 30, 2017 and December 31, 2016, and 2015 respectively, and consists of computers, office equipment, and improvements at our leased facilities in Tampa, Florida and Baton Rouge, Louisiana, shown net of accumulated depreciation. Also included in these balances are vehicles that we have purchased for the use of our sales representatives in Texas, Florida and Louisiana.

Other Assets

Other assets increased $79, to $867 as of September 30, 2017 from $788 as of December 31, 2016. The major components of other assets, are shown below.

Other Assets	September 30, 2017 (unaudited)	December 31, 2016	December 31, 2015
Accrued interest on investments	$233	$117	$77
Security deposits for facility leases	38	38	38
Prepaid expenses	481	616	590
Other	115	17	—
Total	$867	$788	$705

Loss and Loss Adjustment Expense Reserves

Loss and loss adjustment expense reserves represent the estimated liabilities for reported loss events, incurred and but not reported (“IBNR”) loss events, as well as the related estimated loss adjustment expenses (“LAE”). The table below separates our loss reserves and LAE between IBNR and case specific estimates as of September 30, 2017, December 31, 2016 and December 31, 2015, and also shows the expected reinsurance recoverable on those reserves.

	Case Loss Reserves	Case LAE Reserves	Total Case Reserves	IBNR Reserves (including LAE)	Total Reserves	Reinsurance Recoverable on Reserves
September 30, 2017 (unaudited)
Homeowners(1)	$3,348	$347	$3,695	$3,065	$6,760	$3,254
Special Property(2)	10,372	600	10,972	4,359	15,331	14,306
Total	$13,720	$947	$14,667	$7,424	$22,091	$17,560

December 31, 2016
Homeowners	$1,523	$463	$1,986	$3,302	$5,288	$2,565
Special Property	697	88	785	898	1,683	1,087
Total	$2,220	$551	$2,771	$4,200	$6,971	$3,652

December 31, 2015
Homeowners	$758	$72	$830	$1,070	$1,900	$120
Special Property	49	9	58	165	223	—
Total	$807	$81	$888	$1,235	$2,123	$120

(1) Homeowners refers to our multi-peril policies for traditional dwellings as well as mobile and manufactured homes.

(2) Special property includes both our fire and allied lines of business, which are primarily wind/hail only products, and also includes the commercial lines wind/hail only business that we have assumed through our agreement with Brotherhood and our personal lines wind/hail only business that we have assumed through our quota-share agreement with TWIA.

Gross reserves as of September 30, 2017 were $22,091, an increase of $15,120 from December 31, 2016. Gross reserves in the approximate amount of $14,200 had been established for PCS Catastrophe 1743, or Harvey, a major storm which made initial landfall in the U.S. as a Category 4 hurricane near Rockport, Texas. As of September 30, 2017, we anticipate our total incurred losses from Harvey to be $23,000 on a gross basis, or $5,000 on a net basis after recoveries under our catastrophe excess of loss reinsurance program. The reinsurance recoverable on reserves as of September 30, 2017 was $17,560, an increase of $13,908 from December 31, 2016, due, in large part, to the anticipated recoveries due to the Company from Harvey losses. As a result of the foregoing, net loss reserves were $4,531 and $3,319 as of September 30, 2017 and December 31, 2016, respectively.

When comparing loss and LAE reserves for the period of December 31, 2016 to December 31, 2015, we experienced redundancy for the 2015 accident year due to a ceded benefit we received under our aggregate treaty which is a part of our catastrophe excess of loss reinsurance program. In March 2016, we experienced the second of two weather related events which, when combined, exceeded the $5,000 retention under our aggregate treaty. This second event allowed us to re-assess all claims we incurred over the reinsurance year covered under our aggregate treaty, or from the period beginning June 1, 2015 and ending May 31, 2016. Thus, in calendar 2016 we ceded approximately $1.4 million of losses related to the 2015 accident year.

For the year ended December 31, 2015, the Company reported $182 of favorable development for net loss and LAE reserves from prior accident years.

We cannot predict whether loss and loss adjustment expense reserves will develop favorably or unfavorably from the amounts reported in our consolidated financial statements. Any such development could have a material effect on our consolidated financial results for a given period. Furthermore, while we use, and expect to continue to use, reinsurance to help manage our exposure to catastrophic losses, the availability and cost of reinsurance are each subject to prevailing market conditions beyond our control which can affect business volume and profitability. We may be unable to maintain our current reinsurance coverage, to obtain additional reinsurance coverage in the event our current reinsurance coverage is exhausted by a catastrophic event, or to obtain other reinsurance coverage in adequate amounts or at acceptable rates. Similar risks exist whether we are seeking to replace coverage terminated during the applicable coverage period or to renew or replace coverage upon its expiration.

Unearned Premium Reserves

Unearned premium reserves increased to $32,170 as of September 30, 2017 compared to $25,821 as of December 31, 2016 and $23,442 as of December 31, 2015. The following table outlines the change in unearned premium reserves by line of business.

	September 30, 2017 (unaudited)	December 31, 2016	December 31, 2015
Homeowners - LA	$17,725	$16,644	$15,585
Special Property - LA	7,379	7,113	6,900
Total Louisiana	25,104	23,757	22,485
Homeowners – TX	3,439	822	103
Special Property – TX	3,627	1,242	854
Total Texas	7,066	2,064	957
Grand Total	$32,170	$25,821	$23,442

The Company’s increase to its unearned premium reserve is directly related to the increase in written premiums year over year.

Ceded Reinsurance Premiums Payable

Ceded reinsurance premiums payable increased $557 to $5,786 as of September 30, 2017 compared to $5,229 as of December 31, 2016. The bulk of the balance payable as of September 30, 2017 represents a quarterly installment payment due under our catastrophe reinsurance program, which was paid in October, 2017.

Ceded reinsurance premiums payable increased $1,946, to $5,229 as of December 31, 2016 compared to $3,283 as of December 31, 2015 primarily as a result of an increase in the level of coverage we have purchased from year to year, to coincide with the increase in direct and assumed premium we write. The bulk of the balance payable as of December 31, 2016 represents the quarterly payment due under our catastrophe excess of loss treaty, which was paid in January 2017.

Agency Commissions Payable

Agency commissions payable were $716 as of September 30, 2017 compared to $497 as of December 31, 2016, and $403 as of December 31, 2015. As agency commissions are paid one month in arrears, this balance represents commissions owed to the Company’s independent agencies on policies written throughout the months ended September 30, 2017, and December 31, 2016 and 2015, respectively. Since the commissions that we pay to our independent agencies are based upon a percentage of the premium written by our agencies, the balance due will vary directly with the volume of premium written in the month.

Premiums Collected in Advance

Premium deposits were $1,887, $1,128, and $870 as of September 30, 2017 and December 31, 2016 and 2015, respectively. These deposits represent cash that the Company has received for policies which were not yet in-force as of each respective date. Upon the effective date of coverage, advance premiums are reclassified to the unearned premium reserves account.

Funds held under Reinsurance Treaties

Funds held under reinsurance treaties represents collateral that we have received on deposit from our reinsurers under our catastrophe excess of loss treaties and is intended to fund those reinsurers pro-rata portion of reserves that we have established for losses and loss adjustment expenses. As of December 31, 2016, we had received cash deposits of $73 from our reinsurers. This balance was reduced to $48 as of September 30, 2017 as a portion of the balance was applied to reinsurance recoveries due to us on paid losses during the nine months ended September 30, 2017. Our reserve balances as of December 31, 2015 were such that no collateral was required from our reinsurers.

Accounts Payable and Other Accrued Expenses

Accounts payable and other accrued expenses increased were $4,483 as of September 30, 2017 and $2,065 and $1,863 as of December 31, 2016 and 2015, respectively. The major components of accrued expenses and other liabilities are shown below.

	September 30, 2017 (unaudited)	December 31, 2016	December 31, 2015
Accrued employee compensation	$128	$95	$352
Accrued professional fees	763	509	267
Unearned policy fees	386	204	168
Accrued premium taxes and assessments	2,108	1,193	1,004
Funds due to settle bond trades	1,031	—	—
Other accounts payable	67	64	72
Total	$4,483	$2,065	$1,863

Related Party Transactions

As a result of the termination of the Management Services Agreement (“MSA”), which occurred on February 24, 2015, the Company issued the following securities to 1347 Advisors, LLC (“1347 Advisors”), a wholly owned subsidiary of KFSI.

●	100,000 shares of the Company’s common stock issuable pursuant to the Performance Shares Grant Agreement dated February 24, 2015, and subject to the achievement of the Milestone Event;

●	120,000 shares of Series B Preferred Stock of the Company (the “Series B Preferred Shares”); and

●	A warrant (the “Warrant”) to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $15.00 per share. The Warrant expires on February 24, 2022.

The Performance Shares Grant Agreement granted 1347 Advisors 100,000 shares of the Company’s common stock issuable upon the date that the last sales price of the Company’s common stock equaled or exceeded $10.00 per share for any 20 trading days within any 30-day trading period (the “Milestone Event”). 1347 Advisors was not entitled to any dividends declared or paid on the Company’s stock prior to the Milestone Event having been achieved. As described below, on January 2, 2018, the Performance Shares Grant Agreement was terminated. As the Milestone Event was never achieved, no shares of common stock were issued to 1347 Advisors under the agreement.

Subsequent to the issuance of the Series B Preferred Shares, 1347 Advisors transferred 60,000 of its 120,000 Series B Preferred Shares to IWS Acquisition Corporation, an affiliate of KFSI. On January 2, 2018, the Company entered into a Stock Purchase Agreement with 1347 Advisors and IWS Acquisition Corporation, pursuant to which the Company repurchased 60,000 Series B Preferred Shares from 1347 Advisors for an aggregate purchase price of $1,740, representing (i) $1,500, comprised of $25.00 per Series B Preferred Share, and (ii) declared and unpaid dividends in respect of the dividend payment due on February 23, 2018 amounting to $240 in the aggregate. The Company also agreed to repurchase pursuant to the stock purchase agreement 60,000 Series B Preferred Shares from IWS Acquisition Corporation, upon completion of this offering, for an aggregate purchase price of $1,500, comprised of $25.00 per Series B Preferred Share, without any dividend or interest payment. The foregoing transactions were approved by a special committee of the Board of Directors of the Company consisting solely of independent directors. In connection with the Stock Purchase Agreement, the Performance Shares Grant Agreement, dated February 24, 2015, between the Company and 1347 Advisors was terminated. In connection with the termination, the Company agreed to pay an aggregate cash payment of $300 to 1347 Advisors.

The remaining outstanding Series B Preferred Shares have a par value of $25.00 dollars and pay annual cumulative dividends at a rate of eight percent per annum. In the event the Company does not consummate the repurchase of the remaining outstanding Series B Preferred Shares held by IWS Acquisition Corporation, cumulative dividends shall accrue, whether or not declared by the Board and irrespective of whether there are funds legally available for the payment of dividends. Accrued dividends shall be paid in cash only when, as, and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series B Preferred Shares. In the event of any voluntary of involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distributions to its stockholders, before any payment shall be made to holders of securities junior in preference to the Series B Preferred Shares. The Series B Preferred Shares rank senior to the Company’s common stock, and the Company is not permitted to issue any other series of preferred stock that ranks equal or senior to the Series B Preferred Shares while the Series B Preferred Shares are outstanding. The Company intends to consummate the purchase of the remaining outstanding Series B Preferred Shares held by IWS Acquisition Corporation upon the completion of this offering. On both February 24, 2017 and 2016, the Company issued a cash payment of $240 to Advisors representing annual dividend payments due on the Series B Preferred Shares. As part of the repurchase price paid by the Company to 1347 Advisors for the repurchase of the Series B Preferred Shares held by 1347 Advisors, the Company paid $240 to 1347 Advisors on January 2, 2018, representing declared and unpaid dividends in respect of the dividend payment due on the Series B Preferred Shares on February 23, 2018.

In the event the Company does not consummate the repurchase of the remaining outstanding Series B Preferred Shares held by IWS Acquisition Corporation, unless redeemed earlier by the Company as discussed below, with the written consent of the holders of the majority of the Series B Preferred Shares then outstanding, the Company will be required to redeem the Series B Preferred Shares then outstanding on February 24, 2020 (the “Mandatory Redemption Date”), for a redemption amount equal to $25.00 dollars per share outstanding plus all accrued and unpaid dividends on such shares. The Company has the option to redeem the remaining outstanding Series B Preferred Shares prior to the Mandatory Redemption Date immediately prior to the consummation of any change in control of the Company that may occur.

Since the Series B Preferred Shares have a mandatory redemption provision requiring redemption on February 24, 2020, the Company was required to classify the Series B Preferred Shares as a liability on the balance sheet instead of recording the value of these shares in equity. The resulting liability was recorded at a discount to the ultimate redemption amount of the Series B Preferred Shares based upon an analysis of the cash payments expected to occur under the terms of the Series B Preferred Shares discounted for the Company’s estimated cost of equity (13.9%). As a result, amortization in the amount of $1,889 will be charged to operations during the period the Series B Preferred Shares are outstanding using the effective interest method. For the nine months ended September 30, 2017 and 2016, amortization of the discount on the Series B Preferred Shares totaled $276 and $263, respectively.

Effect of Buyout on Financial Condition and Statement of Operations

Under the original MSA, the Company was required to pay 1347 Advisors a fee of 1% of written premiums on a monthly basis. The Company replaced this ongoing annuity by providing 1347 Advisors with an up-front cash payment and other consideration which lead to a one-time charge of $5,421 to the Company’s operations for the year ended December 31, 2015 as follows:

Year ended December 31, 2015
Cash paid	$2,000
Issuance of Series B Preferred Shares	2,311
Issuance of Warrants and Performance Shares	1,010
Professional fees incurred in connection with the Buyout	100
Loss on termination of MSA	$5,421

The issuance of the Warrants and Performance Shares had no effect on the Company’s total stockholders’ equity as they both resulted in equal and offsetting charges to the Company’s retained earnings and additional paid-in capital. The fair value of the Warrant was estimated on grant date based upon the Black-Scholes option pricing model while a Monte Carlo model was utilized to determine the fair value of the Performance Shares due to the fact that these shares are only issuable based upon the achievement of certain market conditions.

Investment in Limited Liability Company

On April 21, 2016, KFSI completed the acquisition of Argo Management Group LLC (“Argo”). Argo’s primary business is to act as the Managing Member of Argo Holdings Fund I, LLC, an investment fund in which the Company has committed to invest $500, of which the Company has invested $211 as of September 30, 2017. The managing member of Argo, Mr. John T. Fitzgerald, was also appointed to KFSI’s board of directors on April 21, 2016.

Contractual Obligations

As of September 30, 2017, the Company had the following amounts due under its operating leases for facilities leased in Baton Rouge, Louisiana, and Tampa, Florida.

Year ending September 30,
2018	$303
2019	298
2020	25
2021 and thereafter	—
Total	$626

Stockholders’ Equity

The primary drivers behind the changes to total stockholders’ equity for the nine months ended September 30, 2017 as well as for the years ended December 31, 2016 and 2015 resulted from the securities issued in the termination of the MSA (see related party transactions for further discussion), the Company’s repurchase of its common stock, as well as the Company’s net loss and net unrealized gains and losses on its investment portfolio as shown below. Furthermore, on September 14, 2017, the Company sold 28,000 restricted common shares to its Chief Operating Officer, Mr. Case, at a price of $8.00 per share.

	Common Shares Outstanding	Treasury Shares	Total Stockholders’ Equity
Balance, January 1, 2015	6,358,125	—	$49,914
Issuance of performance shares and warrants pursuant to MSA termination transaction	—	—	1,010
Stock compensation expense	—	—	47
Repurchase of common stock	(223,851)	223,851	(1,731)
Net loss	—	—	(1,673)
Unrealized losses on investment portfolio (net of income taxes)	—	—	(61)
Balance, December 31, 2015	6,134,274	223,851	$47,506
Stock compensation expense	—	—	38
Repurchase of common stock	(177,508)	177,508	(1,195)
Retirement of treasury shares	—	(250,000)	—
Net income	—	—	11
Unrealized losses on investment portfolio (net of income taxes)	—	—	(3)
Balance, December 31, 2016	5,956,766	151,359	$46,357
Issuance of common shares	28,000	—	224
Stock compensation expense	—	—	19
Net loss	—	—	(1,096)
Unrealized gains on investment portfolio (net of income taxes)	—	—	94
Balance, September 30, 2017 (unaudited)	5,984,766	151,359	$45,598

On December 1, 2014, the Company’s Board of Directors authorized a share repurchase program for up to 500,000 shares of the Company’s common stock, which expired on December 31, 2016. The Company purchased 177,508 shares at an average price of $6.74 per share for the year ending December 31, 2016 and purchased 223,851 shares at an average price of $7.73 per share for the year ending December 31, 2015. On January 29, 2016, the Company retired 250,000 of its treasury shares, resulting in a reclassification of the purchase price of $1,917 to additional paid in capital.

Results of Operations

Three and Nine Months Ended September 30, 2017 Compared with Three and Nine Months Ended September 30, 2016

Gross Premiums Written

The following table shows our gross premiums written by line of business for the three and nine months ending September 30, 2017 and 2016.

(unaudited)	Three months ended September 30,			Nine months ended September 30,
Line of Business	2017	2016	Change	2017	2016	Change
Homeowners	$11,275	$9,402	$1,873	$30,474	$25,577	$4,897
Special Property	5,888	4,564	1,324	18,343	13,907	4,436
Gross Premium Written	$17,163	$13,966	$3,197	$48,817	$39,484	$9,333

Gross premiums written were $17,163 for the quarter ended September 30, 2017, up 22.9% from $13,966 for the quarter ended September 30, 2016. This increase was largely due to organic growth in voluntary production from the Company’s independent agents, particularly in Texas where the Company is reporting solid growth across all of its product lines with homeowner’s policies especially strong.

For the nine months ended September 30, 2017, gross premiums written in the State of Louisiana represented approximately 74% of total gross written premiums, with the remaining 26% written in Texas. For the same period in the preceding year, gross premiums written in Louisiana and Texas represented 91% and 9%, respectively, as we continue to expand our network in Texas.

Ceded Premiums Written

Ceded premiums written increased to $16,426 for the nine months ended September 30, 2017, compared to $15,414 for the same period 2016. The increase in ceded premiums written is primarily due to an increase in the total insured value of the Company’s book of business year over year as well as the change in the geographic mix of coverage that we provide. While the limits purchased under our catastrophe excess of loss reinsurance (“CAT XOL”) and aggregate programs did not change year over year, our treaty years run from June 1st through May 31st of each year, thus the nine month periods ended September 30, 2017 and 2016 are covered by ceded premiums written under three separate reinsurance treaties. Therefore, the increase in ceded premiums written for the nine month period can also be attributed to the increase in limits purchased when comparing our 2015/2016 treaty with the Company’s two most recent treaties. The following table is a summary of the key provisions under each of our treaties.

	2015/2016 CAT XOL Treaty 06/01/15 – 05/31/16	2016/2017 CAT XOL Treaty 06/01/16 – 05/31/17	2017/2018 CAT XOL Treaty 06/01/17 – 05/31/18
Wind/Hail loss occurrence clause(1)	144 hours	144 hours	144 hours
Retention on first occurrence	$4,000	$5,000	$5,000
Retention on second occurrence	$1,000	$2,000	$2,000
Limit of coverage including first event retention	$140,000	$200,000	$200,000
Franchise deductible(2)	$—	$125	$250

(1)	Specifies the time period during which our losses from the same occurrence may be aggregated and applied to our retention and limits. We may pick the date and time when the period of consecutive hours begin in order to maximize our recovery.
(2)	Specifies the gross incurred losses by which each 144 hour loss occurrence must exceed before recoveries are generated under our aggregate treaty. Once the franchise deductible is met, all losses under the loss occurrence qualify for recovery, not just those losses which exceed the franchise deductible amount.

The total cost of our CAT XOL and aggregate coverage is estimated to be approximately $24,700 for the 2017/2018 treaty year, compared to $21,200 for the 2016/2017 treaty year.

Net Premium Earned

The following table shows our net premiums earned by line of business.

(unaudited)	Three months ended September 30,			Nine months ended September 30,
Line of Business	2017	2016	Change	2017	2016	Change
Homeowners	$6,494	$4,996	$1,498	$17,410	$15,792	$1,618
Special Property	2,138	2,140	(2)	7,622	7,077	545
Net premium earned	$8,632	$7,136	$1,496	$25,032	$22,869	$2,163

Premium earned on a gross and ceded basis is as shown in the following table.

	Three months ended September 30,			Nine months ended September 30,
(unaudited)	2017	2016	Change	2017	2016	Change
Gross premium earned	$14,907	$12,546	$2,361	$42,469	$35,822	$6,647
Ceded premium earned	6,275	5,410	865	17,437	12,953	4,484
Net premium earned	$8,632	$7,136	$1,496	$25,032	$22,869	$2,163

Other Income

Other income increased $400 to $1,262 for the nine months ended September 30, 2017, compared to $862 for the same period in 2016. Comparing the three month periods ended September 30, 2017 and 2016, other income increased $129 to $474 from $345. Other income is comprised of policy fee income charged to our policyholders for property inspections, premium financing fees for those policyholders which elect to pay their premiums on an installment basis, and commission revenue resulting from a brokerage sharing agreement between our insurance subsidiary, Maison, and the intermediary Maison uses to place its CAT XOL reinsurance program, whereby a portion of the reinsurance brokerage is shared with us based solely upon the total brokerage collected by our intermediary on the business it places for us. The growth in our book of business is the main driver behind the increase in other income when comparing the three and nine month periods ended September 30, 2017 to 2016.

Net losses and loss adjustment expenses

Net losses and LAE represent both actual payments made and changes in estimated future payments to be made to our policyholders. The following table sets forth the components of our losses and loss ratios for the three and nine months ended September 30, 2017 and 2016.

(unaudited)	Three months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Non-catastrophe weather losses	$881	10.2%	$51	0.7%	$2,753	11.0%	$430	1.9%
Non-weather losses	2,836	32.9%	1,648	23.1%	6,500	26.0%	4,876	21.3%
Core loss(1)	3,717	43.1%	1,699	23.8%	9,253	37.0%	5,306	23.2%
Catastrophe loss(2)	5,000	57.9%	4,798	67.2%	6,700	26.7%	9,784	42.8%
Prior period (redundancy) development(3)	(922)	(10.7)%	(54)	(0.7)%	(2,144)	(8.5)%	(173)	(0.8)%
Net losses and LAE incurred	$7,795	90.3%	$6,443	90.3%	$13,809	55.2%	$14,917	65.2%

(1)	We define Core Loss as net losses and LAE less the sum of catastrophe losses and prior period development/redundancy.
(2)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a catastrophe as a PCS event where the Company’s estimated gross incurred cost (before recovery from reinsurance) exceeds $1,500.
(3)	Prior period development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Our net loss ratio (net losses and LAE divided by net premiums earned) for the nine months ended September 30, 2017 was 55.2%, compared to a net loss ratio of 65.2% for the nine months ended September 30, 2016. While we experienced an increase in our core loss ratio, this was offset by a decrease in our catastrophe loss ratio when comparing periods. Although Hurricane Harvey was a significant event for us, as we expect our total gross incurred losses to be approximately $23,000 for this storm, due to our reinsurance program, our net incurred losses from Harvey are limited to $5,000. Furthermore, PCS event 1714 was a series of wind/hail storms which impacted our policyholders in both Louisiana and Texas in early February, 2017, resulting in $1,700 in net incurred catastrophe losses for the nine months ended September 30, 2017. These net losses from event 1714, along with $5,000 in net incurred losses from Hurricane Harvey, represent the extent of our catastrophe losses for the nine months ended September 30, 2017 as shown in the preceding table. In comparison, for the nine months ended September 30, 2016, we experienced three catastrophe events: PCS event 1616 in February, PCS event 1617 in March, and PCS event 1644 in August. These three events resulted in $9,784 in net incurred losses for prior year. Our net loss ratio for the current year was further reduced due to redundancy in the amount of $2,144 due to the release of reserves relating to prior accident years.

Our net loss ratio for the three months ended September 30, 2017 was 90.3% and was marked by the impact of Harvey, which resulted in $5,000 in net incurred catastrophe losses for the quarter and accounted for over half of the quarter’s net loss ratio. Non-weather losses also accounted for approximately one-third of the quarter’s net loss ratio as we experienced approximately $1,500 in net losses from fire claims and $1,336 from all other non-weather related causes of loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred acquisition costs for the three months ended September 30, 2017 were $2,755 compared to $2,095 for the three months ended September 30, 2016, and include items such as commissions earned by our agencies, premium taxes, assessments, and policy processing fees. Expressed as a percentage of gross earned premiums, amortization was 18.5% in the current quarter, compared to 16.7% in the same quarter last year. For the nine month periods ended September 30, amortization as a percentage of gross earned premiums was 18.5% and 16.7% in 2017 and 2016, respectively. The increase in amortization of deferred acquisition costs as a percentage of gross earned premiums can be attributed to an increase in the effective rate of the premium taxes that we pay due to the loss of an investment credit received on our premium taxes in previous years. Effective January 1, 2017, the State of Louisiana amended this credit such that certain assets such as cash and money market funds held in the state of Louisiana would no longer qualify as a tax credit on the Company’s premium taxes.

General and Administrative Expenses

General and administrative expenses were $2,145 for the quarter ended September 30, 2017, compared to $1,658 for the quarter ended September 30, 2016. For the nine month periods ended September 30, 2017 and 2016, general and administrative expenses were $6,535 and $4,982, respectively. Expressed as a percentage of gross premium earned, general and administrative expenses were 15.4% and 13.9%, for the nine month periods of 2017 and 2016, respectively. The largest drivers in the increase in general and administrative expense over both the three and nine month periods include employee costs and professional fees. Employee costs accounted for approximately 35% of the nine month increase as we have increased staffing to support our growth in Texas and Florida while professional fees accounted for approximately 50% of the nine month increase as we have completed a review of the rates that we charge on our risks in Louisiana and also have initiated filings for the new products that we plan to offer in Florida.

Income Tax Expense

Income tax benefit for the three and nine months ended September 30, 2017 was $1,171 and $397, respectively, on pre-tax losses of $3,434 and 1,493, respectively. This resulted in an effective tax rate of 34% and 27%, respectively. For the three and nine month periods ended September 30, 2016, our effective income tax rate was 32% and 28%, respectively. The variances to the effective income tax rate between periods is due, in large, to state income taxes charged to the Company’s subsidiaries.

Net Income

As a result of the foregoing, the Company’s net loss for the third quarter 2017 was $2,263, or $0.38 per diluted share, compared to a net loss of $1,806, or $0.30 per diluted share for the third quarter of 2016. For the nine months ended September 30, 2017, the Company’s net loss was $1,096, or $0.18 per diluted share, compared to a net loss of $1,581 or $0.26 per diluted share for the nine months ended September 30, 2016.

Results of Operations

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Gross Premiums Written

The following table shows our gross premiums written by line of business for the years ended December 31, 2016 and 2015.

	Year Ended December 31,
Line of Business	2016	2015	Change
Homeowners	$33,615	$29,987	$3,628
Special Property	17,712	13,864	3,848
Gross Written Premium	$51,327	$43,851	$7,476

The increase in gross written premiums was primarily the result of organic growth in voluntary production from our independent agents. Our agents wrote an additional $5,348 in the State of Louisiana and $3,291 in the State of Texas when comparing the year ending December 31, 2016 to 2015. This was offset by a decrease of approximately $1,271 in premiums written through the depopulation of policies from LA Citizens. Finally, our participation in the first-ever depopulation from TWIA accounted for an increase of approximately $186 in premiums when comparing annual periods.

Ceded Premiums Written

Ceded premiums written increased by $7,119 to $20,541 for the year ended December 31, 2016, compared to $13,422 for the year ended December 31, 2015. The increase in ceded premiums written is primarily due to an increase in limits purchased under our catastrophe excess of loss reinsurance (“CAT XOL”) program. As our treaty years run from June 1st through May 31st of each year, the twelve month period ending December 31, 2015 covers ceded premiums written under both our 2014/2015 CAT XOL treaty and our 2015/2016 CAT XOL treaty. Similarly, the twelve month period ending December 31, 2016 covers ceded premiums written under both our 2015/2016 and 2016/2017 CAT XOL treaties. The following table is a summary of the key provisions under each of our treaties.

	2014/2015 CAT XOL Treaty 06/01/14 – 05/31/15	2015/2016 CAT XOL Treaty 06/01/15 – 05/31/16	2016/2017 CAT XOL Treaty 06/01/16 – 05/31/17
Wind/Hail loss occurrence clause(1)	120 hours	144 hours	144 hours
Retention on first occurrence	$3,000	$4,000	$5,000
Retention on second occurrence	$2,000	$1,000	$2,000
Limit of coverage including first event retention	$92,000	$140,000	$200,000

(1)	Specifies the time period during which our losses from the same occurrence may be aggregated and applied to our retention and limits. We may pick the date and time when the period of consecutive hours begin in order to maximize our recovery.
(2)	Our 2016/2017 CAT XOL Treaty also includes a franchise deductible of $125 per occurrence for the claims we cede to our reinsurers under our aggregate portion of our treaty.

The total cost of our CAT XOL coverage was approximately $21,192 for the 2016/2017 treaty year.

Net Premium Earned

The following table shows our net premiums earned by line of business.

	Year Ended December 31,
Line of Business	2016	2015	Change
Homeowners	$20,887	$19,064	$1,823
Special Property	9,561	6,870	2,691
Net premium earned	$30,448	$25,934	$4,514

The increase in net premiums earned is due to the increase in gross written premiums less premiums ceded as previously discussed. Premium earned on a direct and ceded basis is as shown in the following table.

	Year Ended December 31,
	2016	2015	Change
Gross premium earned	$48,947	$38,112	$10,835
Ceded premium earned	18,499	12,178	6,321
Net premium earned	$30,448	$25,934	$4,514

Other Income

Other income increased $430, to $1,264 as of December 31, 2016, compared to $834 as of December 31, 2015. Other income is comprised of claims adjusting fee revenue earned by our subsidiary, ClaimCor, policy fee income charged to our policyholders for inspections, premium financing fees for those policyholders which elect to pay their premiums on an installment basis, and also commission revenue resulting from a brokerage sharing agreement between our insurance subsidiary, Maison, and the intermediary Maison uses to place its CAT XOL reinsurance program.

Net Losses and Loss Adjustment Expenses

Net losses and LAE represent both actual payments made and changes in estimated future payments to be made to our policyholders. Net losses and LAE are as shown in the following table.

	Year ended December 31,
	2016		2015
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Weather-Related Non-Catastrophe Losses	$1,133	3.7%	$3,349	12.9%
Non-Weather Related Losses	5,815	19.1%	4,120	15.9%
Subtotal Core Losses(1)	6,948	22.8%	7,469	28.8%
Catastrophe Losses(2)	9,805	32.2%	2,302	8.9%
Prior Period Development (Redundancy)(3)	(381)	(1.2)%	168	0.6%
Total	$16,372	53.8%	$9,939	38.3%

Our loss ratio (net losses and LAE divided by net premiums earned) for the year ended December 31, 2016 was 53.8% compared to 38.3% for the prior year. We experienced a significant increase in catastrophe related losses due to three Property Claims Services (“PCS”) defined events which impacted us during 2016. These were as follows:

●	PCS CAT 1616 – Our Louisiana policyholders experienced primarily tornado damage, but also damage due to other high winds and hail during these storms which occurred in late February, 2016. The Company’s gross incurred losses from this event for the year ending December 31, 2016 were $6,501. After recoveries available to us under our excess of loss and per risk reinsurance treaties, our net incurred losses from this event were $3,890.

●	PCS CAT 1617 – This event also primarily impacted our Louisiana policyholders who experienced damage from wind, hail, lightning and flooding between March 5-10, 2016. Our gross incurred losses from this event for the year ending December 31, 2016 were $1,597, while net incurred losses were $1,000 after recoveries under our excess of loss treaty.

●	PCS CAT 1644 – This event impacted our Louisiana policyholders as a result of heavy rains and wind in the state between August 11-16, 2016. Our gross and net incurred losses from these storms for the year ending December 31, 2016 were $10,000 and $4,915 respectively.

Our loss ratio from weather related non-catastrophe losses has declined year over year, from 12.9% for the year ended December 31, 2015 to 3.7% for the year ended December 31, 2016. This reduction is attributable to the ceded benefit we received under our aggregate treaty which is a part of our catastrophe excess of loss reinsurance program. In March 2016, we experienced the second of two weather related events (CAT 1617 as described above) which, when combined, exceeded the $5,000 retention under our aggregate treaty. This second event allowed us to re-assess all weather-related claims we incurred over the reinsurance year covered under our aggregate treaty, or from the period beginning June 1, 2015 and ending May 31, 2016. Thus we were able to recover approximately $4,300 in weather-related non-catastrophe claims in the current year.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred acquisition costs for the year ended December 31, 2016 was $8,492, compared to $6,571 for the year ended December 31, 2015 and includes items such as commissions earned by our agencies, premium taxes, assessments, and policy processing fees. This increase correlates with the increase in earned premiums year over year shown by calculating deferred acquisition cost amortization as a percentage of earned premiums, which was 27.8% for 2016, compared to 25.3% for 2015. The increase in amortization of deferred acquisition costs as a percentage of earned premiums can be attributed to an increase in the effective rate of the premium taxes we pay in the State of Louisiana.

General and Administrative Expenses

General and administrative expenses decreased $335 to $6,918 for the year ended December 31, 2016, compared to $7,253 for the year ended December 31, 2015. The following table delineates the major components for general and administrative expense for the years ended December 31, 2016 and 2015, as well as the annual change in those major components.

	Year ended December 31,
	2016	2015	Change
Employee salaries and benefits	$2,875	$2,641	$234
Professional fees	1,225	1,755	(530)
Director’s fees	340	315	25
Rent and facility	887	629	258
Marketing and travel	322	334	(12)
Insurance	276	270	6
Surveys and underwriting reports	385	368	17
Goodwill and other intangible impairment charge	—	246	(246)
Taxes, licenses and fees	190	134	56
Other	418	561	(143)
Total	$6,918	$7,253	$(335)

The change in general and administrative expense was driven primarily by our increased staffing to support our growth in Texas and potentially other states. We went from 22 employees as of December 31, 2015 to 27 employees as of December 31, 2016. While this resulted in an increase in the costs associated with employee salaries, benefits, and rent and facility costs, it also resulted in a decrease in professional fees as we brought in-house many of the services which we previously outsourced. Furthermore, we incurred a charge associated with the impairment of goodwill and other intangibles related to our acquisition of Claimcor in 2015, for which there was no comparable charge in the current year.

Loss on Termination of Management Services Agreement

Upon the termination of the MSA with 1347 Advisors, we recorded a loss of $5,421, representing the estimated fair value of the cash, warrants, preferred shares and performance shares paid to Advisors. For the years ended December 31, 2016 and 2015, we also recorded amortization charges in the amount of $355 and $282, respectively, which are associated with the discount recorded on the preferred shares when issued in the transaction. See “Related Party Transactions” in the Analysis of Financial Condition previously discussed for further information on the termination of the MSA.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2016 was $108 compared to a benefit of $663 for the year ended December 31, 2015. The effective rate for income taxes is 90.8% for the current year, compared to 28.4% for the prior year. The primary cause of the increase in effective tax rate is current state taxes due on income earned by certain of our subsidiary companies in the current year.

Net Income (Loss)

As a result of the foregoing, the Company’s net income for the year ended December 31, 2016 was $11, or $0.00 per diluted share compared to a net loss of $1,673, or $(0.27) per diluted share for the year ended December 31, 2015.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they become due. The liquidity requirements for the Company and its subsidiaries have been met primarily by funds generated from operations, and from the proceeds from the sales of its common and preferred stock. Cash provided from these sources is used primarily for loss and LAE payments as well as other operating expenses. The timing and amount of payments for net losses and loss adjustment expenses may differ materially from the Company’s provisions for loss and loss adjustment expense reserves, which may create increased liquidity requirements.

Cash Flows

The following table summarizes the Company’s consolidated cash flows for the nine months ended September 30, 2017 and 2016.

(unaudited)	Nine months ended September 30,
Summary of Cash Flows	2017	2016
Net cash provided by operating activities	$3,832	$1,659
Net cash used in investing activities	(21,182)	(9,428)
Net cash used in financing activities	(16)	(1,262)
Net decrease in cash and cash equivalents	$(17,366)	$(9,031)

Nine months ended September 30, 2017

For the nine months ended September 30, 2017, net cash provided by operating activities as reported on our consolidated statement of cash flows was $3,832, driven, in large, by our collection of approximately $34,411 in premiums for the period (net of the amounts that we have ceded to our reinsurers), less the payment of approximately $19,920 in loss and LAE expenses (net of ceded recoveries collected from our reinsurers). We also paid approximately $6,830 in commissions to our agencies, Brotherhood and Citizens (as ceding commissions), as well as cash payments in the approximate amount of $3,829 for taxes, assessments and general and administrative expenses.

Net cash used in investing activities as reported on our consolidated statement of cash flows was $21,182, driven primarily by the net purchases of fixed income and equity securities as well as short term investments for our investment portfolio. Net cash used in financing activities was $16, as a result of a dividend payment of $240 made to Advisors as holders of the Preferred Shares issued in the MSA termination transaction, net of $224 in proceeds from the sale of our common stock.

As a result of the foregoing, cash and cash equivalents decreased from $43,045 as of December 31, 2016 to $25,679 as of September 30, 2017.

Nine months ended September 30, 2016

For the nine months ended September 30, 2016, the net cash provided by operating activities as reported on our consolidated statement of cash flows was $1,659, resulting from our collection of approximately $27,500 in premiums for the year (net of the amounts we have ceded to our reinsurers), less the payment of approximately $13,700 in loss and LAE expenses (net of ceded recoveries collected from our reinsurers). We also paid approximately $5,300 in commissions to our agencies, as well as to Brotherhood and Citizens as ceding commissions. Lastly, cash payments in the approximate amount of $6,800 were made for taxes, assessments and general and administrative expenses.

The net cash used by investing activities as reported on our consolidated statement of cash flows was $9,428, resulting from the net purchases of fixed income, equity securities and short term investments for our investment portfolio. Net cash used by financing activities was $1,262, which resulted from a dividend payment of $240 to Advisors as holders of the Preferred Shares issued in the MSA termination transaction, as well as the payment of $1,022 for the repurchase of 153,905 shares of our common stock pursuant to our share buyback program.

As a result of the foregoing, cash and cash equivalents decreased from $47,957 as of December 31, 2015 to $38,926 as of September 30, 2016.

The following table summarizes the Company’s consolidated cash flows for the years ended December 31, 2016 and 2015.

	Year ended December 31,
Summary of Cash Flows	2016	2015
Net cash provided by operating activities	$3,372	$5,417
Net cash used by investing activities	(6,849)	(9,368)
Net cash used by financing activities	(1,435)	(1,731)
Net decrease in cash and cash equivalents	$(4,912)	$(5,682)

Year ended December 31, 2016

For the year ended December 31, 2016, net cash provided by operating activities as reported on our consolidated statement of cash flows was $3,372. Our source of cash resulted from the collection of approximately $51,058 in premiums in the period. This amount was reduced by the payment of $18,595 in ceded reinsurance premiums, the payment of losses and loss adjustment expenses (net of recoveries from our reinsurers) of $15,500, commissions paid to our agents equaling $7,075, salaries and benefits paid to our employees equaling $2,958, payments to various local and federal regulators for premium, assessments, and income taxes in the amount of $2,068, and other net operating payments of $1,490.

Net cash used by investing activities as reported on our consolidated statements of cash flows was $6,849, primarily due to our purchase of fixed income and equity securities for our investment portfolio.

Net cash used by financing activities was $1,435, comprised of our purchase of 177,508 of our common shares at an aggregate purchase price of $1,195, as well as a dividend payment of $240 to the holders of our preferred shares.

As a result of the foregoing, our net decrease in cash and cash equivalents for the year ended December 31, 2016 was $4,912.

Year ended December 31, 2015

For the year ended December 31, 2015, net cash provided by operating activities as reported on our consolidated statement of cash flows was $5,417. Our source of cash resulted from the collection of approximately $43,851 in premiums in the period. This amount was reduced by the payment of ceded reinsurance premiums of $12,460, the payment of losses and loss adjustment expenses (net of recoveries from our reinsurers) of $8,784, the one-time cash payment of $2,000 to Advisors pursuant to the termination of the MSA, commissions paid to our agents equaling $6,219, wages and salaries paid to our employees equaling $2,267, payments to various local and federal regulators for premium and income taxes and assessments in the amount of $2,495, and other net operating payments of $4,209.

Net cash used by investing activities as reported on our consolidated statements of cash flows was $9,368, primarily due to our purchase of fixed income securities for our investment portfolio.

Net cash used by financing activities was $1,731, comprised entirely of our purchase of 223,851 of our common shares pursuant to the Company’s share buyback program.

As a result of the foregoing, our net decrease in cash and cash equivalents for the year ended December 31, 2015 was $5,682.

Regulatory Capital

Risk-Based Capital Requirements

In the United States, a risk-based capital (“RBC”) formula is used by the National Association of Insurance Commissioners (“NAIC”) to identify property and casualty insurance companies that may not be adequately capitalized. Most states, including Louisiana, the domiciliary state of our insurance subsidiary, Maison, as well as Texas, where Maison began writing business in June 2015, have adopted the NAIC RBC requirements. In general, insurers reporting surplus with respect to policyholders below 200% of the authorized control level, as defined by the NAIC, on December 31st of the previous year are subject to varying levels of regulatory action, which may include discontinuation of operations.

Furthermore, pursuant to the consent order approving Maison’s admission into the State of Texas, Maison has agreed to:

●	Establish a deposit of $2,000 for the benefit of Texas policyholders. The Company has fulfilled this obligation by depositing fixed income securities, having an estimated fair value of $1,998 as of September 30, 2017, with the State of Texas.
●	Maintain a Risk-Based-Capital (“RBC”) ratio of 300% or more, and provide calculation of such ratio to the TDI on a periodic basis. Maison has fulfilled this obligation by maintaining an RBC ratio over 300% through September 30, 2017.

Similarly, pursuant to the consent order approving Maison’s admission into the State of Florida, Maison has agreed to:

●	Maintain a Risk-Based-Capital (“RBC”) ratio of 300% or more.
●	Maintain minimum capital and surplus as to policyholders of $35,000.
●	Restrict the payment of dividends to only those which have been approved in advance by the FL OIR.

As of September 30, 2017, Maison has fulfilled these obligations as its RBC ratio exceeded 300% and its capital surplus was $35,962.

Impact of the Tax Cuts and Jobs Act

The U.S. Congress recently passed the Tax Cuts and Jobs Act, which was signed into law by the President on December 22, 2017. One of the key features of the legislation is a reduction in the Federal corporate income tax rate to 21% from 35%. Due to this reduction, the Company will incur an initial charge to earnings to write off a portion of the net deferred tax asset position recognized in the Company’s Consolidated Balance Sheet. However, future operating results would be taxed at the lower rate. The Company’s insurance subsidiary will also have to write-off or otherwise non-admit a portion of its respective deferred tax asset, which would result in a decrease in its respective capital and surplus under statutory accounting principles for insurance companies. This might result in the Company contributing additional capital to its insurance subsidiary in order to maintain desired statutory capital adequacy ratios. Due to the reduction in the corporate Federal income tax rate, federal and/or state legislation might be enacted to help offset the decrease in tax revenue to the government. Such legislation might reduce or eliminate certain tax advantages that are currently beneficial to the Company, including tax-exempt interest on municipal securities, the dividends received deduction and certain tax credits. Accordingly, the fair value of the Company’s investments might be adversely impacted. Under the new tax law, the Company estimates a decrease of approximately $325,000 in deferred tax assets on a consolidated basis, and a decrease of $718,000 in deferred tax assets, on a regulatory basis in the Company’s insurance subsidiary.

BUSINESS

Overview

We are an insurance holding company specialized in providing personal property insurance in coastal markets including those in Louisiana, Texas and Florida. These markets are characterized as regions where the larger, national insurers have reduced their market share in favor of other, less catastrophe exposed markets. These markets are also all characterized by state-administered residual insurers controlling large market shares. These unique markets can trace their roots to Hurricane Andrew, after which larger national carriers limited their capital allocation and approaches to property risk aggregation. These trends accelerated again after back to back exceptionally active Hurricane seasons in 2004 and 2005. However, the decade following Hurricane Katrina had relatively few losses arising from tropical storm activity which led to decline in reinsurance pricing and dramatic increases in its availability. We were incorporated on October 2, 2012 in the State of Delaware to take advantage of these favorable dynamics where premium could be acquired relatively more quickly and under less competitive pressure than in other property insurance markets and reinsurance, a significant expense for primary insurers, was declining from record high levels. We execute on this opportunity via a management team with expertise in the critical facets of our business: underwriting, claims, reinsurance, and operations. Within our broad three state market, we seek to sell the products in the territories with the highest rate per exposure and the least complexity in terms of risk. Further we seek to leverage our increasingly geographically diverse insurance portfolio to gain efficiencies with respect to reinsurance. As of December 31, 2017 we insure approximately 50,000 homes, an increase of almost 48% from one year prior.

Prior to March 31, 2014, the Company was a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI, in turn is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a publicly owned holding company based in Toronto, Ontario, Canada. On March 31, 2014, we completed an initial public offering of our common stock and then on June 13, 2014, we completed a follow-on offering. Through the combination of our initial public offering and follow-on offering, we issued approximately five million shares of our common stock. As of the date of this prospectus, KFSI and its affiliates beneficially own approximately 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire an additional 23.9% of our outstanding shares of common stock. In addition, as of the date of this prospectus, Fundamental Global Investors, LLC and its affiliates, or FGI, beneficially own approximately 36.0% of our outstanding shares of common stock.

On October 25, 2017, KAI entered into a purchase agreement with FGI, pursuant to which KAI agreed to sell 900,000 shares of our common stock to FGI or to one of FGI’s affiliate companies in two separate transactions. The first transaction, for the sale of 475,428 shares of our common stock, occurred on November 1, 2017. The second transaction, for the sale of 424,572 shares of our common stock, is conditioned on approval of the transaction by both the LDI and FOIR. FGI is affiliated with D. Kyle Cerminara, where he serves as Chief Executive Officer, Co-Founder and Partner, and Lewis M. Johnson, where he serves as President, Co-Founder and Partner. Messrs. Cerminara and Johnson are both members of our Board of Directors. Should the second transaction be consummated, FGI, and entities affiliated with FGI, would own approximately 43% of our outstanding common shares.

Through Maison, we began providing property and casualty insurance to individuals in Louisiana in December 2012. In September 2015, Maison began writing manufactured home policies in the State of Texas on a direct basis. Our current insurance offerings in Louisiana and Texas include homeowners insurance, manufactured home insurance and dwelling fire insurance. We write both full peril property policies as well as wind/hail only exposures and we produce new policies through a network of independent insurance agents. We refer to the policies we write through independent agents as voluntary policies.

We also write commercial business in Texas through a quota share agreement with Brotherhood Mutual Insurance Company, or Brotherhood. Through this agreement, we have assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas.

We have also participated in depopulation programs implemented by Louisiana Citizens Property Insurance Company, or LA Citizens, as well as the Texas Windstorm Insurance Association, or TWIA. These programs were instituted by each respective state in order to reduce the number of properties each state insures. Under the programs, state-approved insurance companies such as Maison Insurance have the opportunity to assume insurance policies written by both LA Citizens and TWIA. We have voluntarily participated in the last five depopulation rounds from LA Citizens, occurring on December 1st of each year, while December 1, 2016 marked the inaugural depopulation for TWIA.

Maison Managers Inc., or MMI, serves as our management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting, and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by and subject to the regulatory oversight of the LDI, TDI and FOIR. MMI earns commissions on a portion of the premiums Maison writes, as well as a per policy fee which ranges from $0-$75 for providing policy administration, marketing, reinsurance contract negotiation, and accounting and analytical services. Both Maison and MMI are licensed by and subject to the regulatory oversight of the Louisiana Department of Insurance, or LDI, the Texas Department of Insurance, or TDI, and the Florida Office of Insurance Regulation, or FOIR.

On January 2, 2015, we completed our acquisition of 100% of the membership interest of ClaimCor, a claims and underwriting technical solutions company. Maison processes claims made by its policyholders through ClaimCor, and also through various third-party claims adjusting companies.

Florida Certificate of Authority

On March 1, 2017 Maison received a certificate of authority from the FOIR, which authorizes Maison to write personal lines insurance in Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the FOIR until Maison can demonstrate three consecutive years of net income following the Company’s admission into Florida as evidenced by our Annual Statement filed with the National Association of Insurance Commissioners. Among other requirements, the FOIR requires the following as conditions related to the issuance of Maison’s certificate of authority:

●	Although domiciled in the State of Louisiana, Maison agreed to comply with the Florida Insurance Code as if Maison were a domestic insurer within the State of Florida;
●	Maison agreed to maintain capital and surplus as to policyholders of no less than $35 million;
●	Maison agreed to receive prior approval from the FOIR prior to the payment of any dividends; and
●	Maison agreed to receive written approval from the FOIR regarding any form of policy issued, or rate charged to its policyholders prior to utilizing any such form or rate for policies written in the State of Florida.

To comply with the consent order, on March 31, 2017, Maison received a capital contribution from PIH in the amount of $16,000. As of September 30, 2017, Maison has not written any insurance policies covering risks in the State of Florida.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from Florida Citizens Property Insurance Corporation, or FL Citizens, pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, Maison entered the Florida market via the assumption of policies from FL Citizens in December, 2017. The order approving Maison’s assumption of policies limits the number of policies which Maison may assume in 2017, and also stipulates that Maison maintain catastrophe reinsurance at such levels as deemed appropriate by the FOIR.

Business Strategy

Our primary goal is to continue to expand our property and casualty writings. Our goal for Louisiana, the first state where we began to offer insurance, has been to establish a market share of 2% to 3%. At December 31, 2016, our market share was 1.8%, based on the fact that direct written premiums in Louisiana were approximately $2.6 billion for the year ended December 31, 2016, for the lines of business that we write. We plan to expand our writings through:

●	Increasing our number of voluntary policies. We believe that ease of use enhancements for our web-based agent quoting portal as well as refining our product offerings has positioned us to continue to experience organic new policy growth. Our goal is to continue to grow through strategic relationships with agencies in the states where we currently provide insurance and also potentially in new coastal markets in the United States. Our years of experience in the coastal markets make us qualified to manage agent expectations and provide superior support and service for policyholders.

●	Increasing our wind/hail-only book of business through the depopulation of policies from FL Citizens. We participated in the depopulation of wind/hail-only policies from FL Citizens, which will allow us to quickly establish a significant presence in the State of Florida, where, as of September 30, 2017 we had not yet written any insurance policies. We plan to focus on wind/hail-only and other specialty products in this state where we have extensive management experience.

●	Strategic acquisitions. We intend to explore growth opportunities through strategic acquisitions in coastal states, including Louisiana, Texas and Florida. We also plan to pursue complementary books of business provided they meet our underwriting criteria. We will evaluate each opportunity based on expected economic contribution to our results and support of our market expansion initiatives.

●	Attracting and retaining high-quality agents. We intend to focus our marketing efforts on maintaining and improving our relationships with highly productive independent agents, as well as on attracting new high quality agents in areas with a substantial potential for profitable growth.

●	Reducing our ratio of expenses to net premiums earned and using technology to increase our operating efficiency. We are committed to improving our profitability by reducing expenses through enhanced technologies and by increasing the number of policies that we write through the strategic deployment of our capital. We currently outsource our policy administration and a portion of our claims handling functions to third parties with dedicated Maison oversight and direction, which we believe results in increased service and lower expense and loss ratios.

Competition

We operate in a highly competitive market and face competition from national and regional insurance companies, many of whom are larger and have greater financial and other resources and offer more diversified insurance coverage. Our competitors include companies which market their products through independent agents, as well as companies with captive agents. Large national companies may have certain competitive advantages over regional companies such as ours, including increased name recognition, increased loyalty of their customer base and reduced policy acquisition costs.

We may also face competition from new entrants in our niche markets. In some cases, these companies may price their products below ours due to their interest in quickly growing their business in Louisiana or Texas. Although our pricing is inevitably influenced to some degree by that of our competitors, we believe that it is generally not in our best interest to compete solely on price. We also compete on the basis of underwriting criteria, our distribution network and superior policy, underwriting and claims service to our agents and insureds.

Some of the national and regional companies which compete with us in the Texas and Louisiana homeowners’ markets include ASI Lloyds, Lighthouse Property Insurance Corporation, United Property & Casualty, First Community Insurance Company, Southern Fidelity Insurance, Safepoint Insurance Company, Imperial F&C Insurance Company, Americas Insurance Company, Access Home Insurance Company, Family Security Insurance Company, Gulfstream Property and Casualty Insurance Company, Federated National Insurance Company, and Centauri Specialty Insurance Company.

Claims Administration

Claims administration and adjusting involves the handling of routine “non-catastrophic” as well as catastrophic claims. In the event of a hurricane or other catastrophic claim, our claims volume would increase significantly. Rather than increase the size of our staff in anticipation of such an event, we believe that outsourcing claims adjusting improves our operational efficiency because an appropriately selected third party will have the resources to adjust the catastrophe related claims cost effectively and with the level of service we endeavor to provide for our policyholders. Accordingly, we have outsourced our claims adjusting program to certain third party adjusters with experience in Texas and Louisiana. We expect to implement a similar model in Florida when appropriate.

Under the terms of the service contract between Maison and MMI, MMI handles the actual claims administration for both catastrophic and non-catastrophic insurable events. In handling the claims administration, the examiner for MMI reviews all claims and loss reports, and if warranted, investigates such claims and losses.

Field adjusting is outsourced to our wholly-owned subsidiary, ClaimCor, as well as third-party service providers, who, subject to company guidance and oversight, either settle or contest the claims. Approval for payment of a claim is given by MMI after careful review of the field adjuster’s report. We pay adjusters based on a pre-determined fee schedule. Although we are ultimately responsible for paying the claims made by our policyholders, we believe that outsourcing our claims handling program while maintaining an oversight function is an efficient mechanism for handling individual matters. Furthermore, by delivering responsive service in a challenging situation, we optimize the relationship between insured and insurer.

Reinsurance

Maison follows the industry practice of reinsuring a portion of its risk. When an insurance company purchases reinsurance, it transfers or “cedes” all or a portion of its exposure on insurance underwritten by it to another insurer-the “reinsurer.” Although reinsurance is intended to reduce an insurance company’s risk, the ceding of insurance does not legally discharge the insurance company from its primary liability for the full obligation of its policies. If the reinsurer fails to meet its obligations under the reinsurance agreement, the ceding company is still required to pay the insured for the loss. Maison and its reinsurance broker are selective in choosing reinsurers and they consider various factors, including, but not limited to, the financial stability of the reinsurers, the reinsurers’ history of responding to claims, as well as the reinsurer’s overall reputation in making such determinations.

From year-to-year, both the availability of reinsurance and the costs associated with the acquisition of reinsurance will vary. These fluctuations are not subject to our control and may limit our insurance subsidiary’s ability to purchase adequate coverage.

In order to limit the credit risk associated with amounts which may become due from our reinsurers, Maison uses several different reinsurers, which have an A.M. Best Rating of A- (Excellent) or better. Absent such rating, we have required the reinsurers to place collateral on deposit with an independent financial institution under a trust agreement for our benefit. A partial listing of the reinsurance companies which we currently use include Allianz Risk Transfer, AXIS Specialty Limited, Everest Re, DaVinci Re, Renaissance Re, Odyssey Re, Gen Re, as well as various Lloyd’s of London participating syndicates.

The Company’s excess of loss reinsurance treaties are based upon a treaty year beginning on June 1st of each year and expiring on May 31st of the following year. Thus, the financial statements for the nine months ended September 30, 2017 and 2016 as well as the years ended December 31, 2016 and 2015 contain premiums ceded under four separate excess of loss treaties. The following table is a summary of the key provisions under each of our treaties.

	2014/2015 CAT XOL Treaty 06/01/14 – 05/31/15	2015/2016 CAT XOL Treaty 06/01/15 – 05/31/16	2016/2017 CAT XOL Treaty 06/01/16 – 05/31/17	2017/2018 CAT XOL Treaty 06/01/17 – 05/31/18
Wind/Hail loss occurrence clause(1)	120 hours	144 hours	144 hours	144 hours
Retention on first occurrence	$3,000	$4,000	$5,000	$5,000
Retention on second occurrence	$2,000	$1,000	$2,000	$2,000
Limit of coverage including first event retention	$92,000	$140,000	$200,000	$200,000
Franchise deductible(2)	$—	$—	$125	$250

(1)	Specifies the time period during which our losses from the same occurrence may be aggregated and applied to our retention and limits. We may pick the date and time when the period of consecutive hours begin in order to maximize our recovery.
(2)	Specifies the gross incurred losses by which each loss occurrence must exceed before recoveries are generated under our aggregate treaty. Once the franchise deductible is met, all losses under the loss occurrence qualify for recovery, not just those losses which exceed the franchise deductible amount.

We have purchased reinstatement premium protection contracts to fully indemnify us against the potential cost of reinstatement premiums under the traditional catastrophe excess of loss contracts, thus each layer of our program includes one reinstatement. We have also purchased a catastrophe aggregate reinsurance contract providing $25 million of coverage with no reinstatement. The catastrophe aggregate contract can be used to indemnify us against large losses above $175 million per event or an aggregation of small losses subject to a franchise deductible per event as listed in the preceding table. The Company also purchases per risk reinsurance having a retention of $250 with a limit of $1,750 for all losses occurring prior to June 1, 2017, and a retention of $400 with a limit of $1,600 for all losses occurring June 1, 2017 and thereafter.

The Company estimates that the total cost of its reinsurance program will be approximately $24.7 million for the 2017-2018 treaty-year. From year-to-year, both the availability of reinsurance and the costs associated with the acquisition of reinsurance will vary. Any catastrophic event or multiple catastrophes could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.

Investments

We have historically tailored our investment policy in an effort to minimize risk in the current financial market. Although applicable laws and regulations permit investments (within specified limits and subject to certain qualifications) in federal, state and municipal obligations, corporate bonds, preferred and common equity securities and real estate mortgages, as of September 30, 2017, we invested primarily in high quality fixed income instruments rated “BBB” or higher by Standard & Poor’s Rating Services.

The cash balances of our subsidiaries may be invested in other types of securities subject to domiciliary state regulations, but those investments are subject to pre-approval by our investment committee and the performance of such investments must be reported to our Board of Directors quarterly. Our investment policy is approved by our investment committee and is reviewed on a regular basis in order to ensure that our investment policy evolves in response to changes in the financial market. Our investment policy is designed to maximize investment income within specified guidelines, with a strong emphasis on protection of principal.

Technology

Our business depends upon the use, development and implementation of integrated technology systems. These systems enable us to provide a high level of service to agents and policyholders by: processing business in a timely and efficient manner; communicating and sharing data with agents; providing a variety of methods for the payment of premiums and; allowing for the accumulation and analysis of information for the management of our insurance subsidiary. We believe the availability and use of these technology systems has resulted in improved service to agents and customers and increased efficiencies in processing the business of Maison and resulted in lower operating costs.

Regulation

We are subject to the laws and regulations in Louisiana, Florida and Texas, and will be subject to the regulations of any other states in which we may seek to conduct business in the future. In these states, it is the duty of each respective department of insurance to administer the provisions of the insurance code in that state. The purpose of each state’s insurance code is to regulate the insurance industry in all of its phases, including, but not limited to the following: licensing of insurers and producers, regulation of investments and solvency, review and approval of forms and rates, and market conduct. Furthermore, since Maison is domiciled in the State of Louisiana, the LDI conducts periodic examinations of the financial condition and market conduct of Maison and requires Maison to file financial and other reports on a quarterly and annual basis.

Regulation of the Payment of Dividends and other Transactions between Affiliates

Dividends paid by Maison are restricted by the Louisiana Insurance Code. Dividends can only be paid if Maison’s paid-in capital and surplus exceed the minimum required by the Louisiana Insurance Code. Any dividend or distribution (that when aggregated with any other dividends or distributions made within the preceding twelve months) which exceed the lesser of (a) ten percent of the insurer’s surplus as regards policyholders as of the thirty-first day of December next preceding; or (b) the net income of the insurer, not including realized capital gains, for the twelve month period ending the thirty-first day of December next preceding; is considered to be extra-ordinary and shall not be paid until thirty days after the LDI has received notice of the declaration thereof and has not within that period disapproved the payment, or until the LDI has approved the payment within the thirty-day period. In determining whether a dividend or distribution is extra-ordinary, an insurer may carry forward net income from the previous two calendar years that has not already been paid out in dividends. Pursuant to the Consent Order issued to us, Maison is restricted from issuing any dividends to its stockholder without receiving prior approval from the FOIR.

Our other subsidiary companies collect the majority of their revenue through their affiliation with Maison. Our subsidiary company MMI, earns commission income from Maison for underwriting, policy administration, claims handling, and other services provided to Maison. Our subsidiary company, ClaimCor, earns claims adjusting income for adjusting certain of the claims of Maison’s policyholders. While dividend payments from our other subsidiaries are not restricted under insurance law, the underlying contracts between Maison and our other subsidiary companies are regulated by, and subject to the approval of, insurance regulators.

As of December 31, 2017, Maison has not paid any dividends to its sole stockholder, the Company.

Regulation of Rates and Rules

Maison is subject to state laws and regulations regarding approval of rates and rules with respect to its insurance policies. Each state’s respective department of insurance has the exclusive authority to approve insurance rates or rate changes for the lines of property and casualty insurance which Maison writes. Maison’s ability to establish and change rates and the relative timing of the rate making process are dependent upon each state’s statutory and regulatory requirements.

Requirements for Exiting Geographic Markets and/or Canceling or Non-renewing Policies

Maison is subject to Florida, Louisiana and Texas state laws and regulations which may restrict Maison’s timing or ability to either discontinue or substantially reduce its writings in the states in which it operates. These laws and regulations limit the reasons for cancellation or non-renewal, typically require prior notice, and in some instances require prior approval from the respective regulatory agency. For example, in Louisiana, no insurer may cancel or fail to renew a homeowner’s policy of insurance or increase the policy deductible that has been in effect and renewed for more than three years unless the change is based upon non-payment of premium, fraud of the insured, a material change in the risk being insured, two or more claims within a period of three years, or if continuance of such policy endangers the solvency of the insurer.

Risk of Assessment by Florida, Louisiana and Texas

Maison is a member of the Louisiana Insurance Guaranty Association as a condition of its authority to transact insurance in Louisiana and is subject to assessment as set forth in the Louisiana Insurance Code.

Maison is also required to participate, as a condition of its authority to transact insurance in Louisiana, in the residual insurance market programs operated by Louisiana Citizens Property Insurance Corporation and designated as the Coastal Plan and the Fair Plan. Maison is subject to assessment as set forth in the Louisiana Insurance Code for its participation in the Coastal Plan and its participation in the Fair Plan.

As a property insurer licensed in Texas, Maison is a member of TWIA, which provides wind and hail coverage to coastal risks unable to procure coverage in the voluntary market. Maison may become subject to assessment from TWIA should a major loss event deplete TWIA’s available loss reserves and reinsurance coverage. Maison is also a member insurer of the Texas Property and Casualty Insurance Guaranty Association and the FAIR Plan and is subject to assessment by each as set forth in the Texas Insurance Code.

Upon our entry into the Florida market, we will be required to participate in the Florida Insurance Guaranty Association (“FIGA”), the Florida Hurricane Catastrophe Fund (“FHCF”), and FL Citizens. FIGA services claims of member insurance companies which have become insolvent and are ordered to be liquidated. In the event of an insolvency, Maison may be subject to assessment from FIGA based upon the amount of premium Maison writes in Florida. Similarly, as an admitted insurer in Florida, Maison is subject to assessment from the FHCF and FL Citizens based upon the amount of premium Maison writes in Florida. While current regulations allow the Company to recover from policyholders the amount of these assessments imposed upon the Company, the Company’s payment of the assessments and recoveries may not offset each other in the same year.

Insurance Regulatory Information System

The National Association of Insurance Commissioners (“NAIC”) developed the Insurance Regulatory Information System (“IRIS”) to help state regulators identify companies that may require special attention. Using IRIS, financial examiners develop key financial ratios in order to assess the financial condition of insurance companies such as Maison. Each ratio has an established “usual range” of results. A ratio which falls outside the usual range however, is not considered a failing result, but instead may be viewed as part of the regulatory early monitoring system. In some cases, it may not be unusual for financially sound companies to have several ratios with results outside of the usual range.

For the year ended December 31, 2016, Maison had twelve of the thirteen IRIS ratio results within the usual range. The ratio which had results which fell outside of the usual range was due to the fact that Maison’s yield on investments was below the lower end of the usual range (3%) due to the general low investment yields currently realized on the highly rated fixed income securities we hold as part of our overall investment strategy.

Management does not anticipate regulatory action as a result of these IRIS ratio results.

Risk Based Capital Requirements

In the United States, a risk-based capital (“RBC”) formula is used by the National Association of Insurance Commissioners (“NAIC”) to identify property and casualty insurance companies that may not be adequately capitalized. Most states, including Louisiana, Texas, and Florida have adopted the NAIC RBC requirements. In general, insurers reporting surplus with respect to policyholders below 200% of the authorized control level, as defined by the NAIC, on December 31st of the previous year are subject to varying levels of regulatory action, which may include discontinuation of operations. Furthermore, pursuant to the consent order approving Maison’s admission into the State of Texas, Maison has agreed to maintain a RBC ratio of 300% or more, and provide calculation of such ratio to the TDI on a periodic basis. As of September 30, 2017, Maison’s RBC ratio was above 300%.

State Deposits

States routinely require deposits of assets for the protection of policyholders. As of December 31, 2017, Maison held certificates of deposit with an estimated fair value of approximately $100 and $300 as a deposit with the LDI and FOIR, respectively. Maison also held cash and investment securities with an estimated fair value of approximately $1,988 as of December 31, 2017, as a deposit with the TDI.

Employees

As of December 31, 2017, we had thirty employees, twenty-one of whom work at our offices in Tampa, Florida, five of whom work at our offices in Baton Rouge, Louisiana, three of whom work from Texas, and one which works from Georgia. From time to time, we employ and supplement our staff with temporary employees and consultants. We are not a party to any collective bargaining agreement and believe that relations with our employees are satisfactory. Each of our employees has entered into confidentiality agreements with us.

Website

Our corporate website address is www.1347pih.com.

Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

MANAGEMENT

The following table sets forth the names, ages and positions of our directors and executive officers.

Name	Age	Position(s)
Douglas N. Raucy	61	President and Chief Executive Officer and Director
John S. Hill	61	Vice President, Chief Financial Officer, and Secretary
Dean E. Stroud	66	Vice President and Chief Underwriting Officer
Dan Case	39	Chief Operating Officer
Larry G. Swets, Jr.	43	Chairman of the Board of Directors
D. Kyle Cerminara	40	Director
Joshua S. Horowitz	40	Director
Lewis M. Johnson	48	Director
Scott D. Wollney	49	Director
Dennis A. Wong	48	Director

There are no family relationships between any of our executive officers and directors. Except as set forth below, the business address of each of our executive officers and directors is 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607.

Director Biographies

Douglas N. Raucy, age 61, has served as our President and Chief Executive Officer and as a member of our Board of Directors since the inception of the Company in October 2012. He has served in the same positions at our wholly-owned subsidiary companies, Maison Company and at Maison Managers Inc. since their inception in October 2012. Prior to joining our company, Mr. Raucy served as the Chief Executive Officer and President and as a member of the Board of Directors of Access Home Holdings LLC, Access Home Insurance Company and Access Home Managers LLC from August 2011 to October 2012. He also served as the Chief Executive Officer and President and as a member of the Board of Directors of Prepared Holdings LLC, Prepared Insurance Company and Prepared Managers LLC. From January 2001 to August 2008, he served as the Chief Operating Officer of the Institute of Business and Home Safety (IBHS), a property mitigation firm that focuses on disaster-resistance property research and education. Mr. Raucy’s prior executive experience also includes positions held during his 20 year tenure at Allstate Insurance Company, including his role as the Director and Founder of the National Catastrophe Team and National Catastrophe Center from 1995 through 2001, where he led Allstate Insurance Company’s efforts for every major national catastrophe. He previously served as a member of the advisory board for Marshall Swift/Boech and a consultant to the Ocean Research & Resources Advisory Panel, a U.S. federal advisory committee studying the effects of the ocean on global weather patterns. Mr. Raucy obtained a bachelor’s degree from Utah State University. We believe Mr. Raucy’s business and management experience make him a qualified and valuable member of our Board of Directors.

Larry G. Swets, Jr., age 43, has served as a member of our Board of Directors since November 21, 2013 and has served as our Chairman since March 5, 2017. Mr. Swets currently serves as Chief Executive Officer of Kingsway Financial Services, Inc. (TSX: KFS, NYSE: KFS). Beginning in July 2010, Mr. Swets has served as the President and Chief Executive Officer and, since September 2013, as a member of the board of directors, of Kingsway. Prior to that, Mr. Swets served as Executive Vice President of Corporate Development for Kingsway from January 2010 to July 2010. Before joining Kingsway, in 2005, Mr. Swets founded Itasca Financial LLC, an advisory and investment firm specializing in the insurance industry from which Mr. Swets separated in December 2009. Prior to his work at Itasca Financial, Mr. Swets served as an insurance company executive and advisor, including the role of Director of Investments and Fixed Income Portfolio Manager for Kemper Insurance (from June 1997 to May 2005). At Kemper Insurance, he also evaluated business units, executed corporate transactions and divestitures, and developed financial projections and analysis for the company during its runoff stage. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets is a member of the board of directors of Kingsway, Atlas Financial Holdings, Inc. (Nasdaq: AFH), Itasca Capital Ltd. (TSX-V: ICL) and Limbach Holdings, Inc., f/k/a 1347 Capital Corp. (Nasdaq: LMB). He is currently a member of the Young Presidents’ Organization. Previously, he served as a member of the board of directors of United Insurance Holdings Corp. (Nasdaq: UIHC), from 2008 to March 2012, and Risk Enterprise Management Ltd from November 2007 to May 2012. Mr. Swets obtained a bachelor’s degree from Valparaiso University and a Master’s degree in finance from DePaul University. He also holds the Chartered Financial Analyst designation. We believe Mr. Swet’s qualifications to serve on our Board of Directors include his more than ten years of executive management and leadership experience in the insurance industry.

D. Kyle Cerminara, age 40, was appointed to our Board of Directors on December 27, 2016. Mr. Cerminara has been Chief Executive Officer, Co-Founder and Partner of Fundamental Global Investors, LLC, an SEC registered investment advisor that manages equity and fixed income hedge funds, since April 2012. Fundamental Global Investors, LLC is a significant stockholder of the Company. Mr. Cerminara has also served as the Co-Chief Investment Officer of CWA Asset Management Group, LLC d/b/a Capital Wealth Advisors (“CWA”), a wealth advisor and multi-family office affiliated with Fundamental Global Investors, LLC, since December 2012. In addition, he has served Ballantyne Strong, Inc., a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, as a director since February 2015, as its Chairman since May 2015 and as its Chief Executive Officer since November 2015. Mr. Cerminara also serves as President and Trustee of StrongVest ETF Trust and Chief Executive Officer of StrongVest Global Advisors, LLC. StrongVest Global Advisors, LLC, a wholly-owned subsidiary of Ballantyne Strong, is an investment advisor, and CWA is a sub-advisor, to CWA Income ETF, an exchange-traded fund and series of StrongVest ETF Trust. Mr. Cerminara is a member of the Board of Directors of a number of publicly-held companies focused in the technology, insurance and communication sectors, including Ballantyne Strong, Inc. (NYSE American: BTN), since 2015, RELM Wireless Corporation (NYSE American: RWC), a publicly-traded manufacturer, since 2015, and Itasca Capital, Ltd. (TSXV: ICL) (formerly Kobex Capital Corp.), a publicly-traded investment firm, since June 2016. He also served on the Board of Directors of Iteris, Inc. (Nasdaq: ITI), a provider of intelligent information solutions for traffic management, from August 2016 to November 2017, and Magnetek, Inc., a publicly-traded manufacturer, in 2015. Prior to co-founding FGI and partnering with Capital Wealth Advisors, Mr. Cerminara was a Portfolio Manager at Sigma Capital Management from 2011 to 2012, a Director and Sector Head of the Financials Industry at Highside Capital Management from 2009 to 2011, and a Portfolio Manager and Director at CR Intrinsic Investors from 2007 to 2009. Before joining CR Intrinsic Investors, Mr. Cerminara was a Vice President, Associate Portfolio Manager and Analyst at T. Rowe Price from 2001 to 2007 and an Analyst at Legg Mason from 2000 to 2001. Mr. Cerminara received an M.B.A. from the Darden School of Business at the University of Virginia and a B.S. degree in Finance and Accounting from the Smith School of Business at the University of Maryland, where he was a member of Omicron Delta Kappa, an NCAA Academic All American and Co-Captain of the men’s varsity tennis team. He also completed a China Executive Residency at the Cheung Kong Graduate School of Business in Beijing, China. Mr. Cerminara holds the Chartered Financial Analyst designation. We believe Mr. Cerminara brings to the Board the perspective of one of the Company’s largest stockholders. He also offers to the Board valuable insights obtained through his management and operational experience and extensive experience in the financial industry, including investing, capital allocation, finance and financial analysis of public companies. The business addresses for Mr. Cerminara are c/o Fundamental Global Investors, LLC, 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209; c/o Ballantyne Strong, Inc., 11422 Miracle Hills Drive, Suite 300, Omaha, Nebraska 68154; and 131 Plantation Ridge Dr., Suite 100, Mooresville, North Carolina 28117.

Joshua S. Horowitz, age 40, was appointed to our Board of Directors in April 2015. From July 2014 to July 2016, he served as a member of the Board of Directors and Audit Committee Chairman of Limbach Holdings, Inc., f/k/a 1347 Capital Corp. (Nasdaq: LMB). Since January 2012, Mr. Horowitz has served as a portfolio manager and Managing Director at Palm Management (US) LLC, a family office private investment firm that invests in a wide range of public and private companies. From October 2011 to December 2011, Mr. Horowitz worked as an independent consultant providing research and analysis of publicly-held investments. From September 2010 to September 2011, Mr. Horowitz served as Director of Research of Inverlochy Capital Ltd., a private asset management company. From April 2009 to April 2010, Mr. Horowitz served as managing director of Sapinda GmbH, a private investment holding company. From March 2004 to October 2008, Mr. Horowitz served as Director of Research for Berggruen Holdings, Inc., a family office with over $2 billion in assets under management globally. In these positions, Mr. Horowitz has analyzed and managed investments in hundreds of companies, with an emphasis on insurance and financial firms. Mr. Horowitz has served as a member of the Board of Directors of Lincoln General Insurance Company, a private insurance company, from October 2011 until October 2015. He is currently a member of the board of directors of Birner Dental Management Services, Inc. (OTCQX:BDMS) and a director of Democracy at Work, a 501(c)(3) non-profit organization. Mr. Horowitz obtained a Bachelor of Science degree in Management from Binghamton University. In March 2015, Mr. Horowitz successfully completed the Business of Insurance Certificate Program at St. John’s University. We believe Mr. Horowitz’s qualifications to serve on our Board of Directors include his executive management experience, his experience with the analysis and management of investments in companies in the insurance sector, and his service on the boards of several public companies, including a private insurance company.

Lewis M. Johnson, age 48, was appointed to our Board of Directors on April 3, 2017. Since May 2016, Mr. Johnson has also served on the Board of Directors of Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, and government markets, as well as RELM Wireless Corporation (NYSE American: RWC), a company which designs, manufactures and markets two-way land mobile radios, repeaters and related components. Since April 2012, Mr. Johnson has served as President, Co-Founder and Partner of Fundamental Global Investors, LLC, an SEC registered investment advisor that manages equity and fixed income hedge funds. In addition, since April 2012, Mr. Johnson has served as Co-Chief Investment Officer of CWA Asset Management Group, LLC, a wealth advisory firm associated with Fundamental Global Investors. Prior to co-founding Fundamental Global Investors, LLC and partnering with Capital Wealth Advisors, Mr. Johnson was a private investor from 2010 to 2012. From 2008 to 2010 Mr. Johnson served as Portfolio Manager and Managing Director at Louis Dreyfus Highbridge Energy, a diversified merchant energy company involved in the marketing and merchandising of energy commodities as well as the ownership and operation of energy-related infrastructure assets. Previously Mr. Johnson was a Senior Vice President, Portfolio Manager and Analyst at Pequot Capital from 2006 to 2007. Prior to joining Pequot Capital, he was a Vice President and Analyst at T. Rowe Price from 2000 to 2006. He interned as an Analyst at Capital Research and Management during the summer of 1999 and worked as a Vice President at AYSA from 1992 to 1998. Mr. Johnson received an MBA from the Wharton School of Business at the University of Pennsylvania in addition to a MA in Political Science and a BA in International Studies from Emory University, where he graduated Magna Cum Laude and was a member of Phi Beta Kappa. We believe Mr. Johnson’s extensive experience in the financial industry, including asset investment, capital allocation, finance and financial analysis of public companies, qualify him to serve on our Board of Directors. The business addresses for Mr. Johnson are c/o CWA Asset Management Group, LLC, 9130 Galleria Court, Third Floor, Naples, Florida 34109 and c/o Fundamental Global Investors, LLC, 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209.

Scott D. Wollney, age 49, was appointed to our Board of Directors on March 30, 2015. Since December 2010, Mr. Wollney has served as the President, Chief Executive Officer and Director of Atlas Financial Holdings, Inc. (Nasdaq: AFH), a specialty commercial automobile insurance company. From July 2009 until December 2010, Mr. Wollney was President and Chief Executive Officer of Kingsway America Inc. (KAI), a property and casualty holding company and subsidiary of Kingsway. From May 2008 to March 2009, he was the President and Chief Executive Officer of Lincoln General Insurance Company (a subsidiary of KAI), a property and casualty insurance company. Mr. Wollney co-founded Avalon Risk Management, Inc., an insurance broker, in 1998 and served as its President from 2002 to 2008. Mr. Wollney has more than 26 years of experience in property and casualty insurance. During his tenure in the industry, Mr. Wollney has held executive positions at both insurance companies as well as brokerage operations. Mr. Wollney is a MBA graduate of Northwestern University’s Kellogg School of Management with a concentration in finance and management strategy and holds a Bachelor of Arts degree from the University of Illinois. We believe Mr. Wollney’s qualifications to serve on our Board of Directors include his direct operating experience with respect to numerous disciplines which are critical to the insurance business.

Dennis A. Wong, age 48, has served as a member of our Board of Directors since August 2015. Since 2005, Mr. Wong has served as the owner of and a consultant with Insurance Resolution Group, a consulting firm focused on providing strategic advisory and financial consulting for domestic and international insurance carriers. From 1997 to 2005, Mr. Wong worked in a variety of corporate roles with Kemper Insurance Companies, a leading national insurance provider, including as Chief Financial Officer of its international operations. From 1991 to 1997, Mr. Wong worked as a public accountant with KPMG LLP, where he specialized in accounting and operational advisory services for the insurance industry. Mr. Wong obtained a Bachelor of Arts degree in Economics with an Accountancy Cognate from the University of Illinois. Mr. Wong is a Certified Public Accountant. We believe Mr. Wong’s qualifications to serve on our Board of Directors include his insurance industry experience, as well as his experience as an auditor for various insurance companies.

Executive Officer Biographies

Please see “—Director Biographies” above for the biography of Mr. Raucy, our President and Chief Executive Officer.

John S. Hill, CPA, age 61, has served as our Vice President and Chief Financial Officer since July 2013 and was also appointed as Secretary in March 2015. He has served as the Vice President, Secretary, Treasurer and Director of our subsidiary, Maison Company and has held the roles of Vice President, Treasurer and Director for our subsidiary, Maison Managers Inc. Prior to joining our company, Mr. Hill served as an Accounting Manager at AmeriLife Group, LLC, a company involved in the distribution of annuity, life and health insurance products, from June 2013 to July 2013 and as the founder and owner of his consulting business, Hill Consulting Services LLC from July 2009 to June 2013. From June 2010 to September 2011, Mr. Hill served as the Chief Financial Officer of Prepared Insurance Company and prior to that, he served as the Chief Financial Officer, Controller and Treasurer of Travelers of Florida from May 1998 to June 2009. Mr. Hill also served as the Chief Financial Officer of Carolina Casualty Insurance Company from 1989 to 1997. Mr. Hill served on the Board of Governors of the Florida Automobile Joint Underwriting Association from 1999 through 2003. Mr. Hill’s executive experience includes his prior roles as a national insurance audit instructor and peer review team member in KPMG’s insurance practice. He also holds the designation of certified public accountant (inactive) and is a member of the American Institute of CPAs. Mr. Hill obtained a bachelor’s degree from Iowa State University with a double major in economics and accounting.

Dean E. Stroud, age 66, has served as our Vice President and Chief Underwriting Officer and has been a member of the Board of Directors of Maison Company since October 2012 and a member of the Board of Directors and Secretary of Maison Managers, Inc. since February 2015. Prior to joining the Company, he was the Chief Underwriting Officer and a member of the Board of Directors of Access Home Insurance Company in Baton Rouge, Louisiana from September 2011 to October 2012, where he managed and supervised company underwriting operations. Mr. Stroud served as the Senior Underwriting Consultant of Americas Insurance Company from January 2011 to September 2011 and prior to that, served as their Chief Underwriting Officer from April 2010 to January 2011. From October 2003 to May 2009, he was the Vice President of MacNeill Group, Inc., where he directed Louisiana underwriting and claims operations as a service provider for Citizens. Mr. Stroud’s prior executive experience also includes several positions held at Audubon Insurance Company, which he joined in 1971. At Audubon Insurance Company, Mr. Stroud held the position of Senior Vice President with responsibility for companywide standard lines underwriting operations and all company branch offices. Subsequently, Mr. Stroud became President and Chief Operating Officer of Audubon Insurance Group and President of Audubon Insurance Company and Audubon Indemnity Company. He also was a director of Audubon Insurance Company and Audubon Indemnity Company. Mr. Stroud has held positions on advisory committees to the Professional Insurance Agents of Louisiana and has served on the Board of Directors of the Property Insurance Association of Louisiana. He earned a Bachelor of Arts degree from Louisiana State University in 1974.

Dan Case, age 39, has served as our Chief Operating Officer since May 23, 2017. Mr. Case has 17 years of experience in financial services during which time he has focused exclusively on the insurance and reinsurance industries. Prior to joining the Company, Mr. Case was an Executive Vice President at BMS Re, an independent reinsurance intermediary, from September 2016 to March 2017, and a founding partner at Advocate Reinsurance Partners, a privately-held reinsurance intermediary for middle-market insurance carriers, captives, risk retention groups and other specialty insurance operations, from October 2010 until its purchase by BMS Re in September 2016. At Advocate Reinsurance Partners, Mr. Case led the property reinsurance practice and advised both personal lines and commercial clients with catastrophe exposure. Mr. Case began his career as an analyst in Banc of America Securities’ Financial Institutions Group in 2000, where he worked in raising both private and public capital until 2002. In 2002, Mr. Case joined Aon Benfield Securities, a specialist investment bank, where he served the insurance and reinsurance industries until 2006. In 2006, he joined HBK Investments, an investment management firm based in Dallas, Texas, as an analyst managing private equity, collateralized reinsurance investments, and traded securities in the property casualty insurance and reinsurance market. Mr. Case was also a partner at TigerRisk Partners, an independent reinsurance intermediary, from 2009 – 2010. Mr. Case obtained a B.A. in Mathematics-Economics from Wesleyan University.

The Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. We currently have seven directors, five of whom are considered independent under the applicable rules of Nasdaq and the SEC. Our directors have discretion to increase or decrease the size of the Board of Directors. Our Board of Directors is divided into three classes, with each class being elected to a three-year term. Class I directors are serving terms ending at the 2018 annual meeting, Class II directors are serving terms ending at the 2019 annual meeting and Class III directors are serving terms ending at the 2020 annual meeting.

Joshua S. Horowitz and Douglas N. Raucy are Class I directors, Dennis A. Wong and Lewis M. Johnson are Class II directors and Larry G. Swets, Jr., Scott D. Wollney and D. Kyle Cerminara are Class III directors.

Our Board of Directors held 11 meetings during the year ended December 31, 2017. No director attended fewer than 75% of i) the total number of meetings held by the Board of Directors during the period for which he has been a director; and ii) the total number of meetings held by all committees of the Board of Directors on which he served (during the period that he served).

Director Independence

The Board has determined that five of its members are “independent directors” as defined under the applicable rules of Nasdaq and the SEC. The five independent directors are Messrs. Wollney, Wong, Horowitz, Cerminara and Johnson. In making its determination of independence, the Board considered questionnaires completed by each director and all ordinary course transactions between the Company and all entities with which the director is employed. Nasdaq’s listing rules require that the Board of Directors be comprised of a majority of independent directors.

Board Committees and Committee Member Independence

Our Board has an Audit Committee, a Compensation and Management Resources Committee, and a Nominating and Corporate Governance Committee. The table below provides committee assignments for each of the committees of our Board. Our Board utilizes the Nasdaq rules and independence standards in determining whether its members are independent.

	Audit Committee	Compensation & Management Resources Committee	Nominating & Corporate Governance Committee
D. Kyle Cerminara		X*	X*
Dennis A. Wong	X*
Joshua S. Horowitz	X	X
Scott D. Wollney	X		X

* Indicates committee chair.

The following is a summary of the respective responsibilities of each of the Board’s standing committees. The Board of Directors has approved and adopted a written charter for each of the committees listed, copies of which are posted on the Company’s website at www.1347pih.com under the heading “Governance Documents.”

Audit Committee. The Audit Committee was appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditor’s qualifications, independence, and performance, and the performance of the Company’s internal audit function. The Audit Committee’s primary duties and responsibilities are to:

●	Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.
●	Identify and monitor the management of the principal risks that could impact the financial reporting of the Company.
●	Monitor the integrity of the Company’s financial reporting process and system of internal controls regarding financial reporting and accounting appropriateness and compliance.
●	Recommend the appointment of and monitor the independence and performance of the Company’s external auditors and the appointed actuary.
●	Provide an avenue of communication among the external auditors, the appointed actuary, management, and the Board.
●	Review the annual audited and quarterly financial statements with management and the external auditors.

Audit committee members shall meet independence requirements of Rule 10A-3 under the Exchange Act, the independence requirements of the Nasdaq listing standards and all other applicable rules and regulations. The Board of Directors has determined that Mr. Wong is the “audit committee financial expert” as that term is defined in SEC regulations. Each member of the Audit Committee is independent and satisfies the applicable requirements for Audit Committee membership under the Nasdaq rules. The Audit Committee held eight meetings during the year ended December 31, 2017.

Compensation and Management Resources Committee. The primary purpose of the Compensation & Management Resources Committee, or the Compensation Committee, is to assist the Board of Directors in discharging its responsibilities with respect to compensation of the Company’s senior officers and subsidiary presidents and to provide recommendations to the Board in connection with directors’ compensation. The Compensation Committee receives input and recommendations from the Company’s executive officers. Neither the Compensation Committee nor management engaged a compensation consultant for compensation related to the fiscal year ended December 31, 2017. Each Compensation Committee member is independent and satisfies the applicable requirements for Compensation Committee membership under the Nasdaq rules. The Compensation Committee held six meetings during the year ended December 31, 2017.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee, or the Nominating Committee, is to identify, evaluate and recommend individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, select, or recommend that the Board select the director nominees to stand for election at each annual or special meeting of stockholders of the Company in which directors will be elected or to fill vacancies on the Board, develop and recommend to the Board a set of corporate governance principles applicable to the Company, oversee the annual performance evaluation of the Board and its committees and management, and otherwise take a leadership role in shaping and providing oversight of the corporate governance of the Company, including recommending directors eligible to serve on all committees of the Board. Each Nominating Committee member is independent and satisfies the applicable requirements for Nominating Committee membership under the Nasdaq rules. The Nominating Committee did not hold any meetings during the year ended December 31, 2017 as all matters were voted upon by unanimous written consent.

Although the Nominating Committee has not formulated any specific minimum qualifications that the committee believes must be met by a director-nominee that the committee recommends to the Board, the factors it will take into account will include judgement, skill, diversity, experiences with businesses and other organizations of comparable size and scope, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. Each of the Company’s current directors was recommended by independent members of the Board of Directors.

The Nominating Committee will consider recommendations for directorships submitted by stockholders. Any such director nominee recommendations must be addressed to the Secretary of the Company, 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33606, and include appropriate biographical information concerning each proposed nominee. The secretary will forward recommendations to the Nominating Committee and those candidates will be given the same consideration as all other candidates. Each recommendation should set forth the candidate’s name, age, business address, business telephone number, residence address, and principal occupation or employment as well the submitting stockholder’s name, address and telephone number and number of shares held. The committee may require the recommended candidate to furnish additional information.

Board Leadership Structure and Risk Oversight

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and the Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Currently, the positions of Chairman of the Board and Chief Executive Officer are separated. The Chief Executive Officer currently serves as the only member of management on the Board.

The Chairman of the Board typically presides at all meetings of the Board and is elected to serve by the directors. The Chairman’s role also includes providing feedback on the direction and performance of the Company, setting the agenda of meetings of the Board of Directors and leading the Board of Directors in anticipating and responding to changes in our business.

Our Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board believes that the leadership structure described above facilitates the Board’s oversight of risks because it allows the Board, working through its committees, to participate actively in the oversight of management actions.

Code of Ethics

We have adopted a code of ethics applicable to all employees and directors of the Company. Our code of ethics has been posted on our corporate website: www.1347pih.com under the heading “Governance Documents.”

Compensation of Executive Officers

With respect to executive compensation, the Compensation Committee’s primary goal is to retain and motivate highly skilled executives aligning their pay with the Company’s performance and stockholder returns. Our compensation consists primarily of five components: (i) base salary, (ii) an annual cash bonus, (iii) equity-based incentive awards, (iv) retirement benefits in the form of Company paid matching and profit sharing contributions to the Company’s 401(k) retirement plan, and (v) premiums paid by the Company on the behalf of our employees for health, dental, life and other ancillary insurance coverage.

The following table summarizes the compensation for our named executive officers for the years shown. The Company does not have any employment agreements with its employees.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Douglas N. Raucy	2017	315,000	—	288,000	34,583	637,583
President and Chief Executive Officer	2016	300,000	75,000	—	36,591	411,591
John S. Hill	2017	207,717	—	230,400	25,912	464,029
VP, Chief Financial Officer, and Secretary	2016	190,000	35,000	—	27,583	252,583
Dean E. Stroud	2017	197,500	—	21,600	11,374	230,474
VP & Chief Underwriting Officer	2016	190,000	35,000	—	11,670	236,670
Dan E. Case(3)	2017	172,933	30,000	—	17,467	220,400
Chief Operating Officer	2016	—	—	—	—	—

(1)	Stock awards consist of 40,000, 32,000 and 3,000 restricted stock units, or RSUs, granted to Messrs. Raucy, Hill and Stroud, respectively, on December 15, 2017. Each RSU granted entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU. The RSUs vest 20% per year over five years following the date granted, subject to continued employment through such vesting date. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire; however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued. The Board of Directors may, in its discretion, accelerate vesting in the event of early retirement. The aggregate grant date fair value for the RSUs has been presented in the table above in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The RSUs were valued using the closing price of the Company’s common shares on the grant date ($7.20), multiplied by the number of RSUs granted to each named executive officer.
(2)	All other compensation represents premiums paid by the Company for medical, dental, life and other ancillary insurance benefits provided to each of the named executive officers listed.
(3)	The compensation presented in the table above for Mr. Case represents the partial year beginning on May 23, 2017, his first day of employment with the Company.

The following table shows the number of outstanding equity awards that are held by our named executive officers as of December 31, 2017. The Company’s named executive officers did not exercise any stock options during the year ended December 31, 2017.

		OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option awards				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Douglas N. Raucy	03/31/2014(1)	52,256	13,065	8.00	03/31/2019	—	—
	04/04/2014(1)	4,530	1,133	8.69	04/04/2019	—	—
	05/29/2015(2)	—	—	—		12,500	90,625
	12/15/2017(3)	—	—	—		40,000	290,000
John S. Hill	03/31/2014(1)	8,622	2,156	8.00	03/31/2019	—	—
	04/04/2014(1)	748	187	8.69	04/04/2019	—	—
	05/29/2015(2)	—	—	—		4,000	29,000
	12/15/2017(3)	—	—	—		32,000	232,000
Dean E. Stroud	03/31/2014(1)	17,506	4,376	8.00	03/31/2019	—	—
	04/04/2014(1)	1,518	379	8.69	04/04/2019	—	—
	05/29/2015(2)	—	—	—		4,000	29,000
	12/15/2017(3)	—	—	—		3,000	21,750

(1)	The March 31, 2014 and April 4, 2014 option grants to our named executive officers vest as follows: (i) 20% on date of grant, and (ii) 20% on each of the next four anniversaries of grant date.
(2)	Stock awards consist of 12,500, 4,000 and 4,000 RSUs granted to Messrs. Raucy, Hill and Stroud, respectively, on May 29, 2015. Each RSU granted entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU. The RSUs vest as follows: (i) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $10.00 per share; and (ii) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $12.00 per share. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire; however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued.
(3)	Stock awards consist of 40,000, 32,000, and 3,000 RSUs granted to Messrs. Raucy, Hill and Stroud, respectively, on December 15, 2017. Each RSU granted entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU. The RSUs vest 20% per year over five years following the date granted, subject to continued employment through such vesting date. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire; however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued. The Board of Directors may, in its discretion, accelerate vesting in the event of early retirement.

Dan Case, a named executive officer, did not have any outstanding equity awards as of December 31, 2017.

Biographical information regarding Mr. Raucy is above under “—Director Biographies” and biographical information regarding Messrs. Hill, Stroud and Case is above under “—Executive Officer Biographies.”

Executive Officer Share Matching Arrangements

On May 31, 2017, the Compensation Committee approved a share matching arrangement for certain purchases made by Douglas N. Raucy, John S. Hill and Dean E. Stroud. Messrs. Raucy, Hill and Stroud had the opportunity to purchase up to 20,000, 20,000, and 10,000 shares of the Company’s common stock, respectively, in each case through the open market, independently and without assistance from the Company, during the six months beginning on May 31, 2017 and ending on November 30, 2017 and, at the end of the six-month purchase period, the Company agreed to match any such shares purchased by them with a grant of restricted stock units, or RSUs, of the Company equal to two RSUs for each share purchased by them. Accordingly, on December 15, 2017, the Committee granted 40,000, 32,000 and 3,000 RSUs to Messrs. Raucy, Hill and Stroud, respectively.

Each RSU will entitle the grantee to one share of the Company’s common stock upon the vesting date of the RSU, which shall vest 20% per year over a period of five years following the date granted, subject to each officer’s continued employment with the Company. The officers will be required to maintain ownership of the shares purchased through the full five-year vesting period, except as set forth above. For additional information on the vesting terms of the RSUs, see “—Potential Payments Upon Termination or Change in Control” below.

The RSUs granted to Messrs. Raucy, Hill and Stroud pursuant to the share matching arrangement were granted under the Company’s Amended and Restated 2014 Equity Incentive Plan.

Appointment of New Chief Operating Officer

In connection with our appointment of Dan Case as our new Chief Operating Officer effective May 23, 2017, we entered into an offer letter with Mr. Case, which provides for an annual base salary of $275,000 and a sign-on bonus of $30,000 following thirty days of employment with the Company. Mr. Case will also be eligible for an annual bonus, subject to the determination of the Board of Directors. In addition, the offer letter provides Mr. Case with the opportunity to purchase up to 68,027 shares of the Company’s common stock on the open market or in direct purchases from the Company during his first six months of employment with the Company, which purchase period was extended by the Board of Directors to June 15, 2018. At the end of the purchase period, the Company will match any such shares purchased by Mr. Case with a grant of restricted stock units, or RSUs, of the Company equal to two RSUs for each share purchased by Mr. Case. The RSUs will vest 20% per year over five years following the date granted, subject to continued employment through such vesting date. The aggregate maximum number of shares of the Company’s common stock that may be acquired pursuant to this arrangement, including through open market purchases, purchases from the Company and grants from the Company, is 204,081. Any shares purchased directly from the Company will be made at a price equal to the closing price of the Company’s common stock on the prior trading day, but at a price not less than the Company’s latest quarter end published book value per share. This arrangement was entered into outside of the Company’s existing stockholder approved equity plan (the Amended and Restated 2014 Equity Incentive Plan), and was approved by the Compensation Committee of the Board of Directors as an inducement material to Mr. Case entering into employment with the Company in reliance on Nasdaq listing rule 5635(c)(4). As of February 13 , 2018, Mr. Case had purchased 56,276 shares of the Company’s common stock pursuant to this arrangement, 28,000 of which shares were purchased directly from the Company at a purchase price of $8.00 per share on September 14, 2017.

Director Compensation

The Board determines the form and amount of non-employee director compensation after its review of recommendations made by the Compensation Committee. Non-employee directors receive such compensation as determined by a majority of the Board. Directors who are employees of the Company do not receive compensation for their service as directors.

During the year ended December 31, 2017, the Company compensated non-employee directors with cash payments that included a yearly fee of $50,000 paid, in four equal quarterly installments, to each member of the Board serving at each payment date, as well as an additional $25,000 paid to the Chairman of the Board and an additional $15,000 paid to the Chairman of the Audit Committee.

Director Share Matching Arrangements

On May 31, 2017, the Compensation Committee approved a share matching arrangement for certain purchases made by the Company’s non-employee directors, as described below. Each current non-employee director had the opportunity, independently and without assistance from the Company, to purchase up to 3,333 shares of the Company’s common stock, through the open market and during the six months beginning on May 31, 2017 and ending on November 30, 2017, and at the end of the six-month purchase period, the Company agreed to match any such shares purchased by the director with a grant of RSUs of the Company equal to two RSUs for each share purchased them. Accordingly, on December 15, 2017, the Committee granted 6,666 RSUs to each of directors Swets, Cerminara, Horowitz, Johnson and Wong.

Each RSU will entitle the grantee to one share of the Company’s common stock upon the vesting date of the RSU, which shall vest 20% per year over a period of five years following the date granted, subject to each director’s continued service on the Board, provided that if a director makes himself available and consents to be nominated by the Company for continued service but is not nominated by the Board for election by the shareholders, other than for good reason as determined by the Board in its discretion, then such director’s RSUs shall vest in full as of his last date of service as a director with the Company. Directors will be required to maintain ownership of the shares purchased through the full five-year vesting period, except as set forth above. For additional information on the vesting terms of the RSUs, see “—Potential Payments Upon Termination or Change in Control” below.

The RSUs granted to the directors pursuant to the share matching arrangements were granted under the Company’s Amended and Restated 2014 Equity Incentive Plan.

The following table sets forth information with respect to compensation earned by each of our non-employee directors for the year ended December 31, 2017. Mr. Raucy did not receive any compensation for his service as a director as he is the President and Chief Executive Officer of the Company.

Non-Employee Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(7)	Total ($)
Larry G. Swets, Jr.(3)	68,750	47,995	116,745
Scott D. Wollney	50,000	—	50,000
Joshua S. Horowitz	50,000	47,995	97,995
Dennis A. Wong(4)	65,000	47,995	112,995
D. Kyle Cerminara	50,000	47,995	97,995
Lewis M. Johnson(5)	37,500	47,995	85,495
Gordon G. Pratt(6)	18,750	—	18,750

1.	In addition to their director compensation, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to their attendance at board or committee meetings. These expenses have not been included in the table above.
2.	Stock awards represent the aggregate grant date fair value of 6,666 restricted stock units granted on December 15, 2017 to each of directors Swets, Horowitz, Wong, Cerminara, and Johnson as described above under the heading “Director Share Matching Arrangements.” The aggregate grant date fair value for the RSUs has been presented in the table above in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The RSUs were valued using the closing price of the Company’s common shares on the grant date ($7.20), multiplied by the number of RSUs granted to the director.

3.	Mr. Swets’ fees include $50,000 for serving on the Board as well as $18,750 for serving as Chairman of the Board. Mr. Swets was appointed as Chairman on March 5, 2017 replacing our former Chairman, Gordon G. Pratt, who retired from our Board of Directors also on March 5, 2017. Messrs. Swets and Pratt were each paid their pro-rata portion of the annual $25,000 fee paid to the Chairman of the Company’s Board of Directors.

4.	Mr. Wong’s fees include $50,000 for serving on the Board as well as $15,000 for serving as Chairman of the Audit Committee.

5.	As Mr. Johnson was not appointed to the Board until April 3, 2017, his compensation includes his pro-rata portion of the annual $50,000 paid for serving as Director.
6.	As Mr. Pratt retired from our Board of Directors on March 5, 2017, his compensation includes his pro-rata portion of the annual $25,000 paid for serving as Chairman of our Board and also his pro-rata portion of the annual $50,000 paid for serving as Director.
7.

Below is the aggregate number of stock awards and option awards outstanding for each director as of December 31, 2017:

Mr. Raucy – 70,984 stock options and 52,500 restricted stock units.

Mr. Swets – 17,745 fully exercisable stock options (does not include warrants or performance shares held by affiliates of KFSI, of which Mr. Swets is the Chief Executive Officer).

Mr. Horowitz – 6,666 restricted stock units.

Mr. Wong – 6,666 restricted stock units Mr. Cerminara – 6,666 restricted stock units.

Mr. Johnson – 6,666 restricted stock units.

Mr. Pratt – 17,745 fully exercisable stock options (does not include stock or warrants held by affiliates of Mr. Pratt).

Potential Payments Upon Termination or Change in Control

Our Amended and Restated 2014 Equity Incentive Plan (the “Plan”), which was approved by our stockholders on May 29, 2015, contains certain provisions concerning the vesting and termination of equity awards granted under the Plan upon a termination of employment or upon a change in control. The Company’s restricted stock unit agreements entered into under the Plan also contain provisions concerning the vesting and termination of the RSUs granted thereunder.

Amended and Restated 2014 Equity Incentive Plan

Stock options granted under the Plan (except for stock options granted to directors of the Company) generally vest in five equal installments, with the first installment vesting on the grant date of the option. If an optionee’s employment is terminated voluntarily, without cause or due to a disability, all unvested stock options will vest pro-rata. Upon the death of an optionee, all unvested options will vest in full. If an optionee’s employment is terminated for cause, all outstanding options will terminate immediately.

In addition, the Plan provides that in the event an optionee’s employment is terminated voluntarily, without cause, due to a disability, or due to the optionee’s death, then any outstanding options will expire 90 days from the termination date.

Under the Plan, “cause” and “disability” are defined as follows:

“Cause” generally means a participant’s involuntary separation from employment for any of the following reasons: (i) an intentional act of fraud, embezzlement, theft or any other illegal or unethical act that the Company determines has materially injured or is highly likely to materially injure the Company, or any other terminable offense; (ii) intentional damage to the Company’s assets; (iii) conviction of (or plea of nolo contendere to) any felony or other crime involving moral turpitude; (iv) improper, willful and material disclosure or use of the Company’s confidential information or other willful material breach of the participant’s duty of loyalty to the Company; (v) a willful, material violation of the Company’s policies and procedures or a material violation of the Company’s code of conduct that the Company determines has materially injured or is highly likely to materially injure the Company; or (vi) the participant’s willful failure or refusal to follow the lawful and good faith directions of the Company.

“Disability” means the inability of a participant to continue employment with the Company or a subsidiary of the Company due to a long-term disability for which benefits are claimed or received under an insurance plan established by the Company or a subsidiary of the Company.

Under the Plan, upon a change in control of the Company, the Company’s board of directors (as constituted immediately prior to such change in control) may, in its discretion, (i) require that shares of the corporation resulting from such change in control, or a parent corporation thereof, be substituted for some or all of the common shares subject to an outstanding award granted under the Plan, with an appropriate and equitable adjustment as shall be determined by the board, and/or (ii) require outstanding awards granted under the Plan, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive: (1) a cash payment in an amount equal to the aggregate number of common shares then subject to the portion of any stock option surrendered multiplied by the excess, if any, of the fair market value (as defined under the Plan) of a common share as of the date of the change in control, over the exercise price per common share subject to such stock option; (2) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such change in control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.

A “change in control” under the Plan generally means (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding common shares or the combined voting power of the then outstanding securities of the Company, with certain exceptions; (ii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, unless (A) the Company’s current beneficial owners retain more than 50% of the Company’s outstanding shares and combined voting power following such transaction, (B) no new individual entity or group will beneficially own 50% or more of the Company’s outstanding shares or combined voting power following such transaction, or (C) current members of the board will constitute at least a majority of the board following such transaction; or (iii) the consummation of a plan of complete liquidation or dissolution of the Company.

The Compensation Committee has the discretion to determine the form, amount and timing of each award granted under the Plan and all other terms and conditions of the award, including, without limitation, the form of the agreement evidencing the award. As such, future awards granted under the Plan may be subject to additional terms providing for accelerated vesting, pay outs or termination of the award upon a termination of employment or a change in control of the Company.

Restricted Stock Unit Agreements

The Company’s restricted stock unit agreements entered into with executive officers and non-employee directors under the Plan generally provide that the RSUs granted thereunder remain restricted until the applicable vesting date set forth in the agreement. In the event the grantee’s employment with the Company or service on the Company’s board of directors, as applicable, is terminated due to the grantee’s death or disability (as defined under the Plan) prior to one or more of the vesting dates, all unvested RSUs will vest as of the date of death or the date the grantee is determined to be experiencing a disability. In addition, in the event the grantee’s employment with the Company or service on the Company’s board of directors, as applicable, is terminated by the Company or by the grantee for any reason other than death or disability (as defined under the Plan), all unvested RSUs granted under the agreement will be forfeited as of the date of termination.

In addition to the general provisions described above, the restricted stock unit agreements entered into by the Company in connection with the share matching arrangements for Messrs. Raucy, Hill and Stroud and the Company’s non-employee directors (other than Mr. Wollney), as described above under “Executive Officer Share Matching Arrangements,” and “Director Share Matching Arrangements,” contain special acceleration and termination provisions. Specifically, the agreements for Messrs. Raucy, Hill and Stroud provide that the vesting of the RSUs thereunder is subject to the continued employment of the executive through the applicable vesting date, with the ability of the board, in its discretion, to accelerate vesting in the event of the executive’s early retirement, and provided that the executive maintains ownership of the shares purchased through the full five-year vesting period. The agreements for the non-employee directors provide that the vesting of the RSUs granted thereunder is subject to the director’s continued service on the board through the applicable vesting date, provided that if a director makes himself available and consents to be nominated by the Company for continued service but is not nominated by the Board for election by the shareholders, other than for good reason as determined by the Board in its discretion, then such director’s RSUs will vest in full as of his last date of service as a director with the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In accordance with the Audit Committee’s Charter, the Audit Committee will annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

Investment by Fund Management Group LLC

On January 23, 2014, Fund Management Group LLC, or FMG, an entity of which our former Chairman of the Board, Gordon G. Pratt, is a managing member and controlling equity holder, invested $2 million in the Company in exchange for 80,000 convertible preferred shares of the Company. We used the proceeds from this investment to settle balances due to our then-immediate parent, KAI. The preferred shares were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

The preferred shares were non-voting, ranked senior to all classes of our capital stock and did not pay any dividends. On March 31, 2014, the effective date of our initial public offering, the preferred shares were converted into (i) 312,500 shares of our common stock and (ii) warrants to purchase up to 312,500 shares of our common stock. Each warrant issued to FMG entitles the holder to purchase one share of common stock at a price equal to $9.60, subject to certain adjustments under a warrant agreement. The warrants have an expiry date of March 31, 2019 and vested 100% upon issuance. The warrants may be redeemable by the Company at a price of $0.01 per warrant during any period in which the closing price of the Company’s common shares is at or above $14.00 per share for 20 consecutive trading days. The warrant holder is entitled to a 30-day notice prior to the date of such redemption. The common stock issued to FMG has piggyback registration rights for future registrations of the Company’s common stock under the Securities Act (other than certain excluded registrations). FMG also had a one-time demand registration right for the common stock, subject to certain restrictions, on the two-year anniversary of our initial public offering.

As of the date of this prospectus, Mr. Pratt beneficially owns 10.2% of the outstanding shares of our common stock, which includes the common stock and warrants to purchase common stock held by FMG as well as options to purchase 17,745 shares of our common stock which were granted to Mr. Pratt for his service on our Board of Directors.

Transactions with KFSI and its Affiliates

Prior to our initial public offering on March 31, 2014, the Company was a wholly-owned subsidiary of Kingsway America Inc., or KAI, which is a wholly-owned subsidiary of Kingsway Financial Services Inc., or KFSI, a publicly owned holding company based in Toronto, Ontario, Canada. As of the date of this prospectus, KFSI and its affiliates beneficially own 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire an additional 23.9% of our outstanding shares of common stock. Larry G. Swets, Jr., the Chairman of our Board of Directors, is the Chief Executive Officer of KFSI.

Management Services Agreement; Repurchase of Series B Preferred Shares

On February 11, 2014, we entered into a Management Services Agreement, or MSA, with 1347 Advisors, a wholly-owned subsidiary of KFSI, which provided for certain services that we received from 1347 Advisors, including forecasting, analysis of capital structure and reinsurance programs, consultation in future restructuring or capital raising transactions, and consultation in corporate development initiatives. For the services performed, we paid 1347 Advisors a monthly fee equal to 1% of our gross written premiums, as defined in the MSA. On February 24, 2015, we entered into an Agreement to Buyout and Release with 1347 Advisors to terminate the MSA, or the Buyout Agreement. In connection with the Buyout Agreement and in consideration for 1347 Advisors agreeing to voluntarily terminate the MSA, we: (i) paid 1347 Advisors $2 million in cash, (ii) issued to 1347 Advisors 120,000 shares of our Series B preferred stock having a liquidation amount per share equal to $25.00, (iii) issued to 1347 Advisors a seven-year warrant to purchase up to 1,500,000 shares of our common stock at an exercise price of $15.00 per share, and (iv) entered into a Performance Shares Grant Agreement dated February 24, 2015 with 1347 Advisors, whereby 1347 Advisors is entitled to receive 100,000 shares of our common stock from us if at any time the last sales price of our common stock equals or exceeds $10.00 per share for any 20 trading days within any 30-trading day period. The Series B Preferred Shares and the warrant were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Subsequent to the issuance of the Series B Preferred Shares, 1347 Advisors transferred 60,000 of its 120,000 Series B Preferred Shares to IWS Acquisition Corporation, an affiliate of KSFI.

On January 2, 2018, we entered into a Stock Purchase Agreement with 1347 Advisors and IWS Acquisition Corporation, pursuant to which we repurchased 60,000 Series B Preferred Shares from 1347 Advisors for an aggregate purchase price of $1,740,000, representing (i) $1,500,000, comprised of $25 per share of Series B Preferred Shares, and (ii) declared and unpaid dividends in respect of the dividend payment due on February 23, 2018 amounting to $240,000 in the aggregate. We also agreed to repurchase pursuant to the stock purchase agreement 60,000 Series B Preferred Shares from IWS Acquisition Corporation, upon completion of this offering, for an aggregate purchase price of $1,500,000, comprised of $25 per share of Series B Preferred Shares, without any dividend or interest payment. The foregoing transactions were approved by a special committee of the Board of Directors of the Company consisting solely of independent directors.

In connection with the Stock Purchase Agreement, the Performance Shares Grant Agreement, dated February 24, 2015, between the Company and 1347 Advisors was terminated. As the Milestone Event was never achieved, no shares of common stock were issued to 1347 Advisors under the agreement. We paid $300,000 to 1347 Advisors in consideration of its agreement to voluntarily terminate the agreement.

The remaining outstanding Series B Preferred Shares have a par value of $25.00 per share and pay annual cumulative dividends at a rate of 8% per annum. In the event the Company does not consummate the repurchase of the remaining outstanding Series B Preferred Shares held by IWS Acquisition Corporation, cumulative dividends shall accrue, whether or not declared by the Board and irrespective of whether there were funds legally available for the payment of dividends. Accrued dividends are paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series B Preferred Shares. The remaining outstanding Series B Preferred Shares rank senior to our common stock, and we are not permitted to issue any other series of preferred stock that rank equal or senior to the Series B Preferred Shares while the Series B Preferred Shares are outstanding. The Company intends to consummate the repurchase of the remaining outstanding shares of Series B Preferred Stock from IWS Corporation upon the completion of this offering. On both February 24, 2017 and 2016, the Company issued a cash payment of $240,000 to 1347 Advisors representing annual dividend payments due on the Series B Preferred Shares. As part of the repurchase price paid by the Company to 1347 Advisors for the repurchase of the Series B Preferred Shares, the Company paid $240,000 to 1347 Advisors on January 2, 2018, representing declared and unpaid dividends in respect of the dividend payment due on the Series B Preferred Shares on February 23, 2018.

Transition Services Agreement

On March 31, 2014, we entered into a Transition Services Agreement, or TSA, with KFSI. The TSA provided us with temporary access to necessary services and resources for which we were reliant on KFSI prior to the completion of our initial public offering, including resources and services related to accounting and reporting, cash management, taxes, compliance with the Sarbanes-Oxley Act of 2002, payroll processing and benefits administration, information technology systems and support, human resource functions, and external audit. The charges for the transition services were intended to allow KFSI to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses. The charges of each of the transition services generally were based on either a pre-determined flat fee or an allocation of the cost incurred by KFSI (or an affiliate or subsidiary thereof) for providing the service, including certain fees and expenses of third-party service providers. During the fourth quarter of 2014, the Company began the process of bringing the necessary resources in-house in order to reduce its reliance on KFSI and the services provided under the TSA. This process was substantially completed as of December 31, 2014 and as such, services provided under the TSA ceased beginning in the first quarter of 2015.

Performance Share Grant Agreement

On March 26, 2014, the Company entered into a Performance Share Grant Agreement, or PSGA, with KAI, whereby KAI is entitled to receive up to an aggregate of 375,000 shares of our common stock upon achievement of certain milestones regarding the Company’s stock price. Pursuant to the terms of the PSGA, if at any time the last sales price of our common stock equals or exceeds: (i) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of our common stock; (ii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of our common stock (in addition to the 125,000 shares of common stock earned pursuant to clause (i) herein); and (iii) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of our common stock (in addition to the 250,000 shares of common stock earned pursuant to clauses (i) and (ii) herein). The shares of common stock granted to KAI will have a valuation equal to the last sales price of our common stock on the day prior to such grant. As of December 31, 2017, we have not issued any shares under the PSGA.

Trademark License Agreement

We are party to a Trademark License Agreement with 1347 Advisors, dated as of February 28, 2014, whereby 1347 Advisors granted us a limited personal, non-exclusive, royalty-free right and license to use the trade name “1347” in our corporate name and corporate logo. The agreement may be terminated by either party upon providing sixty day’s written notice to the other party. The agreement also expires upon the liquidation or dissolution of the Company.

Investment in Argo Management Group LLC

On April 21, 2016, KFSI completed the acquisition of Argo Management Group LLC, or Argo. Argo’s primary business is to act as the managing member of Argo Holdings Fund I, LLC, an investment fund in which the Company has committed to invest $500. As of December 31, 2017, the Company has invested $211 into the investment fund. The managing member of Argo, Mr. John T. Fitzgerald, was also appointed to KFSI’s board of directors on April 21, 2016.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of January 31, 2018 by:

●	Each of our directors;

●	Each of our named executive officers;

●	All of our directors and executive officers as a group; and

●	Each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The number and percentage of shares beneficially owned are based on 5,984,766 common shares outstanding as of January 31, 2018. Information with respect to beneficial ownership has been furnished by each director, officer and beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of the date of this prospectus, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. The address for each director and executive officer listed is: c/o 1347 Property Insurance Holdings, Inc., 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607.

	Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
5% Beneficial Owners
Fundamental Global Investors, LLC(1)
4201 Congress Street, Suite 140, Charlotte, NC 28209	2,152,080	36.0%
Kingsway Financial Services, Inc.(2)
150 Pierce Road, Itasca, IL 60143	1,999,572	26.7%
Gordon G. Pratt(3)
1101 Brickell Avenue, South Tower, 8th Floor, Miami, FL 33131	642,745	10.2%
Harbert Discovery Fund, LP(4)
2100 Third Avenue North, Suite 600, Birmingham, AL 35203	461,141	7.7%
Solas Capital Management, LLC(5)
1063 Post Rd., 2nd Floor, Darien, CT 06820	383,250	6.4%

Named Executive Officers and Directors
D. Kyle Cerminara(1)(8)	2,155,413	36.0%
Lewis M. Johnson(1)(8)	2,155,413	36.0%
Dennis A. Wong(8)	3,500	*
Larry G. Swets, Jr. (6)(8)	21,095	*
Scott D. Wollney	3,000	*
Joshua S. Horowitz(7)(8)	65,974	1.1%
Douglas N. Raucy(9)(12)	90,984	1.5%
John S. Hill(10)(12)	27,713	*
Dan E. Case	56,276	*
Dean E. Stroud(11)(12)	25,279	*
Executive Officers and Directors as a Group (10 individuals)(13)	2,452,567	40.1%

*	Less than 1.0% ownership.

1.	Fundamental Global Investors, LLC shares voting and dispositive power with respect to 2,152,080 shares of the Company’s common stock. Fundamental Activist Fund I, LP shares voting and dispositive power with respect to 700,687 shares of the Company’s common stock (“FAFI”). Fundamental Global Partners Master Fund, LP (“FGPM”) shares voting and dispositive power with respect to 403,156 shares of the Company’s common stock. FGI Global Asset Allocation Fund, Ltd. (“FGAA”) shares voting and dispositive power with respect to 5,296 shares of the Company’s common stock. FGI Global Asset Allocation Master Fund, LP (“FGGM”) shares voting and dispositive power with respect to 4,532 shares of the Company’s common stock. Ballantyne Strong, Inc. (“BTN”) shares voting and dispositive power with respect to 1,038,409 shares of the Company’s common stock. Information regarding beneficial ownership of our common stock by Fundamental Global Investors, LLC and its affiliates is included herein in reliance on a Schedule 13D/A filed with the SEC on November 6, 2017 and a Form 4 filed with the SEC on January 3, 2018. In addition, CWA Asset Management Group, LLC, of which 50% is owned by Fundamental Global Investors, LLC, holds 63,898 shares of the Company’s common stock for the accounts of individual investors, which represents approximately 1.1% of the Company’s outstanding shares of common stock. CWA has the power to direct the disposition of the shares of common stock held in its customer accounts while CWA’s customers retain the power to direct the voting of the shares of common stock held in their respective accounts. Due to their positions with Fundamental Global Investors, LLC and affiliated entities, D. Kyle Cerminara, Lewis M. Johnson and Joseph H. Moglia may be deemed to be beneficial owners of the shares of the Company’s common stock disclosed as directly owned by FAFI, FGPM, FGAA and FGGM. Due to their positions with BTN, Fundamental Global Investors, LLC and affiliated entities, Messrs. Cerminara and Johnson may be deemed to be beneficial owners of the shares of the Company’s common stock disclosed as directly owned by BTN. Due to their positions as managers of CWA, Messrs. Cerminara and Johnson may be deemed to beneficially own the number of shares of common stock held in CWA’s customer accounts and disclosed as beneficially owned by CWA. The beneficial interests of Messrs. Cerminara and Johnson do not include 6,666 shares potentially issuable to each of Messrs. Cerminara and Johnson pursuant to restricted stock units granted on December 15, 2017, which are discussed above under the heading “Director Compensation - Director Share Matching Arrangements”.

2.	KFSI and its affiliates beneficially own 8.3% of our outstanding shares of common stock and warrants and performance shares to acquire an additional 23.9% of our outstanding shares of common stock. The number of beneficially owned shares attributed to KFSI includes warrants exercisable within 60 days of the date of this prospectus to purchase 1,500,000 shares of the Company’s common stock. The warrants have an exercise price of $15.00 per share and expire on February 24, 2022. KFSI shares voting and dispositive power with respect to 1,999,572 shares of the Company’s common stock. 1347 Advisors shares voting and dispositive power with respect to 1,500,000 shares of the Company’s common stock. Mendakota Casualty Company, or MCC, shares voting and dispositive power with respect to 75,000 shares of the Company’s common stock. KAI shares voting and dispositive power with respect to 424,572 shares of the Company’s common stock. Advisors, MCC and KAI are subsidiaries of KFSI. Information regarding beneficial ownership of our common stock by KFSI and its affiliates is included herein in reliance on Schedule 13D/A filed with the SEC on January 17, 2018. The number of beneficially owned shares attributed to KFSI does not include 375,000 shares of the Company’s common stock potentially issuable to subsidiaries of KFSI pursuant to the March 26, 2014 Performance Share Grant Agreement. These shares are issuable as follows: (i) 125,000 shares at any time that the last sales price of the Company’s common stock trades at a price which equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period; (ii) 125,000 shares at any time that the last sales price of the Company’s common stock trades at a price which equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period; and (iii) 125,000 shares at any time that the last sales price of the Company’s common stock trades at a price which equals or exceeds $18.00 per share for any 20 trading days within any 30 trading day period.

3.	Mr. Pratt’s beneficial interest includes 312,500 shares of the Company’s common stock owned by Fund Management Group, LLC (“FMG”) as well as warrants to purchase 312,500 shares of the Company’s common stock at an exercise price of $9.60 per share which are owned by FEA Pratt Family Holdings LLC. Both FMG and FEA Pratt Family Holdings LLC are managed by Mr. Pratt, who also holds exclusive authority over both entities. Also included in his beneficial interest are 16,330 options granted to Mr. Pratt for his service as a director of the Company on March 31, 2014 as well as 1,415 options granted to Mr. Pratt for his service as a director of the Company on April 4, 2014. These options vested upon their issuance, have an exercise price equal to the market price of our common stock as of the date of issuance, and expire on March 31, 2019 and April 4, 2019, respectively. Mr. Pratt retired from our Board of Directors on March 5, 2017.

4.	Harbert Discovery Fund, LP (“Harbert Fund”), Harbert Discovery Fund GP, LLC (“Harbert Fund GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant, Kenan Lucas, and Raymond Harbert share voting and dispositive power with respect to 461,141 shares of the Company’s common stock. Messrs. Bryant and Lucas are directors and co-portfolio managers of the Harbert Fund GP, which serves as general partner of the Harbert Fund. Mr. Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Harbert Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Harbert Fund with certain operational and administrative services. Information regarding beneficial ownership of our common stock by Harbert Fund and its affiliates is included herein in reliance on Schedule 13D/A filed with the SEC on January 11, 2018.

5.	Solas Capital Management, LLC and Frederick Tucker Golden, its managing member, share voting and dispositive power with respect to 383,250 shares of the Company’s common stock. Information regarding beneficial ownership of our common stock by Solas Capital Management, LLC and its affiliates is included herein in reliance on Schedules 13G/A filed with the SEC on February 14, 2017.

6.	Includes 17,745 shares purchasable pursuant to stock options exercisable within 60 days of the date of this prospectus. Does not include shares reported as beneficially owned by KFSI, of which Mr. Swets is the Chief Executive Officer.

7.	Includes 52,074 shares of the Company’s common stock owned by Palm Global Small Cap Master Fund, of which Mr. Horowitz is portfolio manager, as well as 13,900 shares of the Company’s common stock held in various retirement accounts in the name of Mr. Horowitz or of his immediate family. Mr. Horowitz has voting and investment power over these shares.

8.

The beneficial interests of Messrs. Cerminara, Johnson, Wong, Swets, and Horowitz do not include 6,666 shares potentially issuable to each of them pursuant to restricted stock units granted on December 15, 2017, which are discussed under the heading “Director Compensation - Director Share Matching Arrangements” in this prospectus.

9.	Includes 70,984 shares purchasable pursuant to stock options exercisable within 60 days of the date of this prospectus.
10.	Includes 11,713 shares purchasable pursuant to stock options exercisable within 60 days of the date of this prospectus.
11.	Includes 23,779 shares purchasable pursuant to stock options exercisable within 60 days of the date of this prospectus.
12.

The beneficial interests of Messrs. Raucy, Hill and Stroud do not include 12,500 shares potentially issuable to Mr. Raucy, and 4,000 shares potentially issuable to each of Messrs. Hill and Stroud pursuant to restricted stock units granted on May 29, 2015, which are discussed in footnote 2 of the “Outstanding Equity Awards at Fiscal Year-End” table in this prospectus as well as 40,000, 32,000 and 3,000 shares potentially issuable to Messrs. Raucy, Hill and Stroud, respectively, pursuant to restricted stock units granted on December 15, 2017, which are discussed in footnote 3 of the “Outstanding Equity Awards at Fiscal Year-End” table in this prospectus.

13.

Includes (i) 2,152,080 shares reported as beneficially owned by Fundamental Global Investors, LLC, of which Messrs. Cerminara and Johnson are deemed to have beneficial ownership by virtue of their respective positions with Fundamental Global Investors, LLC, (ii) 52,074 shares owned by Palm Global Small Cap Master Fund, of which Mr. Horowitz is portfolio manager, (iii) 13,900 shares of common stock held in various retirement accounts in the name of Mr. Horowitz or of his immediate family, over which Mr. Horowitz has voting and investment power, and (iv) options to purchase our common shares exercisable within 60 days of the date of this prospectus as follows: for Mr. Swets, 17,745 shares; for Mr. Raucy, 70,984 shares; for Mr. Hill, 11,713 shares; and for Mr. Stroud, 23,779 shares. Does not include shares reported as beneficially owned by KFSI, of which Mr. Swets is the Chief Executive Officer.

Does not include (i) 6,666 shares potentially issuable to each of Messrs. Cerminara, Johnson, Wong, Swets, and Horowitz pursuant to restricted stock units granted on December 15, 2017, (ii) 12,500 shares potentially issuable to Mr. Raucy and 4,000 shares potentially issuable to each of Messrs. Hill and Stroud pursuant to restricted stock units granted on May 29, 2015, and (iii) 40,000, 32,000 and 3,000 shares potentially issuable to Messrs. Raucy, Hill and Stroud, respectively, pursuant to restricted stock units granted on December 15, 2017.

Transaction between KFSI and FGI

On October 25, 2017, KAI entered into a purchase agreement with FGI, pursuant to which KAI agreed to sell 900,000 shares of our common stock to FGI or to one of FGI’s affiliate companies in two separate transactions. The first transaction, for the sale of 475,428 shares of our common stock, occurred on November 1, 2017. The second transaction, for the sale of 424,572 shares of our common stock, is conditioned on approval of the transaction by both the LDI and FOIR. FGI is affiliated with D. Kyle Cerminara, where he serves as Chief Executive Officer, Co-Founder and Partner, and Lewis M. Johnson, where he serves as President, Co-Founder and Partner. Messrs. Cerminara and Johnson are both members of our Board of Directors. Should the second transaction be consummated, FGI, and entities affiliated with FGI, would own approximately 43% of our outstanding common shares.

DESCRIPTION OF THE PREFERRED STOCK

The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Third Amended and Restated Certificate of Incorporation of the Company, which we have previously filed with the SEC, and the Certificate of Designations creating the Preferred Stock, which will be included as an exhibit to documents that we file with the SEC, including the registration statement of which this prospectus forms a part.

General

The Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the Preferred Stock will be approved by the Board of Directors of the Company as of the date of this prospectus. The Preferred Stock is a single series of authorized preferred stock consisting of 800,000 shares, or up to 920,000 shares if the underwriters’ over-allotment option is exercised in full.

Our Third Amended and Restated Certificate of Incorporation permits us to authorize the issuance of up to 1,000,000 shares of preferred stock, in one or more series without stockholder action. The Preferred Stock constitute a series of our authorized preferred stock. We may from time to time, without notice to or the consent of holders of the Preferred Stock, issue shares of preferred stock that rank equally with or junior to the Preferred Stock. We may also from time to time, without notice to or consent of holders of the Preferred Stock, issue additional shares of the Preferred Stock; provided, that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Preferred Stock would form a single series with the Preferred Stock offered hereby. We have the authority to issue fractional shares of Preferred Stock.

The Preferred Stock will be fully paid and non-assessable when issued. Holders of the Preferred Stock will not have preemptive or similar rights to acquire any of our capital stock. Holders will not have the right to convert Preferred Stock into, or exchange Preferred Stock for, shares of any other class or series of shares or other securities of ours. The Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem or purchase the Preferred Stock.

Ranking

The Preferred Stock will rank senior to our common stock and any other junior stock (as defined herein) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, equally with each other series of our preferred stock that we may issue the terms of which provide that they rank equally with the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up and junior to each other series of our preferred stock that we may issue in the future the terms of which provide that they rank senior to the Preferred Stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. Upon completion of this offering and the repurchase of 60,000 Shares of Series B Preferred Stock of the Company pursuant to a stock purchase agreement with IWS Acquisition Corporation, we will not have outstanding any series or class of preferred stock.

Dividends

Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of lawfully available funds for the payment of dividends, cumulative cash dividends from the original issue date at the rate of 8.00% of the $25.00 per share liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Preferred Stock shall be payable quarterly on the 15th day of March, June, September and December of each year, commencing on June 15 , 2018. In the event that we issue additional Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date that we specify at the time such additional shares are issued.

Dividends, if so declared, will be payable to holders of record of the Preferred Stock as they appear on our books on the applicable record date, which shall be March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As a result, holders of shares of Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date. The first dividend record date will be  June 1 , 2018.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock and will end on and exclude the June 15 , 2018 dividend payment date. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

No dividends on shares of Preferred Stock shall be authorized by our Board of Directors (or a duly authorized committee thereof) or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Preferred Stock” for information as to these and other circumstances under which we may be unable to pay dividends on the Preferred Stock.

Notwithstanding the foregoing, dividends on the Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Preferred Stock that may be in arrears, and holders of the Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Unless full cumulative dividends on all shares of Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof has been set aside or contemporaneously is set apart for payment for all past dividend periods):

●	no dividend shall be declared or paid or set aside for payment upon our common stock, or any other junior stock (other than a dividend payable solely in common stock or other junior stock), nor shall any distribution be declared or made upon our common stock or any other junior stock;

●	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock (it being understood that the provisions of this bullet point shall not apply to grants or settlements of grants pursuant to any equity compensation plan adopted by us); and

●	no shares of Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

As used in this prospectus, “junior stock” means any class or series of our capital stock that ranks junior to the Preferred Stock either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus, junior stock consists solely of our common stock.

As used in this prospectus, “parity stock” means any class or series of our capital stock that ranks equally with the Preferred Stock with respect to the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding-up. As of the date of this prospectus, we did not have any outstanding shares of any class or series of capital stock that would constitute parity stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock and any parity stock, all dividends declared upon the Preferred Stock and any party stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock and such parity stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock that may be in arrears.

Our ability to pay dividends on the Preferred Stock may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements. In addition, we are a holding company and our ability to make dividend payments on the Preferred Stock may depend on our ability to receive dividends or other distributions from our subsidiaries, including our insurance subsidiary, Maison. The ability of Maison, our insurance subsidiary, to pay dividends to us is subject to certain restrictions imposed under Louisiana insurance law, which is the state of domicile for Maison. Dividends payments to us may also be restricted pursuant to a consent agreement entered into with the LDI and the FOIR as a condition of our licensure in each state. As a result, at times, we may not be able to receive dividends from Maison, which would affect our ability to pay dividends on our capital stock, including the Preferred Stock. Our other subsidiary companies collect the majority of their revenue through their affiliation with Maison. Our subsidiary company MMI, earns commission income from Maison for underwriting, policy administration, claims handling, and other services provided to Maison. Our subsidiary company, ClaimCor, earns claims adjusting income for adjusting certain of the claims of Maison’s policyholders. While dividend payments from our other subsidiaries are not restricted under insurance law, the underlying contracts between Maison and our other subsidiary companies are regulated by, and subject to the approval of, insurance regulators.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of the Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the preferential rights of the holders of any class or series of capital stock that we may issue ranking senior to the Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidating distribution in the amount equal to the liquidation preference of $25.00 per share of Preferred Stock, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, but before any distribution of assets is made to holders of our common stock or any class or series of our capital stock we may issue that ranks junior to the Preferred Stock as to liquidation rights.

In any such distribution, if our assets are not sufficient to pay the liquidation distributions in full to all holders of the Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation distributions of those holders. In any such distribution, the liquidation distribution to any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation distributions have been paid in full to all holders of shares of the Preferred Stock and any holders of shares of parity stock and shares ranking senior to the Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding-up, the holders of our other classes of capital stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of this section, a consolidation or merger involving the Company with any other entity, including the consolidation or merger in which the holders of Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of the Company for cash, securities or other property, will not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

The Preferred Stock is not redeemable prior to                      , 2023. On and after that date, the Preferred Stock will be redeemable at our option, in whole or in part, upon not less than 30 days nor more than 60 days’ notice, at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. Holders of the Preferred Stock will have no right to require the redemption of the Preferred Stock.

In connection with any redemption of Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

●	the redemption date;

●	the number of shares of Preferred Stock to be redeemed and, if less than all the shares of Preferred Stock held by such holder are to be redeemed, the number of such shares of Preferred Stock to be redeemed from such holder;

●	the redemption price;

●	that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Preferred Stock for payment of the redemption price; and

●	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares of Preferred Stock to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

If notice of redemption of any shares of Preferred Stock has been given and if the Company has irrevocably set aside the funds necessary for such redemption, then, from and after the redemption date (unless the Company shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Preferred Stock will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

Unless full cumulative dividends on all shares of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock (except by exchanging it for its junior stock); provided, however, that the Company may purchase or acquire shares of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock.

Our ability to redeem the Preferred Stock as described above may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements.

Voting Rights

The holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time provided by law, nor will the holders of the Preferred Stock be given any notice of a meeting or vote by the Company’s stockholders.

In any matter on which holders of Preferred Stock are entitled to vote, each share of Preferred Stock will be entitled to one vote for each $25.00 of liquidation preference.

So long as any shares of Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Preferred Stock and each other class or series of voting parity stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) (a) authorize, create, or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company or reclassify any authorized shares of capital stock of the Company into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (b) amend, alter or repeal our Certificate of Incorporation, whether by way of a merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (b) above, so long as any shares of Preferred Stock remain outstanding with the terms thereof unchanged or the holders of shares of Preferred Stock receive capital stock of the successor with substantially identical rights (taken as a whole), taking into account that, upon the occurrence of an Event, we may not be the surviving entity, the occurrence of such Event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (b) above. In addition, if the holders of the Preferred Stock receive the greater of the full trading price of the Preferred Stock on the date of an Event set forth in (b) above or the $25.00 liquidation preference per share of the Preferred Stock pursuant to the occurrence of any of the Events set forth in (b) above, then such holders will not have any voting rights with respect to the Events set forth in (b) above. Moreover, if any Event set forth in (b) above would adversely affect any right, preference, privilege or voting power of the Preferred Stock disproportionately relative to other classes or series of parity stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, will also be required.

Holders of the Preferred Stock will not be entitled to vote with respect to (x) any increase in the total number of authorized shares of parity stock or junior stock of the Company, or (y) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of parity stock or junior stock, and any such authorization, creation or issuances will not be deemed to adversely affect the rights of the holders of the Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption and irrevocable instructions have been given to the paying agent to pay the redemption price and all accrued and unpaid distributions on the Preferred Stock.

Conversion

Holders will not have the right to convert Preferred Stock into, or exchange Preferred Stock for, any other securities or property of the Company.

Listing of the Preferred Stock

We have applied to list the Preferred Stock on the Nasdaq Stock Market under the symbol “PIHPP.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Preferred Stock. Listing of the Preferred Stock is not a condition to the completion of this offering.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

VStock Transfer, LLC will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Preferred Stock. The address of VStock Transfer, LLC is 18 Lafayette Place, Woodmere, NY, 11598.

Book-Entry; Delivery and Form

The Preferred Stock will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Preferred Stock except in limited circumstances. The global securities will be issued to DTC, the depository for the Preferred Stock, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Preferred Stock. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase Preferred Stock through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Preferred Stock on DTC’s records. Since you actually own the Preferred Stock, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Preferred Stock. DTC’s records only show the identity of the direct participants and the amount of the Preferred Stock held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Preferred Stock held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Shares of Preferred Stock represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

●	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

●	we determine not to require all of the Preferred Stock to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Preferred Stock at its corporate office.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Stock offered by this prospectus.

This discussion is based upon provisions of the Internal Revenue Code, (the “Code”), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this filing and all of which are subject to change or differing interpretations by the Internal Revenue Service (“IRS”) or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the purchase, ownership, and disposition of the Preferred Stock to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to 1347 Property Insurance Holdings, Inc.

The following discussion applies only to purchasers who hold the Preferred Stock as a “capital asset” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation which may be important to particular holders of the Preferred Stock in light of their individual circumstances, such as (i) holders of Preferred Stock subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to holders that will hold the Preferred Stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, or (iv) holders who acquire Preferred Stock in a compensation transaction, all of whom may be subject to tax rules that differ significantly from those summarized below.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our Preferred Stock, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our Preferred Stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our Preferred Stock.

No ruling has been obtained or will be requested from the IRS, regarding any matter affecting us or prospective holders of our Preferred Stock. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of the Preferred Stock.

Each prospective holder of our Preferred Stock should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the purchase, ownership and disposition of the Preferred Stock.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Preferred Stock and you are for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person (as defined in the Code).

Distributions in General

If distributions are made with respect to the Preferred Stock, such distributions (pursuant to Section 301 of the Code) will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Preferred Stock, the tax treatment of which is discussed below under “– U.S. Holders: Disposition of Preferred Stock, Including Redemptions.”

Under current law, dividends received by individual holders of the Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Stock that is held for 60 days or less during the 121 day period beginning on the date which is 60 days before the date on which the Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods aggregating in excess of 366 days, Preferred Stock that is held for 90 days or less during the 181 day period beginning on the date which is 90 days before the date on which the Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual stockholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual stockholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such stockholder’s holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate stockholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock (or where the dividend is attributable to a period or periods aggregating in excess of 366 days, Preferred Stock that is held for at least 91 days during the 181 day period beginning on the date which is 90 days before the date on which the Preferred Stock becomes ex-dividend). Corporate stockholders of the Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate stockholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate stockholder receives a dividend on the Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the stockholder in certain instances must reduce its basis in the Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Preferred Stock.

Disposition of Preferred Stock, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a distribution pursuant to Section 301 of the Code, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Preferred Stock redeemed, except to the extent that any cash received is attributable to dividends which were declared on the Preferred Stock prior to any action toward redemption (such dividends will be subject to the rules discussed above in “– U.S. Holders – Distributions in General).” A payment made in redemption of Preferred Stock may be treated as a distribution pursuant to Section 301 of the Code, rather than as payment in exchange for the Preferred Stock, unless the redemption:

●	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

●	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;
●	results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)(3) of the Code; or
●	is a redemption of stock held by a non-corporate stockholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests have been met, a U.S. holder must take into account not only shares of the Preferred Stock and the common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a distribution pursuant to Section 301 of the Code, the rules discussed above in “– U.S. Holders – Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Preferred Stock generally will not qualify for this exception because the voting rights are limited. For purposes of the “redemption from non-corporate stockholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the stockholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business. Each U.S. holder of the Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Preferred Stock will be treated as a distribution pursuant to Section 301 of the Code or a payment in exchange for the Preferred Stock. If the redemption payment is treated as a distribution pursuant to Section 301 of the Code, the rules discussed above in “– U.S. Holders – Distributions in General” apply. Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Preferred Stock is treated as a distribution with respect to such holder’s Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Preferred Stock held by such holder immediately before the redemption on a pro rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable capital gain. If such holder has different bases in shares of the Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of the Preferred Stock held exceeds the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Preferred Stock to the holder’s remaining, unredeemed Preferred Stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends on the Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 24%) on payments of dividends on the Preferred Stock and certain payments of proceeds on the sale or other disposition of the Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Considerations,” the following discussion summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock by certain “Non-U.S. holders.” You are a “Non-U.S. holder” if you are a beneficial owner of the Preferred Stock and you are not a “U.S. holder.”

Distributions on the Preferred Stock

If distributions are made with respect to the Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Preferred Stock, the tax treatment of which is discussed below under “– Non-U.S. Holders – Disposition of Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “– Non-U.S. Holders – Disposition of Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of the Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder of the Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Non-U.S. holder of the Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Preferred Stock, Including Redemptions

Any gain realized by a Non-U.S. holder on the disposition of the Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

●	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or
●	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five year period ending on the date of disposition more than 5% of the Preferred Stock. This assumes that the Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower applicable treaty rate), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Preferred Stock, a redemption of shares of the Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a distribution pursuant to Section 301 of the Code, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder’s holding period for such Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder’s adjusted tax basis in the Preferred Stock redeemed, except to the extent that any cash received is attributable to dividends which were declared on the Preferred Stock prior to any action toward redemption (such dividends will be subject to the rules discussed above in “– Non-U.S. Holders – Distributions on the Preferred Stock”). A payment made in redemption of the Preferred Stock may be treated as a distribution pursuant to Section 301 of the Code, rather than as payment in exchange for the Preferred Stock, in the same circumstances discussed above under “– U.S. Holders – Disposition of Preferred Stock, including Redemptions.” Each Non-U.S. holder of the Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Preferred Stock will be treated as a distribution pursuant to Section 301 of the Code or as payment in exchange for the Preferred Stock.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% withholding tax on dividends on Preferred Stock paid on or after July 1, 2014 and the gross proceeds of a sale or other disposition of Preferred Stock paid on or after January 1, 2019 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of Preferred Stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom Boenning & Scattergood, Inc. is acting as representative, have severally agreed to purchase on a firm commitment basis, and we have agreed to sell to them, severally, the number of shares of Preferred Stock indicated below.

Underwriters	Number of Shares
Boenning & Scattergood, Inc.
American Capital Partners, LLC
Joseph Gunnar & Co., LLC
Total

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Preferred Stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Preferred Stock offered by this prospectus if any such shares of Preferred Stock are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated; however, the underwriters are not required to take or pay for the shares of Preferred Stock covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 120,000 additional shares of Preferred Stock at the public offering price of $25.00 per share. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of Preferred Stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Preferred Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Preferred Stock listed next to the names of all underwriters in the preceding table.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Commissions and Discounts

The underwriters propose initially to offer the shares of Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at the public offering price minus a concession not in excess of $.895 per share. After the initial offering, the public offering price, concession and any other selling terms of this offering may be changed by the underwriters.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, that we will pay to the underwriters in connection with this offering.

	Per Share	Total Without Over-allotment	Total With Over-allotment
Public offering price	$25.00	$20,000,000	$23,000,000
Underwriting discounts and commissions to be paid by us	$0.895	$716,000	$823,400
Proceeds, before expenses, to us	$24.105	$19,284,000	$22,176,600

We have also agreed to pay certain of the underwriters’ expenses relating to the offering, including (a) all filing fees incurred in clearing this offering with FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the representative; (c) the expenses incurred in connection with any investor presentations on any “road show” undertaken in connection with the marketing of the securities not to exceed $20,000; and (d) the reasonable fees and expenses of the representative’s legal counsel not to exceed $75,000.

We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $547,000.

Listing

Prior to this offering, there has been no public market for the Preferred Stock. We have applied to list the Preferred Stock on the Nasdaq Stock Market under the symbol “PIHPP.” If the application is approved, we expect trading of the Preferred Stock on the Nasdaq to begin within the 30-day period after the initial delivery of the Preferred Stock. Listing of the Preferred Stock is not a condition to the completion of this offering.

No Sales of Similar Securities

We have agreed that, for a period of 90 days from the date hereof, we will not, without the prior written consent of the representative on behalf of the underwriters, issue, offer, pledge, sell, contract to sell, or otherwise dispose of any shares of Preferred Stock or any shares of preferred stock ranking on parity with or senior to the Preferred Shares or any securities convertible into or exercisable or exchangeable for shares of Preferred Stock or shares of preferred stock ranking on par with or senior to the Preferred Stock; enter into any swap or other arrangement that transfers any of the economic consequences of ownership of the Preferred Stock or such parity or senior preferred stock; file any registration statement relating to the offering of any shares of Preferred Stock or any shares of preferred stock ranking on par with or senior to the Preferred Stock; or publicly announce an intention to effect any such transaction.

Price Stabilization, Short Position

Until the distribution of the shares of Preferred Stock is completed, SEC rules may limit the ability of the underwriters to bid for or purchase shares of Preferred Stock. However, the underwriters may engage in transactions that have the effect of stabilizing the price of the Preferred Stock, such as purchases that peg, fix or maintain that price.

If the underwriters create a short position in the Preferred Stock in connection with this offering, i.e., if they sell more shares of Preferred Stock than are listed on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Preferred Stock in the open market. Purchases of shares of Preferred Stock that stabilize the per share price or reduce a short position may cause the price of the Preferred Stock to be higher than it might be in the absence of those purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Each such underwriter may allocate a limited number of shares of Preferred Stock for sale to its online brokerage customers. An electronic prospectus may be available on the Internet web site maintained by each such underwriter. Other than this prospectus in electronic format, the information on any such underwriter’s web site is not part of this prospectus.

Conflicts of Interest

The underwriters have not historically, but may in the future, provide investment banking and advisory services to us and our affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

Selling Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the Offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder).

Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates.

This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of Preferred Stock offered by this prospectus and certain legal matters in connection with this offering will be passed upon for us by Thompson Hine LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cozen O’Connor P.C.

EXPERTS

The financial statements as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

As permitted under the rules of the SEC, we are allowed to incorporate by reference into this prospectus important business information about the Company that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.

All future documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the effective date of the registration statement of which this prospectus forms a part and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus at no cost upon written or oral request. You may request a copy of these reports or documents (other than an exhibit to a report or document unless that exhibit is specifically incorporated by reference into that report or document) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:

1347 Property Insurance Holdings, Inc.
1511 N. Westshore Blvd., Suite 870
Tampa, Florida 33607
(855) 862-0436
jhellman@equityny.com

Copies of these reports and documents are also available through the “Investor Relations” section of our website at www1347pih.com. For other ways to obtain a copy of these reports and documents, please refer to “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act, including exhibits, with respect to the shares of Preferred Stock covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. For further information about us and the shares of Preferred Stock, we refer you to the documents we publicly file with the SEC and the registration statement of which this prospectus forms a part, including the documents filed as exhibits thereto. You can find our public filings with the SEC and the registration statement, including exhibits, on the internet at a website maintained by the SEC at http://www.sec.gov or from our website at http://www.1347pih.com. You may also read and copy our public filings with the SEC and the registration statement at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We also make available on our website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our website address is www.1347pih.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

1347 Property Insurance Holdings, Inc.

INDEX TO FINANCIAL STATEMENTS

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $45,252 and $26,793, respectively)	$45,207	$26,559
Equity investments, at fair value (cost of $1,682 and $1,000, respectively)	1,771	1,136
Short-term investments, at cost	1,779	196
Other investments, at cost	945	505
Total investments	49,702	28,396
Cash and cash equivalents	25,679	43,045
Deferred policy acquisition costs, net	6,192	4,389
Premiums receivable, net of allowance for credit losses of $39 and $38, respectively	2,220	2,923
Ceded unearned premiums	3,836	4,847
Reinsurance recoverable on paid losses	7,767	444
Reinsurance recoverable on loss and loss adjustment expense reserves	17,560	3,652
Funds deposited with reinsured companies	—	500
Current income taxes recoverable	632	1,195
Deferred tax asset, net	855	420
Property and equipment, net	213	250
Other assets	867	788
Total assets	$115,523	$90,849

LIABILITIES
Loss and loss adjustment expense reserves	$22,091	$6,971
Unearned premium reserves	32,170	25,821
Ceded reinsurance premiums payable	5,786	5,229
Agency commissions payable	716	497
Premiums collected in advance	1,887	1,128
Funds held under reinsurance treaties	48	73
Accounts payable and other accrued expenses	4,483	2,065
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding for both periods	2,744	2,708
Total liabilities	$69,925	$44,492

Commitments and contingencies (Note 16)

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,136,125 and 6,108,125 shares issued and 5,984,766 and 5,956,766 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	$6	$6
Additional paid-in capital	47,052	46,809
Retained (deficit) earnings	(480)	616
Accumulated other comprehensive income (loss)	29	(65)
	46,607	47,366
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	45,598	46,357
Total liabilities and shareholders’ equity	$115,523	$90,849

See accompanying notes to consolidated financial statements

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue:
Net premiums earned	$8,632	$7,136	$25,032	$22,869
Net investment income	248	151	700	393
Other income	474	345	1,262	862
Total revenue	9,354	7,632	26,994	24,124

Expenses:
Net losses and loss adjustment expenses	7,795	6,443	13,809	14,917
Amortization of deferred policy acquisition costs	2,755	2,095	7,867	6,148
General and administrative expenses	2,145	1,658	6,535	4,982
Accretion of discount on Series B Preferred Shares	93	89	276	263
Total expenses	12,788	10,285	28,487	26,310

Loss before income tax benefit	(3,434)	(2,653)	(1,493)	(2,186)
Income tax benefit	(1,171)	(847)	(397)	(605)
Net loss	$(2,263)	$(1,806)	$(1,096)	$(1,581)

Net loss per common share:
Basic and diluted	$(0.38)	$(0.30)	$(0.18)	$(0.26)
Weighted average common shares outstanding:
Basic and diluted	5,961,636	6,022,983	5,958,407	6,076,838

Consolidated Statements of Comprehensive Income (Loss)

Net loss	$(2,263)	$(1,806)	$(1,096)	$(1,581)
Unrealized gains (losses) on investments available for sale, net of income taxes	25	(11)	94	310
Comprehensive loss	$(2,238)	$(1,817)	$(1,002)	$(1,271)

See accompanying notes to consolidated financial statements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Changes in Shareholders’ Equity

(in thousands, except per share data)

	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance-January 1, 2016	6,134,274	$6	223,851	$(1,731)	$48,688	$605	$(62)	$47,506
Stock compensation expense	—	—	—	—	38	—	—	38
Purchase of treasury stock	(177,508)	—	177,508	(1,195)	—	—	—	(1,195)
Retirement of treasury shares	—	—	(250,000)	1,917	(1,917)	—	—	—
Net income	—	—	—	—	—	11	—	11
Other comprehensive loss	—	—	—	—	—	—	(3)	(3)
Balance - December 31, 2016	5,956,766	$6	151,359	$(1,009)	$46,809	$616	$(65)	$46,357

Issuance of common shares	28,000	—	—	—	224	—	—	224
Stock compensation expense	—	—	—	—	19	—	—	19
Net loss	—	—	—	—	—	(1,096)	—	(1,096)
Other comprehensive income	—	—	—	—	—	—	94	94
Balance – September 30, 2017 (unaudited)	5,984,766	$6	151,359	$(1,009)	$47,052	$(480)	$29	$45,598

See accompanying notes to consolidated financial statements

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine months ended September 30,
	2017	2016
Cash provided by:
Operating activities:
Net loss	$(1,096)	$(1,581)
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount on Series B Preferred Shares	276	263
Net deferred income taxes	(483)	(209)
Stock compensation expense	19	30
Depreciation expense	55	49
Changes in operating assets and liabilities:
Premiums receivable	703	293
Reinsurance recoverable on paid losses and loss reserves	(21,231)	(7,866)
Amounts held on deposit with reinsured companies	500	725
Ceded unearned premiums	1,011	(1,646)
Deferred policy acquisition costs, net	(1,803)	(339)
Loss and loss adjustment expense reserves	15,120	6,504
Premiums collected in advance	759	819
Unearned premium reserves	6,349	2,902
Ceded reinsurance premiums payable	557	2,333
Current income taxes recoverable	563	(606)
Other, net	2,533	(12)
Net cash provided by operating activities	3,832	1,659

Investing activities:
Purchases of furniture and equipment	(18)	(81)
Purchases of fixed income securities	(18,459)	(7,424)
Purchase of equity investments	(682)	(1,000)
Purchase of other investments	(440)	(139)
Net purchases of short-term investments	(1,583)	(784)
Net cash used in investing activities	(21,182)	(9,428)

Financing activities:
Payment of dividends on preferred shares	(240)	(240)
Proceeds from sale of common stock	224	—
Purchases of treasury stock	—	(1,022)
Net cash used in financing activities	(16)	(1,262)

Net decrease in cash and cash equivalents	(17,366)	(9,031)
Cash and cash equivalents at beginning of period	43,045	47,957
Cash and cash equivalents at end of period	$25,679	$38,926

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$35	$293

See accompanying notes to consolidated financial statements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

1. Nature of Business

Maison Insurance Holdings, Inc. was incorporated on October 2, 2012 in the State of Delaware. On November 19, 2013, its legal name was changed from Maison Insurance Holdings, Inc. to 1347 Property Insurance Holdings, Inc. (“PIH”). PIH is a holding company and is engaged, through its subsidiaries, in the property and casualty insurance business. Unless context denotes otherwise, the terms “Company,” “we,” “us,” and “our” refer to 1347 Property Insurance Holdings, Inc., and its subsidiaries.

Prior to March 31, 2014, PIH was a wholly owned subsidiary of Kingsway America Inc. (“KAI”). KAI, in turn, is a wholly owned subsidiary of Kingsway Financial Services Inc. (“KFSI”), a publicly owned holding company based in Toronto, Ontario, Canada. On March 31, 2014, PIH completed an initial public offering (“IPO”) of its common stock. On June 13, 2014, PIH completed a follow-on offering of its common stock to the public. Through the combination of the IPO and follow-on offering, PIH issued approximately five million shares of its common stock, while KAI, and entities affiliated with KAI retained one million shares of PIH. On October 25, 2017, KAI entered into a purchase agreement with Fundamental Global Investors, LLC (“FGI”) pursuant to which KAI agreed to sell 900,000 shares of our common stock to FGI or to one of FGI’s affiliate companies in two separate transactions. The first transaction, for the sale of 475,428 shares of our common stock, occurred on November 1, 2017. The second transaction, for the sale of 424,572 shares of our common stock is conditioned on approval of the transaction by both the LDI and FL OIR by January 23, 2018. FGI is affiliated with D. Kyle Cerminara, where he serves as Chief Executive Officer, Co-Founder and Partner, and Lewis M. Johnson, where he serves as President, Co-Founder and Partner. Messrs. Cerminara and Johnson are also members of our Board of Directors. Should the second transaction be consummated, FGI, and entities affiliated with FGI, would own 43% of our outstanding common shares.

PIH has three wholly-owned subsidiaries; Maison Insurance Company (“Maison”), a Louisiana-domiciled property and casualty insurance company, Maison Managers, Inc. (“MMI”), a managing general agent, incorporated in the State of Delaware, and ClaimCor, LLC (“ClaimCor”), a Florida based claims and underwriting solutions company. Maison processes claims made by its policyholders through ClaimCor, and also through various third-party claims adjusting companies. MMI has ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

Maison began providing homeowners insurance, manufactured home insurance and dwelling fire insurance to individuals in Louisiana in December 2012. Maison writes both full peril property policies as well as wind/hail only exposures in Louisiana and distributes its policies through a network of independent insurance agencies. Maison began assuming wind/hail only insurance for commercial properties in Texas beginning in June 2015. In September 2015, Maison began writing manufactured home policies in the State of Texas on a direct basis, and in March 2016, Maison began writing homeowner policies in Texas.

In addition to the voluntary policies that Maison writes, Maison has participated in the last five rounds of take-outs from Louisiana Citizens Property Insurance Company (“LA Citizens”), occurring on December 1st of each year, as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association (“TWIA”), which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by both LA Citizens and TWIA. The majority of policies that we have obtained through LA Citizens as well as all of the policies we have obtained through TWIA cover losses arising only from wind and hail. Prior to our takeout, some of these LA Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace.

On March 1, 2017, Maison received a certificate of authority from the Florida Office of Insurance Regulation (“FL OIR”) which authorizes Maison to write personal lines insurance in the State of Florida. Pursuant to the consent order issued, Maison has agreed to comply with certain requirements as outlined by the FL OIR until Maison can demonstrate three consecutive years of net income following the Company’s admission into Florida as evidenced by its Annual Statement filed with the FL OIR via the National Association of Insurance Commissioners electronic filing system. Among other requirements, the FL OIR requires the following as conditions related to the issuance of Maison’s certificate of authority:

●	Although domiciled in the State of Louisiana, Maison has agreed to comply with the Florida Insurance Code as if Maison were a domestic insurer within the State of Florida;
●	Maison has agreed to maintain capital and surplus as to policyholders of no less than $35,000;
●	Maison has agreed to receive prior approval from the FL OIR prior to the payment of any dividends; and
●	Maison has agreed to receive written approval from the FL OIR regarding any form of policy issued or rate charged to its policyholders prior to utilizing any such form or rate for policies written in the State of Florida.

To comply with the consent order, on March 31, 2017, Maison received a capital contribution from PIH in the amount of $16,000. As of September 30, 2017, Maison has not written any insurance policies covering risks in the State of Florida.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

On September 29, 2017, Maison received authorization from the FL OIR to assume personal lines policies from Florida Citizens Property Insurance Corporation (“FL Citizens”) pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, Maison plans to enter the Florida market via the assumption of policies from FL Citizens in December, 2017. The order approving Maison’s assumption of policies limits the number of policies which Maison may assume in 2017, and also stipulates that Maison maintain catastrophe reinsurance at such levels as deemed appropriate by the FL OIR.

MMI serves as the Company’s management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting, and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by and subject to the regulatory oversight of the Louisiana Department of Insurance (“LDI”), Texas Department of Insurance (“TDI”) and the FL OIR.

2. Significant Accounting Policies

Basis of Presentation:

These statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

The Use of Estimates in the Preparation of Consolidated Financial Statements:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are recorded in the accounting period in which the change is determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for loss and loss adjustment expense reserves (as well as the associated reinsurance recoverable on those reserves), the valuation of fixed income and equity securities, the valuation of net deferred income taxes, the valuation of various securities that we have issued in conjunction with the termination of the management services agreement with 1347 Advisors, LLC, and the valuation of deferred policy acquisition costs.

Investments:

Investments in fixed income and equity securities are classified as available-for-sale and reported at estimated fair value. Unrealized gains and losses are included in accumulated other comprehensive income (loss), net of tax, until sold or an other-than-temporary impairment is recognized, at which point the cumulative unrealized gains or losses are transferred to the consolidated statement of operations.

Other investments include investments in limited liability companies in which the Company’s interests are deemed minor and, therefore, are accounted for under the cost method of accounting, which approximates their fair value. Also included in other investments is a fixed rate certificate of deposit with an original maturity of 15 months.

Short-term investments, which consist of investments with maturities between three months and one year, are reported at cost, which approximates fair value due to their short-term nature.

Realized gains and losses on sales of investments are determined on a first-in, first-out basis, and are included in net investment income.

Interest income is included in net investment income and is recorded as it accrues.

The Company accounts for its investments using trade date accounting.

The Company conducts a quarterly review to identify and evaluate investments that show objective indications of possible impairment. Impairment is charged to the statement of operations if the fair value of the instrument falls below its amortized cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

Cash and Cash Equivalents:

Cash and cash equivalents include cash and highly liquid investments with original maturities of 90 days or less.

Premiums Receivable:

Premiums receivable include premium balances due and uncollected as well as installment premiums not yet due from our independent agencies and insureds. Premiums receivable are reported net of an estimated allowance for credit losses.

Reinsurance:

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and losses ceded to other companies have been reported as a reduction of premium revenue and incurred net losses and loss adjustment expenses. A reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies.

Deferred Policy Acquisition Costs:

The Company defers commissions, premium taxes, assessments and other underwriting and agency expenses that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable. Costs deferred on insurance products are amortized over the period in which premiums are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the corresponding premium is earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future loss and loss adjustment expenses to be incurred as revenues are earned. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs. Changes in estimates, if any, are recorded in the accounting period in which they are determined.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit).

Property and Equipment:

Property and equipment is reported at historical cost less accumulated depreciation. Depreciation of property and equipment is recorded on a straight-line basis over estimated useful life which range from seven years for furniture, five years for vehicles, three years for computer equipment, and the shorter of estimated useful life or the term of the lease for leasehold improvements. Property and equipment is estimated to have no salvage value at its useful life-end.

Rent expense for the Company’s office leases is recognized on a straight-line basis over the term of the lease. Rent expense was $255 and $258 for the nine months ended September 30, 2017 and 2016, respectively.

Loss and Loss Adjustment Expense Reserves:

Loss and loss adjustment expense reserves represent the estimated liabilities for reported loss events, incurred but not yet reported loss events and the related estimated loss adjustment expenses. The Company performs a continuing review of its loss and loss adjustment expense reserves, including its reserving techniques as well as the impact of reinsurance on our loss reserves. The loss and loss adjustment expense reserves are also reviewed, at minimum, on an annual basis by qualified third party actuaries. Since the loss and loss adjustment expense reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of income in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to the Company’s results of operations and financial position in such period.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

Concentration of Credit Risk:

Financial instruments which potentially expose the Company to concentrations of credit risk include investments, cash, premiums receivable, and amounts due from reinsurers on losses incurred. The Company maintains its cash with two major U.S. domestic banking institutions and two regional banks headquartered in the Southeastern United States. Such amounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per institution. At September 30, 2017, the Company held funds on deposit at these institutions in excess of these FDIC insured amounts. The terms of these deposits are on demand to mitigate some of the associated risk. The Company has not incurred losses related to these deposits.

The Company has not experienced significant losses related to premiums receivable from its policyholders and management believes that amounts provided as an allowance for credit losses is adequate.

The Company has not experienced any losses on amounts due from reinsurers. In order to limit the credit risk associated with amounts potentially due from reinsurers, the Company uses several different reinsurers, all of which have an A.M. Best Rating of A- (Excellent) or better. Absent such rating, the Company has required its reinsurers to place collateral on deposit with an independent institution under a trust agreement for the Company’s benefit.

The Company also has risk associated with the lack of geographic diversification due to the fact that through September 30, 2017, Maison exclusively underwrote policies in Louisiana and Texas. The Company insures personal property located in 63 of the 64 parishes in the State of Louisiana. As of September 30, 2017, these policies are concentrated within these parishes, presented as a percentage of our total policies in force in all states, as follows: Jefferson Parish 12.6%, Saint Tammany Parish 12.5%, East Baton Rouge Parish 7.2%, and Livingston Parish 5.1%. No other parish individually has over 5.0% of the policies in force as of September 30, 2017. On a direct basis, Maison writes in 150 of the 254 counties that comprise the State of Texas; however, no single county represents over 5.0% of the Company’s total policies in force as of September 30, 2017.

Revenue Recognition:

Premium revenue is recognized on a pro rata basis over the term of the respective policy contract. Unearned premium reserves represent the portion of premium written that is applicable to the unexpired term of policies in force.

Service charges on installment premiums are recognized as income upon receipt of related installment payments and are reflected in other income.

Revenue from other policy fees is deferred and recognized over the terms of the respective policy period, with revenue reflected in other income.

Any customer payment received is applied first to any service charge or policy fee due, with the remaining amount applied toward any premium due.

Ceded premiums are charged to income over the applicable term of the various reinsurance contracts with third party reinsurers. Ceded unearned premiums represent the unexpired portion of premiums ceded to reinsurers and are reported as an asset on the Company’s consolidated balance sheets.

Premiums collected in advance occur when the policyholder premium is paid in advance of the effective commencement period of the policy and are recorded as a liability on the Company’s consolidated balance sheets.

Stock-Based Compensation:

The Company has accounted for stock-based compensation under the provisions of ASC Topic 718 – Stock Compensation, which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (stock options and common stock purchase warrants). The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model using assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The fair value of each stock option award is recorded as compensation expense on a straight-line basis over the requisite service period, which is generally the period in which the stock options vest, with a corresponding increase to additional paid-in capital.

The Company has also issued restricted stock units (“RSUs”) to certain of its employees which have been accounted for as equity based awards since, upon vesting, they are required to be settled in the Company’s common shares. The Company used a Monte Carlo valuation model to estimate the fair value of these awards upon grant date as the vesting of these RSUs occurs solely upon market-based conditions. The fair value of each RSU is recorded as compensation expense over the derived service period, as determined by the valuation model. Should the market-based condition be achieved prior to the expiration of the derived service period, any unrecognized cost will be recorded as compensation expense in the period in which the RSUs actually vest.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

Fair Value of Financial Instruments:

The carrying values of certain financial instruments, including cash, short-term investments, premiums receivable and accounts payable, approximate fair value due to their short-term nature. The Company measures the fair value of financial instruments in accordance with GAAP, which defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal or most advantageous market for the asset (or liability) in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Earnings Per Common Share:

Basic earnings per common share is computed using the weighted average number of shares outstanding during the respective period.

Diluted earnings per common share assumes conversion of all potentially dilutive outstanding stock options, warrants or other convertible financial instruments. Potential common shares outstanding are excluded from the calculation of diluted earnings per share if their effect is anti-dilutive.

Operating Segments:

The Company operates in a single segment – property and casualty insurance.

3. Recently Issued Accounting Standards

ASU 2014-09: Revenue from Contracts with Customers:

The FASB has issued ASU No. 2014-09, “Revenue from Contracts with Customers”, and related amendments ASU 2015-14, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-05 and ASU 2017-13,  (collectively, “Topic 606”). Topic 606 creates a new comprehensive revenue recognition standard that will serve as a single source of revenue guidance for all companies that either enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of non-financial assets, unless those contracts are within the scope of other standards, such as insurance contracts. Topic 606 becomes effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. The Company will adopt Topic 606 on the effective date and since virtually all of the Company’s revenues relate to insurance contracts and investment income, the adoption of Topic 606 is not expected to have a material impact on the Company’s revenues.  The Company will continue to monitor and examine transactions that could potentially fall within the scope of Topic 606 as such are consummated.

ASU 2016-01: Financial Instruments-Overall:

In January 2016, the FASB issued ASU 2016-01: Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. Most significantly, ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income (loss). ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. ASU 2016-01 will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-01 is not expected to have a material impact on the Company’s financial position, cash flows, or total comprehensive income, but could impact the Company’s results of operations and earnings per share as changes in fair value will be presented in net income rather than other comprehensive income.

ASU 2016-02: Leases:

In February 2016, the FASB issued ASU 2016-02: Leases. ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income while the repayment of the principal portion of the lease liability will be classified as a financing activity and the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company has reviewed its existing lessee obligations and has determined that ASU 2016-02 will apply should the Company renew its existing leases, or enter into any new lease agreements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

ASU 2016-09: Stock Compensation:

In March 2016, the FASB issued ASU 2016-09: Compensation – Stock Compensation: Improvement to Employee Share-Based Payment Accounting. ASU 2016-09 was issued to simplify the accounting for share-based payment awards. The guidance requires that all tax effects related to share-based payment be made through the statement of operations at the time of settlement as opposed to the current guidance that requires excess tax benefits to be recognized in additional paid-in-capital. ASU 2016-09 also removes the requirement to delay recognition of a tax benefit until it reduces current taxes payable. The change is required to be applied on a modified retrospective basis, with a cumulative effect adjustment to opening accumulated deficit. Additionally, all tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows, a departure from the current requirement which presents tax benefits as an inflow from financing activities and an outflow from operating activities. ASU 2016-09 is effective for annual and interim reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company does not believe the adoption of ASU 2016-09 will have a material impact on its consolidated financial statements.

ASU 2016-13: Financial Instruments – Credit Losses:

In June 2016, the FASB issued ASU 2016-13: Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to provide financial statement users with more useful information regarding the expected credit losses on financial instruments held as assets. Under current GAAP, financial statement recognition for credit losses on financial instruments was generally delayed until the loss was probable of occurring. The amendments of ASU 2016-13 eliminate this probable initial recognition threshold and instead reflect an entity’s current estimate of all expected credit losses. The amendments also broaden the information that an entity must consider in developing its expected credit loss estimates for those assets measured at amortized cost by using forecasted information instead of the current methodology which only considered past events and current conditions. Under ASU 2016-13, credit losses on available-for-sale debt securities will be measured in a manner similar to current GAAP; however, the amendments require that credit losses be presented as an allowance against the investment, rather than as a write-down. The amendments also allow the entity to record reversals of credit losses in current period net income, which is prohibited under current GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

4. Investments

A summary of the amortized cost, estimated fair value, and gross unrealized gains and losses on the Company’s investments in fixed income and equity securities at September 30, 2017 and December 31, 2016 is as follows.

As of September 30, 2017 (unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed income securities:
U.S. government	$2,911	$6	$(18)	$2,899
State municipalities and political subdivisions	5,379	12	(26)	5,365
Asset-backed securities and collateralized mortgage obligations	16,727	26	(119)	16,635
Corporate	20,235	113	(40)	20,308
Total fixed income securities	45,252	157	(202)	45,207
Equity securities:
Common stock	1,571	66	(25)	1,612
Warrants to purchase common stock	72	79	(29)	122
Rights to purchase common stock	39	3	(5)	37
Total equity securities	1,682	148	(59)	1,771
Total fixed income and equity securities	$46,934	$305	$(261)	$46,978

As of December 31, 2016
Fixed income securities:
U.S. government	$1,623	$1	$(20)	$1,604
State municipalities and political subdivisions	2,271	2	(27)	2,246
Asset-backed securities and collateralized mortgage obligations	12,095	9	(136)	11,968
Corporate	10,804	28	(91)	10,741
Total fixed income securities	26,793	40	(274)	26,559
Equity securities:
Common stock	1,000	136	—	1,136
Total equity securities	1,000	136	—	1,136
Total fixed income and equity securities	$27,793	$176	$(274)	$27,695

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

The table below summarizes the Company’s fixed income securities at September 30, 2017 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

Matures in:	Amortized Cost	Estimated Fair Value
One year or less	$2,416	$2,415
More than one to five years	19,759	19,757
More than five to ten years	11,780	11,804
More than ten years	11,297	11,231
Total	$45,252	$45,207

The following table highlights, by loss position and security type, those fixed income and equity securities in unrealized loss positions as of September 30, 2017 and December 31, 2016. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions. There were 149 and 122 fixed income investments that were in unrealized loss positions as of September 30, 2017 and December 31, 2016, respectively. The Company held 12 equity investments in unrealized loss positions as of September 30, 2017.

	Less than 12 Months		Greater than 12 Months		Total
As of September 30, 2017 (unaudited)	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed income securities:
U.S. government	$2,041	$(18)	$175	$—	$2,216	$(18)
State municipalities and political subdivisions	2,357	(13)	589	(13)	2,946	(26)
Asset-backed securities and collateralized mortgage obligations	11,682	(83)	1,675	(36)	13,357	(119)
Corporate	6,568	(23)	556	(16)	7,124	(39)
Total fixed income securities	22,648	(137)	2,995	(65)	25,643	(202)
Equity securities:			—	—
Common stock	237	(25)	—	—	237	(25)
Warrants to purchase common stock	23	(29)	—	—	23	(29)
Rights to purchase common stock	18	(5)	—	—	18	(5)
Total equity securities	278	(59)	—		278	(59)
Total fixed income and equity securities	$22,926	$(196)	$2,995	$(65)	$25,921	$(261)

As of December 31, 2016
Fixed income securities:
U.S. government	$1,303	$(20)	$—	$—	$1,303	$(20)
State municipalities and political subdivisions	1,537	(27)	—	—	1,537	(27)
Asset-backed securities and collateralized mortgage obligations	9,552	(133)	460	(3)	10,012	(136)
Corporate	5,952	(91)	—	—	5,952	(91)
Total fixed income securities	$18,344	$(271)	$460	$(3)	$18,804	$(274)

Under the terms of the certificate of authority granted to Maison by the Texas Department of Insurance, Maison is required to pledge securities totaling at least $2,000 with the State of Texas. Maison deposited the required securities with the State of Texas on May 13, 2015. These securities consist of various fixed income securities listed in the preceding tables which have an amortized cost basis of $2,001 and estimated fair value of $1,998 as of September 30, 2017.

The Company’s other investments are comprised of investments in two limited partnerships which seek to provide equity and asset-backed debt investment in a variety of privately-owned companies. The Company has committed to a total investment of $1,000, of which the limited partnerships have drawn down approximately $645 through September 30, 2017. One of these limited partnerships is managed by Argo Management Group, LLC, an entity which, as of April 21, 2016 is wholly owned by KFSI (see Note 12 – Related Party Transactions). The Company has accounted for its investments under the cost method as the instruments do not have readily determinable fair values and the Company does not exercise significant influence over the operations of the limited partnerships or the underlying privately-owned companies.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

Also included in other investments is a certificate of deposit in the amount of $300 with an original term of 18 months deposited with the State of Florida pursuant to the terms of the certificate of authority issued to Maison from the FL OIR.

Other-than-Temporary Impairment:

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Company:

●	considering the extent and length of time during which the market value has been below cost;

●	identifying any circumstances which management believes may impact the recoverability of the unrealized loss positions;

●	obtaining a valuation analysis from a third-party investment manager regarding the intrinsic value of these investments based upon their knowledge and experience combined with market-based valuation techniques;

●	reviewing the historical trading volatility and trading range of the investment and certain other similar investments;

●	assessing if declines in market value are other-than-temporary for debt instruments based upon the investment grade credit ratings from third-party credit rating agencies;

●	assessing the timeliness and completeness of principal and interest payment due from the investee; and

●	assessing the Company’s ability and intent to hold these investments until the impairment may be recovered.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

●	the opinions of professional investment managers could be incorrect;

●	the past trading patterns of investments may not reflect their future valuation trends;

●	the credit ratings assigned by credit rating agencies may be incorrect due to unforeseen events or unknown facts related to the investee company’s financial situation; and

●	the historical debt service record of an investment may not be indicative of future performance and may not reflect a company’s unknown underlying financial problems.

The Company has reviewed currently available information regarding the investments it holds which have estimated fair values that are less than their carrying amounts and believes that these unrealized losses are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Company does not intend to sell these investments in the short term, and it is not likely that it will be required to sell these investments before the recovery of their amortized cost.

Accordingly, all of the Company’s investments were in good standing and there were no write-downs for other-than-temporary impairments on the Company’s investments for the nine months ended September 30, 2017 and 2016.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

The Company does not have any exposure to subprime mortgage-backed investments. Net investment income for the three and nine months ended September 30, 2017 and 2016 was as follows:

	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2017	2016	2017	2016
Investment income:
Interest on fixed income securities	$231	$123	$548	$332
Interest on cash and cash equivalents	30	34	126	89
Realized gain upon sale of securities	4	—	68	—
Other	—	5	—	7
Gross investment income	265	162	742	428
Investment expenses	(17)	(11)	(42)	(35)
Net investment income	$248	$151	$700	$393

5. Reinsurance

The Company reinsures, or cedes, a portion of its written premiums on a per risk and excess of loss basis to non-affiliated insurers in order to limit its loss exposure. Although reinsurance is intended to reduce the Company’s exposure risk, the ceding of insurance does not legally discharge the Company from its primary liability for the full amount of coverage under its policies. If our reinsurers fail to meet their obligations under the applicable reinsurance agreements, the Company would still be required to pay the insured for the loss.

Under the Company’s per-risk treaty, reinsurance recoveries are received for up to $1,750 in excess of a retention of $250 for each loss occurring prior to June 1, 2017. Effective June 1, 2017, the Company amended its per-risk treaty such that recoveries are received for up to $1,600 in excess of a retention of $400 for each loss occurring on June 1, 2017 or thereafter. The Company has ceded $405 and $438 in written premiums under its per-risk treaties for the nine months ended September 30, 2017 and 2016, respectively.

The Company’s excess of loss treaties are based upon a treaty year beginning on June 1st of each year and expiring on May 31st of the following year. Thus, the financial statements for the nine month periods ended September 30, 2017 and 2016 contain premiums ceded under three separate excess of loss treaties. Under the Company’s 2015/2016 excess of loss treaty which expired on May 31, 2016, for each catastrophic event occurring within a 144-hour period, the Company receives reinsurance recoveries of up to $121,000 in excess of a retention of $4,000 per event. The Company had also procured a “top, drop and aggregate” layer of reinsurance protection that may be used for any event above $125,000, up to a maximum recovery of $15,000. This $15,000 second layer of coverage applied in total to all events occurring during the treaty year of June 1, 2015 through May 31, 2016.

For both the treaty years beginning June 1, 2016 and June 1, 2017, the Company’s excess of loss treaties cover losses of up to $170,000 in excess of a $5,000 retention per event. For any event above $175,000, the Company again purchased top, drop and aggregate coverage, with an additional limit of $25,000. The $25,000 aggregate coverage applies in total to all events occurring during each of the treaty years.

The Company has ceded $16,021 and $14,976 in written premiums under its excess of loss treaties for the nine months ended September 30, 2017 and 2016, respectively.

In June 2015, we began writing business through a quota-share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, we act as a reinsurer, and have assumed wind/hail only exposures on certain churches and related structures that Brotherhood insures throughout the State of Texas. Our quota-share percentage varies from 25%-100% of the wind/hail premium written by Brotherhood, dependent upon the geographic location (coastal areas versus non-coastal areas) within the State of Texas. For the nine months ended September 30, 2017, we have written $1,427 in assumed premiums through our agreement with Brotherhood, compared to $1,367 in assumed premiums for the same period in 2016.

On December 1, 2016, we participated TWIA’s inaugural depopulation program whereby Maison assumed personal lines policies for wind and hail only exposures along the Gulf Coast area of Texas. The depopulation program was structured such that Maison reinsures TWIA under a 100% quota share agreement. For the nine months ended September 30, 2017, we have written $1,401 in assumed premiums through the TWIA quota share agreement.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

The impact of reinsurance treaties on the Company’s financial statements is as follows:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Premium written:
Direct	$16,533	$13,457	$45,989	$38,117
Assumed	630	509	2,828	1,367
Ceded	(6,051)	(5,973)	(16,426)	(15,414)
Net premium written	$11,112	$7,993	$32,391	$24,070

Premium earned:
Direct	$14,056	$12,037	$40,015	$34,455
Assumed	851	509	2,454	1,367
Ceded	(6,275)	(5,410)	(17,437)	(12,953)
Net premium earned	$8,632	$7,136	$25,032	$22,869

Losses and LAE incurred:
Direct	$20,451	$12,529	$31,297	$25,985
Assumed	5,734	562	8,937	2,340
Ceded	(18,390)	(6,648)	(26,425)	(13,408)
Net losses and LAE incurred	$7,795	$6,443	$13,809	$14,917

6. Deferred Policy Acquisition Costs

Deferred policy acquisition costs (“DPAC”) consist primarily of commissions, premium taxes, assessments and other policy processing fees incurred which are related to successful efforts to acquire new or renewal insurance contracts. Acquisition costs deferred on insurance products are amortized over the period in which the related revenues are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred.

DPAC as well as the related amortization expense associated with DPAC for the three and nine months ended September 30, 2017 and 2016, is as follows:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Balance, beginning of period, net	$5,545	$4,139	$4,389	$4,030
Additions	3,402	2,325	9,670	6,487
Amortization	(2,755)	(2,095)	(7,867)	(6,148)
Balance, September 30, net	$6,192	$4,369	$6,192	$4,369

7. Loss and Loss Adjustment Expense Reserves

The Company continually revises its estimates of the ultimate financial impact of claims made. A significant degree of judgment is required to determine amounts recorded in the consolidated financial statements for the provision for loss and loss adjustment expense (“LAE”) reserves. The process for establishing this provision reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown loss events. The process of establishing the provision for loss and LAE reserves relies on the judgment and opinions of a large number of individuals, including the opinions of the Company’s independent actuaries.

The Company’s evaluation of the adequacy of loss and loss adjustment expense reserves includes a re-estimation of the liability for loss and LAE reserves relating to each preceding financial year compared to the liability that was previously established. The results of this comparison and the changes in the provision, net of amounts recoverable from reinsurers, for the nine months ended September 30, 2017 and 2016 were as follows:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Balance, beginning of period, gross of reinsurance	$9,583	$5,884	$6,971	$2,123
Less reinsurance recoverable on loss and LAE expense reserves	(6,012)	(3,431)	(3,652)	(120)
Balance, beginning of period, net of reinsurance	3,571	2,453	3,319	2,003
Incurred related to:
Current year	8,717	6,487	15,953	15,090
Prior years	(922)	(44)	(2,144)	(173)
Paid related to:
Current year	(7,246)	(5,671)	(12,060)	(12,719)
Prior years	411	36	(537)	(940)
Balance, September 30, net of reinsurance	4,531	3,261	4,531	3,261
Plus reinsurance recoverable related to loss and LAE expense reserves	17,560	5,366	17,560	5,366
Balance, September 30, gross of reinsurance	$22,091	$8,627	$22,091	$8,627

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

8. Income Taxes

Actual income tax expense for the three and nine months ended September 30, 2017 and 2016 varies from the amount that would result by applying the applicable statutory federal income tax rate of 34% to income before income taxes as summarized in the following table:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Income tax benefit at statutory income tax rate	$(1,168)	$(902)	$(508)	$(743)
State income tax (net of federal tax benefit)	(5)	54	104	131
Other	2	1	7	7
Income tax benefit	$(1,171)	$(847)	$(397)	$(605)

The Company carries a net deferred income tax asset of $855 and $420 as of September 30, 2017 and December 31, 2016, respectively, all of which the Company believes is more likely than not to be fully realized based upon management’s assessment of future taxable income. Significant components of the Company’s net deferred tax assets are as follows:

(unaudited)	September 30, 2017	December 31, 2016
Deferred income tax assets:
Loss and loss adjustment expense reserves	$49	$35
Unearned premium reserves	2,055	1,503
Net operating loss carryforwards	736	235
Share-based compensation	335	316
Other	308	270
Deferred income tax assets	$3,483	$2,359

Deferred income tax liabilities:
Deferred policy acquisition costs	$2,105	$1,492
State deferred taxes	444	397
Other	79	50
Deferred income tax liabilities	$2,628	$1,939

Net deferred income tax assets	$855	$420

As of September 30, 2017, the Company had no unrecognized tax benefits. The Company analyzed its tax positions in accordance with the provisions of Accounting Standards Codification Topic 740, Income Taxes, and has determined that there are currently no uncertain tax positions. The Company generally recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit).

9. Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares and common share equivalents outstanding during the periods presented. In calculating diluted loss per share, those potential common shares that are found to be anti-dilutive are excluded from the calculation. The table below provides a summary of the numerators and denominators used in determining basic and diluted loss per share for the three and nine months ended September 30, 2017 and 2016.

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Basic and Diluted:
Net loss	$(2,263)	$(1,806)	$(1,096)	$(1,581)
Weighted average common shares outstanding	5,961,636	6,022,983	5,958,407	6,076,838
Loss per common share	$(0.38)	$(0.30)	$(0.18)	$(0.26)

The following potentially dilutive securities outstanding as of September 30, 2017 and 2016 have been excluded from the computation of diluted weighted-average shares outstanding as their effect would be anti-dilutive.

(unaudited)	As of September 30,
	2017	2016
Options to purchase common stock	177,456	210,489
Warrants to purchase common stock	1,906,875	1,906,875
Restricted stock units	20,500	20,500
Performance shares	475,000	475,000
	2,579,831	2,612,864

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

10. Options, Warrants, and Restricted Stock Units

The Company has established an equity incentive plan for employees and directors of the Company (the “Plan”). The purpose of the Plan is to create incentives designed to motivate recipients to contribute toward the Company’s growth and success, and also to attract and retain persons of outstanding competence, and provide such persons with an opportunity to acquire an equity interest in the Company.

The types of awards available for issuance under the Plan include non-qualified stock options, restricted stock, restricted stock units (“RSUs”), performance shares, performance cash awards, and other stock-based awards. The Plan provides for the issuance of 354,912 shares of common stock. As of September 30, 2017, both stock options and RSUs had been issued to the Company’s employees under the Plan resulting in 156,956 shares available for future issuance under the Plan.

There were no grants, exercises, or cancellations of the Company’s stock options for the nine months ended September 30, 2017. The following table summarizes the Company’s stock options outstanding as of September 30, 2017.

Stock Options Outstanding as of September 30, 2017 (unaudited)
Date of Grant	Exercise Price ($)	Expiration Date	Remaining Contractual Life (Years)	Number Outstanding	Number Exercisable
03/31/2014	8.00	03/31/2019	1.50	163,301	143,704
04/04/2014	8.69	04/04/2019	1.51	14,155	12,456
			Total	177,456	156,160

On May 29, 2015, the Compensation Committee of the Company’s Board of Directors granted RSUs to certain of its executive officers under the Plan. Each RSU granted entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU. The RSUs vest as follows: (i) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $10.00 per share; and (ii) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $12.00 per share. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire; however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued.

On May 23, 2017, the Compensation Committee of the Company’s Board of Directors approved the potential issuance of RSUs to the Company’s Chief Operating Officer, Mr. Case. Mr. Case will be awarded two matching RSUs for each share of the Company’s common stock that he purchases on the open market or directly from the Company during the period beginning May 23, 2017 and ending June 15, 2018, up to a maximum of 136,054 RSUs. Each RSU will entitle Mr. Case to one share of the Company’s common stock upon the vesting date of the RSU, which shall vest 20% per year over a period of five years following the date granted, subject to Mr. Case’s continued employment with the Company. Mr. Case will also be required to maintain ownership of the shares purchased through the full five-year vesting period. The RSUs will be issued to Mr. Case outside of the Plan as an inducement grant material to Mr. Case entering into employment with the Company. Through September 30, 2017, Mr. Case had purchased 50,092 shares of the Company’s common stock, of which 28,000 restricted common shares were purchased directly from the Company.

On May 31, 2017, the Compensation Committee of the Company’s Board of Directors approved the potential issuance of additional RSUs to the Company’s Officers and Directors under the Plan. The number of RSUs to be granted will be based upon the number of shares of the Company’s common stock that each participating Officer and Director purchases in open market transactions, independently, and without assistance from the Company, during the period beginning May 31, 2017 and ending November 30, 2017 (the “Purchase Period”). At the end of the Purchase Period, the Company will issue to each participating Officer and Director a total of two RSUs for each share of the Company’s common stock purchased during the Purchase Period, subject to a maximum of 40,000 RSUs for the Company’s Chief Executive Officer, Mr. Raucy, 40,000 RSUs for the Company’s Chief Financial Officer, Mr. Hill, 20,000 RSUs for the Company’s Chief Underwriting Officer, Mr. Stroud, and 6,666 RSUs for each of the Company’s non-employee Directors. Each RSU will entitle the grantee to one share of the Company’s common stock upon the vesting date of the RSU, which shall vest 20% per year over a period of five years following the date granted, subject to each Officer’s continued employment with the Company and each Director’s continued service on the Board, provided that if a Director makes himself available and consents to be nominated by the Company for continued service but is not nominated by the Board for election by the shareholders, other than for good reason as determined by the Board in its discretion, then such director’s RSUs shall vest in full as of his last date of service as a director with the Company. Participating Officers and Directors will be required to maintain ownership of the shares purchased through the full five-year vesting period. Pursuant to the arrangement, a maximum number of 139,996 RSUs may be granted to the Company’s Officers and Directors at the end of the Purchase Period under the Plan. Through September 30, 2017, the Company’s Officers and Directors had purchased 41,565 shares of the Company’s common stock.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

The following table summarizes RSU activity for the nine months ended September 30, 2017.

Restricted Stock Units	Number of Units	Weighted Average Grant Date Fair Value
Non-vested units, December 31, 2016	20,500	$1.34
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested units, September 30, 2017 (unaudited)	20,500	$1.34

Total stock based compensation expense for the nine months ended September 30, 2017 and 2016 was $19 and $30, respectively. As of September 30, 2017, total unrecognized stock compensation expense of $11 remained, which will be recognized through March 31, 2018.

There were no grants, exercises, or cancellations of the Company’s common stock warrants for the nine months ended September 30, 2017. The following table summarizes the Company’s warrants outstanding as of September 30, 2017.

Date of Grant	Exercise Price ($)	Expiration Date	Remaining Contractual Life (Years)	Number Outstanding and Exercisable
03/31/2014	9.60	03/31/2019	1.50	312,500
03/31/2014	10.00	03/31/2019	1.50	94,375
02/24/2015	15.00	02/24/2022	4.41	1,500,000
			Total	1,906,875

11. Shareholders’ Equity

Treasury Shares

On December 1, 2014, the Company’s Board of Directors authorized a share repurchase program for up to 500,000 shares of the Company’s common stock, which expired on December 31, 2016. Through December 31, 2016, the Company has repurchased an aggregate 401,359 shares at an aggregate purchase price of $2,927, or $7.29 per share, including all fees and commissions.

On January 29, 2016, the Company retired 250,000 of its treasury shares, resulting in a reclassification of the purchase price of $1,917 to additional paid in capital.

12. Related Party Transactions

Related party transactions are carried out in the normal course of operations and are measured in part by the amount of consideration paid or received as established and agreed by the parties. Management believes that consideration paid for such services in each case approximates fair value. Except where disclosed elsewhere in these consolidated financial statements, the following is a summary of related party transactions.

Performance Share Grant Agreement

On March 26, 2014, the Company entered into a Performance Share Grant Agreement (“PSGA”) with KAI, whereby KAI will be entitled to receive up to an aggregate of 375,000 shares of PIH common stock upon achievement of certain milestones regarding the Company’s stock price. Pursuant to the terms of the PSGA, if at any time the last sales price of the Company’s common stock equals or exceeds: (i) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of the Company’s common stock; (ii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of the Company’s common stock (in addition to the 125,000 shares of common stock earned pursuant to clause (i) herein); and (iii) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of the Company’s common stock (in addition to the 250,000 shares of common stock earned pursuant to clauses (i) and (ii) herein). The shares of common stock granted to KAI will have a valuation equal to the last sales price of PIH common stock on the day prior to such grant. As of September 30, 2017, the Company has not issued any shares under the PSGA.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

Termination of Management Services Agreement

As a result of the termination of the Management Services Agreement (“MSA”), which occurred on February 24, 2015, the Company has issued the following securities to 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of KFSI:

●	100,000 shares of the Company’s common stock issuable pursuant to the Performance Shares Grant Agreement dated February 24, 2015, and subject to the achievement of the Milestone Event;

●	120,000 shares of Series B Preferred Stock of the Company (the “Preferred Shares”); and

●	A warrant (the “Warrant”) to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $15.00 per share. The Warrant expires on February 24, 2022.

The Performance Shares Grant Agreement grants Advisors 100,000 shares of the Company’s common stock issuable upon the date that the last sales price of the Company’s common stock equals or exceeds $10.00 per share for any 20 trading days within any 30-day trading period (the “Milestone Event”). Advisors will not be entitled to any dividends declared or paid on the Company’s stock prior to the Milestone Event having been achieved.

The Preferred Shares have a par value of $25.00 and pay annual cumulative dividends at a rate of eight percent per annum. Cumulative dividends shall accrue, whether or not declared by the Board and irrespective of whether there are funds legally available for the payment of dividends. Accrued dividends shall be paid in cash only when, as, and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Preferred Shares. In the event of any voluntary of involuntary liquidation, dissolution, or winding up of the Company, the holders of the Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distributions to its shareholders, before any payment shall be made to holders of securities junior in preference to the Preferred Shares. The Preferred Shares rank senior to the Company’s common stock, and the Company is not permitted to issue any other series of preferred stock that ranks equal or senior to the Preferred Shares while the Preferred Shares are outstanding. On both February 24, 2017 and 2016, the Company issued a cash payment of $240 to Advisors representing annual dividend payments due on the Preferred Shares.

Unless redeemed earlier by the Company as discussed below, with the written consent of the holders of the majority of the Preferred Shares then outstanding, the Company will be required to redeem the Preferred Shares then outstanding on February 24, 2020 (the “Mandatory Redemption Date”), for a redemption amount equal to $25.00 per share plus all accrued and unpaid dividends on such shares. The Company has the option to redeem the Preferred Shares prior to the Mandatory Redemption Date immediately prior to the consummation of any change in control of the Company that may occur.

Since the Preferred Shares have a mandatory redemption provision requiring redemption on February 24, 2020, the Company was required to classify the Preferred Shares as a liability on the balance sheet instead of recording the value of these shares in equity. The resulting liability was recorded at a discount to the ultimate redemption amount of the Preferred Shares based upon an analysis of the cash payments expected to occur under the terms of the Preferred Shares discounted for the Company’s estimated cost of equity (13.9%). As a result, amortization in the amount of $1,889 will be charged to operations during the period the Preferred Shares are outstanding using the effective interest method. For the nine months ended September 30, 2017 and 2016, amortization of the discount on the Preferred Shares totaled $276 and $263, respectively.

Investment in Limited Liability Company

On April 21, 2016, KFSI completed the acquisition of Argo Management Group LLC (“Argo”). Argo’s primary business is to act as the Managing Member of Argo Holdings Fund I, LLC, an investment fund in which the Company has committed to invest $500, of which the Company has invested $211 as of September 30, 2017. The managing member of Argo, Mr. John T. Fitzgerald, was also appointed to KFSI’s board of directors on April 21, 2016.

13. Accumulated Other Comprehensive Income (Loss)

The table below details the change in the balance of each component of accumulated other comprehensive income (loss), net of tax, for the three and nine months ended September 30, 2017 and 2016.

(unaudited)	Three months ended September 30,		Nine month ended September 30,
	2017	2016	2017	2016
Unrealized gains (losses) on available-for-sale securities:
Balance, beginning of period	$4	$259	$(65)	$(62)
Other comprehensive income (loss) before reclassifications	40	(10)	187	478
Amounts reclassified from accumulated other comprehensive income (loss)	(3)	(6)	(45)	(8)
Income taxes	(12)	5	(48)	(160)
Net current-period other comprehensive income (loss)	25	(11)	94	310
Balance, September 30	$29	$248	$29	$248

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

14. Fair Value of Financial Instruments

Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For the Company’s financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Company’s intention to hold them until there is a recovery of fair value, which may be to maturity.

The Company classifies its investments in fixed income and equity securities as available-for-sale and reports these investments at fair value. Fair values of fixed income securities for which no active market exists are derived from quoted market prices of similar instruments or other third-party evidence.

The FASB has issued guidance that defines fair value as the exchange price that would be received for and asset (or paid to transfer a liability) in the principal, or most advantageous market in an orderly transaction between market participants. This guidance also establishes a fair value hierarchy that requires and entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance categorizes assets and liabilities at fair value into one of three different levels depending on the observation of the inputs employed in the measurements, as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets providing the most reliable measurement of fair value since it is directly observable.

●	Level 2 – inputs to the valuation methodology which include quoted prices for similar assets or liabilities in active markets. These inputs are observable, either directly or indirectly, for substantially the full-term of the financial instrument.

●	Level 3 – inputs to the valuation methodology which are unobservable and significant to the measurement of fair value.

Financial instruments measured at fair value as of September 30, 2017 and December 31, 2016 in accordance with this guidance are as follows.

September 30, 2017 (unaudited)	Level 1	Level 2	Level 3	Total
Fixed income securities:
U.S. government	$—	$2,899	$—	$2,899
State municipalities and political subdivisions	—	5,365	—	5,365
Asset-backed securities and collateralized mortgage Obligations	—	16,635	—	16,635
Corporate	—	20,308	—	20,308
Total fixed income securities	—	45,207	—	45,207

Equity securities:
Common stock	1,612	—	—	1,612
Warrants to purchase common stock	122	—	—	122
Rights to purchase common stock	37	—	—	37
Total equity securities	1,771	—	—	1,771
Total fixed income and equity securities	$1,771	$45,207	$—	$46,978

December 31, 2016
Fixed income securities:
U.S. government	$—	$1,604	$—	$1,604
State municipalities and political subdivisions	—	2,246	—	2,246
Asset-backed securities and collateralized mortgage Obligations	—	11,968	—	11,968
Corporate	—	10,741	—	10,741
Total fixed income securities	$—	$26,559	$—	$26,559

Equity securities:
Common stock	1,136	—	—	1,136
Total equity securities	1,136	—	—	1,136

Total fixed income and equity securities	$1,136	$26,559	$—	$27,695

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

15. Statutory Requirements

The Company’s insurance subsidiary, Maison, prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the LDI. Prescribed statutory accounting practices include state laws, rules and regulations as well as accounting practices and rules as outlined in a variety of publications of the National Association of Insurance Commissioners (“NAIC”). Permitted statutory accounting practices encompass all accounting practices that are not prescribed, but instead have been specifically requested by an insurer and allowed by the state in which the insurer is domiciled (in Maison’s case, Louisiana). Permitted practices may differ from state to state, company to company within a state, and may change in the future. In converting from statutory accounting basis to U.S. GAAP, typical adjustments include the deferral of acquisition costs (which are all charged to operations as incurred on a statutory basis), the inclusion of statutorily non-admitted assets on the balance sheet, the inclusion of net unrealized holding gains or losses related to investments included on the balance sheet, as well as the inclusion of changes in deferred tax assets and liabilities in the statement of operations.

Statutory Surplus and Capital Requirements

In order to retain its certificate of authority in the States of Louisiana and Florida, Maison is required to maintain a minimum capital surplus of $5,000 and $35,000, respectively. As of September 30, 2017, Maison’s capital surplus was $35,962.

The LDI employs risk-based capital (“RBC”) reports to monitor Maison’s financial condition. Risk-based capital is determined in accordance with a formula adopted by the NAIC which takes into consideration the covariance between asset risk, credit risk, underwriting risk, and other business risks. The RBC report determines whether Maison falls into the “no action” level or one of the four action levels set forth in the Louisiana Insurance Code. Furthermore, in order to retain its certificate of authority in the State of Texas, Maison is required to maintain an RBC ratio of 300% or more. As of September 30, 2017, Maison’s RBC ratio was above 300%.

States routinely require deposits of assets for the protection of policyholders. As of September 30, 2017, Maison held certificates of deposit with an estimated fair value of approximately $100 and $300 as a deposit with the LDI and FL OIR, respectively. Maison also held investment securities with an estimated fair value of approximately $2,000 as a deposit with the TDI.

Surplus Notes

PIH, as the parent company of Maison, is subject to the insurance holding company laws of the State of Louisiana, which, among other things, regulate the terms of surplus notes issued by insurers to their parent company. Maison’s capital is comprised of six surplus notes issued to PIH for the total principal amount of $9,000, all of which have been approved by the LDI prior to their issuance. Notes accrue interest at 10% per annum. Interest payments on the notes are due annually, and are also subject to prior approval by the LDI. The Company’s surplus notes, as of September 30, 2017, are as follows.

Date of Issuance	Maturity Date	Principal Amount
October 22, 2013	October 22, 2017	$650
December 21, 2015	December 21, 2017	850
March 31, 2016	March 31, 2018	550
September 29, 2016	September 29, 2018	3,450
November 14, 2016	November 14, 2018	550
September 28, 2017	September 28, 2019	2,950
		$9,000

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ amounts in thousands, except share and per share data)

Dividend Restrictions

As a Louisiana domiciled insurer, the payment of dividends from our insurance subsidiary is restricted by the Louisiana Insurance Code. Dividends can only be paid if an insurer’s paid-in capital and surplus exceed the minimum required by the Louisiana Insurance Code. Any dividend or distribution that when aggregated with any other dividends or distributions made within the preceding twelve months exceeds the lesser of (a) ten percent of the insurer’s surplus as regards policyholders as of the thirty-first day of December next preceding; or (b) the net income of the insurer, not including realized capital gains, for the twelve month period ending the thirty-first day of December next preceding; is considered to be extra-ordinary and shall not be paid until thirty days after the LDI has received notice of the declaration thereof and has not within that period disapproved the payment, or until the LDI has approved the payment within the thirty-day period. In determining whether a dividend or distribution is extra-ordinary, an insurer may carry forward net income from the previous two calendar years that has not already been paid out in dividends.

Furthermore, pursuant to the consent order issued to Maison by the FL OIR, Maison is restricted from paying dividends which have not been approved in advance by the FL OIR.

As of September 30, 2017, Maison had not paid any dividends to its sole shareholder, PIH.

16. Commitments and Contingencies

Legal Proceedings:

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. Currently, it is not possible to predict legal outcomes and their impact on the future development of claims. Any such development will be affected by future court decisions and interpretations. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of ultimate loss and loss adjustment expenses may change. These additional liabilities, or increases in estimates, or a range of either, cannot be reasonably estimated, and could result in income statement charges that could be material to the Company’s results of operations in future periods.

Operating Lease Commitments:

As of September 30, 2017, the Company had the following amounts due under its operating leases for facilities leased in Baton Rouge, Louisiana, and Tampa, Florida.

Year ending September 30,
2018	$303
2019	298
2020	25
2021 and thereafter	—
$626

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

1347 Property Insurance Holdings, Inc.

Tampa, FL

We have audited the accompanying consolidated balance sheets of 1347 Property Insurance Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1347 Property Insurance Holdings, Inc. at December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan

March 16, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	December 31, 2016	December 31, 2015
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $26,793 and $20,332, respectively)	$26,559	$20,238
Equity investments, at fair value (cost of $1,000 and $0, respectively)	1,136	—
Short-term investments, at cost	196	1,149
Limited liability investments, at cost	505	248
Total investments	28,396	21,635
Cash and cash equivalents	43,045	47,957
Deferred policy acquisition costs, net	4,389	4,030
Premiums receivable, net of allowance for credit losses of $38 and $3, respectively	2,923	2,395
Ceded unearned premiums	4,847	2,805
Reinsurance recoverable on paid losses	444	—
Reinsurance recoverable on loss and loss adjustment expense reserves	3,652	120
Funds deposited with reinsured companies	500	725
Current income taxes recoverable	1,195	965
Deferred tax asset, net	420	506
Property and equipment, net	250	234
Intangible assets, net of accumulated amortization of $0 and $3, respectively	—	6
Other assets	788	705
Total assets	$90,849	$82,083

LIABILITIES
Loss and loss adjustment expense reserves	$6,971	$2,123
Unearned premium reserves	25,821	23,442
Ceded reinsurance premiums payable	5,229	3,283
Agent commissions payable	497	403
Premiums collected in advance	1,128	870
Funds held under reinsurance treaties	73	—
Accounts payable and other accrued expenses	2,065	1,863
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding at December 31, 2016 and 2015, respectively	2,708	2,593
Total liabilities	44,492	34,577

Commitments and contingencies (Note 19)

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,108,125 and 6,358,125 issued and outstanding at December 31, 2016 and 2015, respectively	6	6
Additional paid-in capital	46,809	48,688
Retained earnings	616	605
Accumulated other comprehensive loss	(65)	(62)
	47,366	49,237
Less: treasury stock at cost, 151,359 and 223,851 shares as of December 31, 2016 and 2015, respectively	(1,009)	(1,731)
Total shareholders’ equity	46,357	47,506

Total liabilities and shareholders’ equity	$90,849	$82,083

See accompanying notes to consolidated financial statements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

($ in thousands, except per share amounts)

	Year ended December 31,
	2016	2015
Revenue:
Net premiums earned	$30,448	$25,934
Net investment income	544	362
Other income	1,264	834
Total revenue	32,256	27,130

Expenses:
Net losses and loss adjustment expenses	16,372	9,939
Amortization of deferred policy acquisition costs	8,492	6,571
General and administrative expenses	6,918	7,253
Loss on termination of Management Services Agreement	—	5,421
Accretion of discount on Series B Preferred Shares	355	282
Total expenses	32,137	29,466

Income (Loss) before income tax expense (benefit)	119	(2,336)
Income tax expense (benefit)	108	(663)
Net income (loss)	$11	$(1,673)

Net earnings (loss) per common share:
Basic	$—	$(0.27)
Diluted	$—	$(0.27)
Weighted average common shares outstanding:
Basic	6,047,979	6,286,706
Diluted	6,047,979	6,286,706

Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$11	$(1,673)
Unrealized losses on investments available for sale, net of income taxes	(3)	(61)
Comprehensive income (loss)	$8	$(1,734)

 See accompanying notes to consolidated financial statements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity
($ in thousands, except share amounts)

	Preferred Stock		Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, January 1, 2015	—	—	6,358,125	$6	—	—	$47,631	$2,278	$(1)	$49,914
Stock compensation expense	—	—	—	—	—	—	47	—	—	47
Issuance of performance shares and warrants pursuant to MSA termination transaction	—	—	—	—	—	—	1,010	—	—	1,010
Repurchases of common stock	—	—	(223,851)	—	223,851	(1,731)	—	—	—	(1,731)
Net loss	—	—	—	—	—	—	—	(1,673)	—	(1,673)
Other comprehensive loss	—	—	—	—	—	—	—	—	(61)	(61)
Balance, December 31, 2015	—	$—	6,134,274	$6	223,851	$(1,731)	$48,688	$605	$(62)	$47,506

Stock compensation expense	—	—	—	—	—	—	38	—	—	38
Repurchases of common stock	—	—	(177,508)	—	177,508	(1,195)	—	—	—	(1,195)
Retirement of treasury shares	—	—	—	—	(250,000)	1,917	(1,917)	—	—	—
Net income	—	—	—	—	—	—	—	11	—	11
Other comprehensive loss	—	—	—	—	—	—	—	—	(3)	(3)
Balance, December 31, 2016	—	$—	5,956,766	$6	151,359	$(1,009)	$46,809	$616	$(65)	$46,357

See accompanying notes to consolidated financial statements

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	Year ended December 31,
	2016	2015
Cash provided by (used in):
Operating activities:
Net income (loss)	$11	$(1,673)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Issuance of Preferred Shares, Performance Shares, and Warrants pursuant to MSA termination transaction	—	3,321
Accretion of discount on Series B Preferred Shares	355	282
Charge for impairment of goodwill and other intangible assets	—	251
Net deferred income taxes	87	(243)
Stock compensation expense	38	47
Depreciation expense	67	53
Changes in operating assets and liabilities, net of effect of acquisition:
Premiums receivable, net	(528)	(309)
Reinsurance recoverable on paid losses and loss reserves	(3,976)	243
Amounts held on deposit with reinsured companies	225	(725)
Ceded unearned premiums	(2,042)	(1,244)
Deferred policy acquisition costs, net	(359)	(939)
Loss and loss adjustment expense reserves	4,848	912
Premiums collected in advance	258	310
Due to related party	—	(145)
Unearned premium reserves	2,379	5,739
Ceded reinsurance premiums payable	1,946	724
Current income taxes payable	(230)	(1,227)
Other, net	293	40
Net cash provided by operating activities	3,372	5,417

Investing activities:
Purchases of furniture and equipment	(83)	(48)
Acquisition of entity, net of cash acquired	—	(305)
Purchases of limited liability investments	(258)	(248)
Net purchases of fixed income securities	(6,461)	(9,817)
Purchases of equity securities	(1,000)	—
Net proceeds from the sales of short-term investments	953	1,050
Net cash used by investing activities	(6,849)	(9,368)

Financing activities:
Payment of dividends on preferred shares	(240)	—
Purchases of treasury stock	(1,195)	(1,731)
Net cash used by financing activities	(1,435)	(1,731)

Net decrease in cash and cash equivalents	(4,912)	(5,682)
Cash and cash equivalents at beginning of period	47,957	53,639
Cash and cash equivalents at end of period	$43,045	$47,957

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$128	$775

See accompanying notes to consolidated financial statements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

1. Nature of Business

Maison Insurance Holdings, Inc. was incorporated on October 2, 2012 in the State of Delaware. On November 19, 2013, the Company changed its legal name from Maison Insurance Holdings, Inc. to 1347 Property Insurance Holdings, Inc. (“PIH”). PIH is a holding company and is engaged, through its subsidiaries, in the property and casualty insurance business. Unless context denotes otherwise, the terms “Company,” “we,” “us,” and “our,” refer to 1347 Property Insurance Holdings, Inc., and its subsidiaries.

Prior to March 31, 2014, the Company was a wholly owned subsidiary of Kingsway America Inc. (“KAI”). KAI in turn, is a wholly owned subsidiary of Kingsway Financial Services Inc. (“KFSI”), a publicly owned holding company based in Toronto, Ontario, Canada. On March 31, 2014, the Company completed an initial public offering of its common stock and then on June 13, 2014, the Company completed a follow-on offering. Through the combination of the Company’s IPO and follow-on offering, we issued approximately five million shares of our common stock. As of December 31, 2016 KAI and companies affiliated with KAI held approximately 975,000 shares of our common stock, equivalent to 16.4% of our outstanding shares.

PIH has three wholly-owned subsidiaries; Maison Insurance Company (“Maison”), a Louisiana-domiciled property and casualty insurance company, Maison Managers, Inc. (“MMI”), a managing general agent, incorporated in the State of Delaware, and ClaimCor, LLC (“ClaimCor”), a Florida based claims solutions company.

Maison began providing homeowners insurance, manufactured home insurance and dwelling fire insurance to individuals in Louisiana in December 2012. Maison writes both full peril property policies as well as wind/hail only exposures in Louisiana and distributes its policies through independent insurance agents. Maison began assuming wind/hail only insurance for commercial properties in Texas beginning in June 2015. In September 2015, Maison began writing manufactured home policies in the State of Texas on a direct basis.

In addition to the voluntary policies Maison writes, we have participated in the last five rounds of depopulation programs implemented by Louisiana Citizens Property Insurance Company (“Citizens”), occurring on December 1st of each year as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association (“TWIA”) which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by both Citizens and TWIA.

MMI serves as the Company’s management services subsidiary as a general agency providing underwriting, policy administration, claims administration, marketing, financial and other management services to Maison. MMI contracts with independent agents for policy sales and services, and contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by, and subject to the regulatory oversight of both the Louisiana and Texas Departments of Insurance (“LDI” and “TDI”, respectively).

On January 2, 2015, the Company completed its acquisition of 100% of the membership interest of ClaimCor, a claims and underwriting technical solutions company. Maison processes claims made by its policyholders through ClaimCor, and also through various third-party claims adjusting companies.

2. Significant Accounting Policies

Basis of Presentation:

These statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

The Use of Estimates in the Preparation of Consolidated Financial Statements:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are recorded in the accounting period in which the change is determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for loss and loss adjustment expense reserves, valuation of fixed income securities, valuation of net deferred income taxes, the valuation of various securities we have issued in conjunction with the termination of the management services agreement with 1347 Advisors, LLC, the valuation of deferred policy acquisition costs, and stock-based compensation expense.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

Investments:

Investments in fixed income and equity securities are classified as available-for-sale and reported at estimated fair value. Unrealized gains and losses are included in accumulated other comprehensive loss, net of tax, until sold or an other-than-temporary impairment is recognized, at which point the cumulative unrealized gains or losses are transferred to the consolidated statement of operations.

Limited liability investments include investments in limited liability companies in which the Company’s interests are deemed minor and therefor, are accounted for under the cost method of accounting which approximates their fair value.

Short-term investments, which consist of investments with original maturities between three months and one year, are reported at cost, which approximates fair value due to their short-term nature.

Realized gains and losses on sales of investments are determined on a first-in, first-out basis, and are included in net investment income.

Interest income is included in net investment income and is recorded as it accrues.

The Company accounts for its investments using trade date accounting.

The Company conducts a quarterly review to identify and evaluate investments that show objective indications of possible impairment. Impairment is charged to the statement of operations if the fair value of the instrument falls below its amortized cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

Cash and Cash Equivalents:

Cash and cash equivalents include cash and highly liquid investments with original maturities of 90 days or less.

Premiums Receivable:

Premiums receivable include premium balances due and uncollected and installment premiums not yet due from agents and insureds. Premiums receivable are reported net of an estimated allowance for credit losses.

Reinsurance:

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and losses ceded to other companies have been reported as a reduction of premium revenue and incurred net losses and loss adjustment expenses. A reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies.

Deferred Policy Acquisition Costs:

The Company defers commissions, premium taxes and other underwriting and agency expenses that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable. Costs deferred on insurance products are amortized over the period in which premiums are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the premium is earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future loss and loss adjustment expenses to be incurred as revenues are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs.

Income Taxes:

For taxable periods ending on or prior to March 31, 2014, the Company was included in the U.S. consolidated federal income tax return of Kingsway America II Inc. and its eligible U.S. subsidiaries (“KAI Tax Group”). The method of allocating federal income taxes among the companies in the KAI Tax Group is subject to written agreement, approved by each company’s Board of Directors. The allocation is made primarily on a separate return basis, with current credit for any net operating losses or other items utilized in the consolidated federal income tax return. For taxable periods beginning after March 31, 2014, the Company has filed its own U.S. consolidated federal income tax return.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

The Company follows the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit).

Property and Equipment:

Property and equipment is reported at historical cost less accumulated depreciation. Depreciation of property and equipment is recorded on a straight-line basis over estimated useful lives which range from seven years for furniture, five years for vehicles, three years for computer equipment, and the shorter of estimated useful life or the term of the lease for leasehold improvements. Property and equipment is estimated to have no salvage value at its useful life-end.

Rent expense for the Company’s office leases is recognized on a straight line basis over the term of the lease. Rent expense was $343 and $214 for the years ended December 31, 2016 and 2015, respectively.

Loss and Loss Adjustment Expense Reserves:

Loss and loss adjustment expense reserves represent the estimated liabilities for reported loss events, incurred but not yet reported loss events and the related estimated loss adjustment expenses. The Company performs a continuing review of its loss and loss adjustment expense reserves, including its reserving techniques and its reinsurance. The loss and loss adjustment expense reserves are also reviewed at minimum, on an annual basis by qualified third party actuaries. Since the loss and loss adjustment expense reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of income in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to the Company’s results of operations and financial position in such period.

Concentration of Credit Risk:

Financial instruments which potentially expose the Company to concentrations of credit risk include investments, cash, premiums receivable, and amounts due from reinsurers on losses incurred. The Company maintains its cash with two major U.S. domestic banking institutions and three regional banks headquartered in the Southeastern U.S. Such amounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per institution. At December 31, 2016 the Company held funds in excess of these FDIC insured amounts. The terms of these deposits are on demand to mitigate some of the associated risk. The Company has not incurred losses related to these deposits.

The Company has not experienced significant losses related to premiums receivable from its policyholders and management believes that amounts provided as an allowance for credit losses is adequate.

The Company has not experienced any losses on amounts due from reinsurers. In order to limit the credit risk associated with amounts potentially due from reinsurers, the Company uses several different reinsurers, all of which have an A.M. Best Rating of A- (Excellent) or better. Absent such rating, the Company has required its reinsurers to place collateral on deposit with an independent institution under a trust agreement for the Company’s benefit.

The Company also has risk associated with the lack of geographic diversification due to the fact that Maison primarily underwrites policies in Louisiana and Texas. The Company insures personal property located in 62 of the 64 parishes in the State of Louisiana. As of December 31, 2016, these policies are concentrated within these parishes as follows: Saint Tammany Parish 15.2%, Jefferson Parish 14.2%, East Baton Rouge Parish 7.7%, Orleans Parish 5.6%, Livingston Parish 5.6%, Tangipahoa Parish 5.3%, and Terrebonne Parish 5.2%. No other parish individually has over 5.0% of the total direct policies in force as of December 31, 2016. The remaining 56 parishes combine to equal 33% of our total policies in force as of December 31, 2016. On a direct basis, Maison writes in 105 of the 254 counties that comprise the State of Texas, however no single county represents over 5.0% of our total direct policies in force as of December 31, 2016.

Revenue Recognition:

Premium revenue is recognized on a pro rata basis over the term of the respective policy contract. Unearned premium reserves represent the portion of premium written that is applicable to the unexpired term of policies in force.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

Service charges on installment premiums are recognized as income upon receipt of related installment payments and are reflected in other income.

Revenue from policy fees is deferred and recognized over the term of the respective policy period, with revenue reflected in other income.

Any customer payment received is applied first to any service charge or policy fee due, with the remaining amount applied toward any premium due.

Ceded premiums are charged to income over the applicable term of the various reinsurance contracts with third party reinsurers. Ceded unearned premiums represent the unexpired portion of premiums ceded to reinsurers and are reported as an asset on the Company’s consolidated balance sheets.

Premiums collected in advance occur when the policyholder premium is paid in advance of the effective commencement period of the policy and are recorded as a liability on the Company’s consolidated balance sheets.

Stock-Based Compensation:

The Company has accounted for stock-based compensation under the provisions of ASC Topic 718 – Stock Compensation which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (stock options and common stock purchase warrants). The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model using assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The fair value of each stock option award is recorded as compensation expense on a straight-line basis over the requisite service period, which is generally the period in which the stock options vest, with a corresponding increase to additional paid-in capital.

The Company has also issued restricted stock units (“RSUs”) to certain of its employees which have been accounted for as equity based awards since, upon vesting, they are required to be settled in the Company’s common shares. The Company used a Monte Carlo valuation model to estimate the fair value of these awards upon grant date as the vesting of these RSUs occurs solely upon market-based conditions. The fair value of each RSU is recorded as compensation expense over the derived service period, as determined by the valuation model. Should the market-based condition be achieved prior to the expiration of the derived service period, any unrecognized cost will be recorded as compensation expense in the period in which the RSUs actually vest. See Note 11 for further disclosure.

Fair Value of Financial Instruments:

The carrying values of certain financial instruments, including cash, short-term investments, premiums receivable, accounts payable, and other accrued expenses approximate fair value due to their short-term nature. The Company measures the fair value of financial instruments in accordance with GAAP which defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal or most advantageous market for the asset (or liability) in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 15 for further information on the fair value of the Company’s financial instruments.

Earnings (loss) Per Common Share:

Basic earnings (loss) per common share is computed using the weighted average number of shares outstanding during the respective period.

Diluted earnings (loss) per common share assumes conversion of all potentially dilutive outstanding stock options, warrants or other convertible financial instruments. Potential common shares outstanding are excluded from the calculation of diluted earnings (loss) per share if their effect is anti-dilutive.

Operating Segments:

The Company operates in a single segment – property and casualty insurance.

3. Recently Issued Accounting Standards

ASU 2015-09: Financial Services – Insurance:

In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-09: Financial Services – Insurance (Topic 944): Disclosures about Short-Duration Contracts. This update provides for an increase in the transparency of accounting estimates made by companies in the measurement of short-duration contracts and unpaid claim and claim adjustment expense liabilities by requiring additional disclosures, as well as improvements to existing disclosures. The Company has elected to apply early application of the amendments as permitted in the ASU. The adoption of the amendments did not have an impact on the Company’s results of operations, financial position, or liquidity. The new standard did provide for additional disclosures surrounding our loss and loss adjustment expenses and expense reserves which the Company has included in Note 7 of this report.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

ASU 2016-01: Financial Instruments-Overall:

In January 2016, the FASB issued ASU 2016-01: Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. Most significantly, ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income (loss). ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. ASU 2016-01 will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-01 is not expected to have a material impact on the Company’s financial position, cash flows, or total comprehensive income, but could impact the Company’s results of operations and earnings (loss) per share as changes in fair value will be presented in net income (loss) rather than other comprehensive income (loss). For the year ended December 31, 2016 the Company had an unrealized gain of $90, on its equity investments, net of the effect of income taxes.

ASU 2016-02: Leases:

In February 2016, the FASB issued ASU 2016-02: Leases. ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to the present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income while the repayment of the principal portion of the lease liability will be classified as a financing activity and the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company has reviewed its existing lessee obligations and has determined that ASU 2016-02 will apply should the Company renew its existing leases, or enter into any new lease agreements.

ASU 2016-09: Stock Compensation:

In March 2016, the FASB issued ASU 2016-09: Compensation – Stock Compensation: Improvement to Employee Share-Based Payment Accounting. ASU 2016-09 was issued to simplify the accounting for share-based payment awards. The guidance requires that all tax effects related to share-based payment be made through the statement of operations at the time of settlement as opposed to the current guidance that requires excess tax benefits to be recognized in additional paid-in-capital. ASU 2016-09 also removes the requirement to delay recognition of a tax benefit until it reduces current taxes payable. The change is required to be applied on a modified retrospective basis, with a cumulative effect adjustment to opening accumulated deficit. Additionally, all tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows, a departure from the current requirement which presents tax benefits as an inflow from financing activities and an outflow from operating activities. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company does not believe the adoption of ASU 2016-09 will have a material impact on its consolidated financial statements.

ASU 2016-13: Financial Instruments – Credit Losses:

In June 2016, the FASB issued ASU 2016-13: Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to provide financial statement users with more useful information regarding the expected credit losses on financial instruments held as assets. Under current GAAP, financial statement recognition for credit losses on financial instruments was generally delayed until the loss was probable of occurring. The amendments of ASU 2016-13 eliminate this probable initial recognition threshold and instead reflect an entity’s current estimate of all expected credit losses. The amendments also broaden the information that an entity must consider in developing its expected credit loss estimates for those assets measured at amortized cost by using forecasted information instead of the current methodology which only considered past events and current conditions. Under ASU 2016-13, credit losses on available-for-sale debt securities will be measured in a manner similar to current GAAP, however, the amendments require that credit losses be presented as an allowance against the investment, rather than as a write-down. The amendments also allow the entity to record reversals of credit losses in current period net income, which is prohibited under current GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

4. Investments

A summary of the amortized cost, estimated fair value, and gross unrealized gains and losses on fixed income securities classified as available-for-sale at December 31, 2016 and 2015 is as follows.

As of December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed income securities:
U.S. government	$1,623	$1	$(20)	$1,604
State municipalities and political subdivisions	2,271	2	(27)	2,246
Asset-backed securities and collateralized mortgage obligations	12,095	9	(136)	11,968
Corporate	10,804	28	(91)	10,741
Total fixed income securities	26,793	40	(274)	26,559
Equity securities:
Common stock	1,000	136	—	1,136
Total equity securities	1,000	136	—	1,136
Total fixed income and equity securities	$27,793	$176	$(274)	$27,695

As of December 31, 2015
Fixed income securities:
U.S. government	$650	$—	$(3)	$647
State municipalities and political subdivisions	1,656	2	(7)	1,651
Asset-backed securities and collateralized mortgage obligations	9,123	14	(55)	9,082
Corporate	8,903	16	(61)	8,858
Total fixed income securities	$20,332	$32	$(126)	$20,238

The table below summarizes the Company’s fixed income securities at December 31, 2016 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

Matures in:	Amortized Cost	Estimated Fair Value
One year or less	$1,827	$1,828
More than one to five years	12,737	12,678
More than five to ten years	3,987	3,918
More than ten years	8,242	8,135
Total	$26,793	$26,559

The following table highlights the aggregate unrealized loss position and security type, those fixed income securities in unrealized loss positions as of December 31, 2016 and December 31, 2015. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions. There were 122 and 107 fixed income investments that were in unrealized loss positions as of December 31, 2016 and December 31, 2015, respectively. The Company held no equity securities in unrealized loss positions at either date.

	Less than 12 Months		Greater than 12 Months		Total
As of December 31, 2016	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed income securities:
U.S. government	$1,303	$(20)	$—	$—	$1,303	$(20)
State municipalities and political subdivisions	1,537	(27)	—	—	1,537	(27)
Asset-backed securities and collateralized mortgage obligations	9,552	(133)	460	(3)	10,012	(136)
Corporate	5,952	(91)	—	—	5,952	(91)
Total investments in fixed income securities	$18,344	$(271)	$460	$(3)	$18,804	$(274)

As of December 31, 2015
Fixed income securities:
U.S. government	$346	$(3)	$—	$—	$346	$(3)
State municipalities and political subdivisions	1,014	(7)	—	—	1,014	(7)
Asset-backed securities and collateralized mortgage obligations	7,472	(55)	—	—	7,472	(55)
Corporate	5,236	(61)	—	—	5,236	(61)
Total investments in fixed income securities	$14,068	$(126)	$—	$—	$14,068	$(126)

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

Under the terms of the certificate of authority granted to Maison by the Texas Department of Insurance, Maison is required to pledge securities totaling approximately $2,000 with the State of Texas. These securities consist of cash in the amount of $300 as well as various fixed income securities listed in the preceding tables which have an amortized cost basis of $1,701 and estimated fair value of $1,692 as of December 31, 2016.

The Company’s limited liability investments are comprised of investments in two limited partnerships which seek to provide equity and asset-backed debt investment in a variety of privately-owned companies. The Company has committed to a total investment of $1,000, of which the limited partnerships have drawn down approximately $505 through December 31, 2016. One of these limited partnerships is managed by Argo Management Group, LLC, an entity which, as of April 21, 2016, is wholly owned by KFSI. The Company has accounted for its limited liability investments under the cost method as the instruments do not have readily determinable fair values and the Company does not exercise significant influence over the operations of the limited partnerships or the underlying privately-owned companies.

Other-than-Temporary Impairment:

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Company:

●	considering the extent, and length of time during which the market value has been below cost;

●	identifying any circumstances which management believes may impact the recoverability of the unrealized loss positions;

●	obtaining a valuation analysis from a third-party investment manager regarding the intrinsic value of these investments based upon their knowledge and experience combined with market-based valuation techniques;

●	reviewing the historical trading volatility and trading range of the investment and certain other similar investments;

●	assessing if declines in market value are other-than-temporary for debt instruments based upon the investment grade credit ratings from third-party credit rating agencies;

●	assessing the timeliness and completeness of principal and interest payment due from the investee; and

●	assessing the Company’s ability and intent to hold these investments until the impairment may be recovered

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

●	the opinions of professional investment managers could be incorrect;

●	the past trading patterns of investments may not reflect their future valuation trends;

●	the credit ratings assigned by credit rating agencies may be incorrect due to unforeseen events or unknown facts related to the investee company’s financial situation; and

●	the historical debt service record of an investment may not be indicative of future performance and may not reflect a company’s unknown underlying financial problems.

The Company has reviewed currently available information regarding its investments with estimated fair values that are less than their carrying amounts and believes that these unrealized losses are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Company does not intend to sell these investments in the short term, and it is not likely that it will be required to sell these investments before the recovery of their amortized cost.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

Accordingly, all of the Company’s investments were deemed to be in good standing and not impaired as of December 31, 2016 and 2015. Additionally, there were no write-downs for other-than-temporary impairments on the Company’s investments for the years then ended.

The Company does not have any exposure to subprime mortgage-backed investments.

Net investment income for the years ended December 31, 2016 and 2015 is as follows:

	Year Ended December 31,
	2016	2015
Investment income:
Interest on fixed income securities	$471	$285
Interest on cash and cash equivalents	129	114
Realized gains on sale of fixed income securities	9	—
Gross investment income	609	399
Investment expenses	(65)	(37)
Net investment income	$544	$362

5. Reinsurance

The Company reinsures, or cedes, a portion of its written premiums on a per-risk and an excess of loss basis to non-affiliated insurers in order to limit its loss exposure. Although reinsurance is intended to reduce the Company’s exposure risk, the ceding of insurance does not legally discharge the Company from its primary liability for the full amount of coverage under its policies. If our reinsurers fail to meet their obligations under the applicable reinsurance agreements, the Company would still be required to pay the insured for the loss.

Under the Company’s per-risk treaties, reinsurance recoveries are received for up to $1,750 in excess of a retention of $250 for each risk. The Company ceded $569 and $342 in written premiums under its per-risk treaties for the years ended December 31, 2016 and 2015 respectively.

The Company’s excess of loss treaties are based upon a treaty year beginning on June 1st of each year and expiring on May 31st of the following year. Thus, the financial statements for the years ending December 31, 2016 and 2015 contain premiums ceded under three separate excess of loss treaties. Under the Company’s 2015/2016 excess of loss treaty which expired on May 31, 2016, for each catastrophic event occurring within a 144-hour period, the Company receives reinsurance recoveries of up to $121,000 in excess of a retention of $4,000 per event. The Company had also procured another layer of reinsurance protection that may be used for any event above $125,000, up to a maximum recovery of $15,000. This $15,000 second layer of coverage applied in total to all events occurring during the treaty year of June 1, 2015 through May 31, 2016. Thus, the aggregate loss which the Company retained for the two catastrophes which occurred during the 2015/2016 treaty year was $5,000.

On June 1, 2016 the Company entered into a new excess of loss treaties whereby for each catastrophic event occurring within a 144-hour period, the Company receives reinsurance recoveries of up to $170,000 in excess of a $5,000 retention per event. For any event above $175,000, the Company purchased aggregate coverage, with an additional limit of $25,000 and subject to a franchise deductible of $125 for each 144-hour occurrence. The $25,000 aggregate coverage applies in total to all events occurring during the June 1, 2016 to May 31, 2017 treaty year. The aggregate loss the Company could retain for two catastrophes occurring during the treaty year is $7,000.

The Company ceded $19,972 and $13,080 in written premiums under its excess of loss treaties for the years ended December 31, 2016 and 2015, respectively.

In June 2015, we began writing business through a quota-share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, we act as a reinsurer, and have assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas. Our quota-share percentage varies from 35%-100% of wind/hail premium written by Brotherhood, dependent upon the geographic location (coastal versus non-coastal) within the State of Texas. As of December 31, 2016, we have written $1,150 in assumed premiums on 522 policies through the Brotherhood agreement.

On December 1, 2016 we participated TWIA’s inaugural depopulation program whereby Maison assumed policies for wind and hail only exposures along the Gulf Coast area of Texas. The depopulation program was structured such that Maison reinsures TWIA under a 100% quota share agreement. As of December 31, 2016, we have written $186 in assumed premiums on approximately 1,300 policies through the TWIA quota share agreement.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

The impact of reinsurance treaties on the Company’s financial statements is as follows:

	Year Ended December 31,
	2016	2015
Premium written:
Direct	$49,991	$42,677
Assumed	1,336	1,174
Ceded	(20,541)	(13,422)
Net premium written	$30,786	$30,429

Premium earned:
Direct	$46,851	$37,699
Assumed	2,096	413
Ceded	(18,499)	(12,178)
Net premium earned	$30,448	$25,934

Losses and LAE incurred:
Direct	$28,372	$10,316
Assumed	3,414	90
Ceded	(15,414)	(467)
Net losses and LAE incurred	$16,372	$9,939

6. Deferred Policy Acquisition Costs

Deferred policy acquisition costs (“DPAC”) consist primarily of commissions, premium taxes, assessments and other policy processing fees incurred which are related to successful efforts to acquire new or renewal insurance contracts. Acquisition costs deferred on insurance products are amortized over the period in which the related revenues are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred.

DPAC as well as the related amortization expense associated with DPAC for the years ended December 31, 2016 and 2015 is as follows:

	Year Ended December 31,
	2016	2015

Balance, January 1, net	$4,030	$3,091
Additions	8,851	7,510
Amortization	(8,492)	(6,571)
Balance, December 31, net	$4,389	$4,030

7. Loss and Loss Adjustment Expense Reserves

The Company continually revises its estimates of the ultimate financial impact of claims made. A significant degree of judgment is required to determine amounts recorded in the consolidated financial statements for the provision for loss and loss adjustment expense (“LAE”) reserves. The process for establishing the provision for loss and loss adjustment expense reserves reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown loss events. The process of establishing the provision for loss and loss adjustment expense reserves relies on the judgment and opinions of a large number of individuals within the Company.

The Company’s evaluation of the adequacy of loss and loss adjustment expense reserves includes a re-estimation of the liability for loss and loss adjustment expense reserves relating to each preceding financial year compared to the liability that was previously established. The following tables illustrate incurred and paid claims development as of December 31, 2016, net of reinsurance, along with cumulative claim frequency and total incurred-but-not-reported (“IBNR”) liabilities as well as paid claims development on reported claims within the net incurred claims amounts. We have presented this information separately for both our homeowners’ multi-peril policies, which includes our traditional dwelling policies and also mobile and manufactured home policies, as well as for our special property policies, which include both our fire and allied lines of business. Our allied lines primarily consist of wind/hail only policies (including those assumed through Citizens and TWIA) as well as the commercial wind/hail only policies we have assumed through our agreement with Brotherhood. The information about incurred and paid claims development for the years ended December 31, 2012 through 2015 is presented as unaudited supplementary information.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

	Cumulative Incurred Losses and LAE, Net of Reinsurance
	For the Years Ended December 31,					As of December 31, 2016
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$—	$—	$—	$—	$—	$—	—
2013		460	380	355	355	—	57
2014			3,680	3,878	4,357	—	557
2015				8,442	7,734	170	1,207
2016					15,862	1,152	2,704
Total – Homeowners Multi-Peril Policies					$28,308	$1,322	4,525

	For the Years Ended December 31,					As of December 31, 2016
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$9,392	$—	$—	$—	$—	$—	—
2013		2,478	2,375	2,363	2,400	—	406
2014			115	120	120	—	33
2015				1,331	1,142	30	191
2016					891	448	232
Total – Special Property Policies					$4,553	$478	862

	For the Years Ended December 31,					As of December 31, 2016
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$9,392	$—	$—	$—	$—	$—	—
2013		2,938	2,755	2,718	2,755	—	463
2014			3,795	3,998	4,477	—	590
2015				9,773	8,876	200	1,398
2016					16,753	1,600	2,936
Total – All Lines					$32,861	$1,800	5,387

	Cumulative Paid Losses and LAE, Net of Reinsurance
	For the Years Ended December 31,
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016
2012	$—	$—	$—	$—	$—
2013		309	352	355	355
2014			2,925	3,674	4,058
2015				6,867	7,426
2016					13,745
Total Paid Losses and LAE, net of reinsurance – Homeowners Multi-Peril Policies					$25,584
Liability for Losses and LAE, net of reinsurance – Homeowners Multi-Peril Policies					$2,724

	For the Years Ended December 31,
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016
2012	$—	$—	$—	$—	$—
2013		2,275	2,325	2,346	2,340
2014			99	120	120
2015				1,124	1,112
2016					386
Total Paid Losses and LAE, net of reinsurance – Special Property Policies					$3,958
Liability for Losses and LAE, net of reinsurance – Special Property Policies					$595

	For the Years Ended December 31,
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016
2012	$—	$—	$—	$—	$—
2013		2,584	2,677	2,701	2,695
2014			3,024	3,794	4,178
2015				7,991	8,538
2016					14,131
Total Paid Losses and LAE, net of reinsurance – All Lines					$29,542
Liability for Losses and LAE, net of reinsurance – All Lines					$3,319

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

A reconciliation of the net incurred and paid loss development tables to the liability for loss and loss adjustment expenses on the balance sheet is as follows.

	As of December 31,
	2016	2015
Net Liability for Loss and LAE Reserves
Homeowners Multi-Peril Policies	$2,724	$1,780
Special Property Policies	595	223
Liability for Loss and LAE, net of reinsurance – All Lines	$3,319	$2,003

Reinsurance Recoverable on Loss and LAE Reserves
Homeowners Multi-Peril Policies	$2,565	$120
Special Property Policies	1,087	—
Reinsurance Recoverable on Loss and LAE Reserves – All Lines	$3,652	$120

Total Gross Liability for Loss and LAE Reserves – All Lines	$6,971	$2,123

The following supplementary information provides average historical claims duration as of December 31, 2016.

Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (unaudited)
Age of loss (in years)	1	2	3	4
Homeowners Multi-Peril Policies	84.2%	4.8%	1.4%	—%
Special Property Policies	85.3%	1.3%	0.4%	—%
All Lines	84.4%	4.3%	1.2%	—%

8. Income Taxes

A summary of income tax expense (benefit) is as follows:

	Year Ended December 31,
	2016	2015
Current income tax expense (benefit)	$20	$(452)
Deferred income tax expense (benefit)	88	(211)
Total income tax expense (benefit)	$108	$(663)

Actual income tax expense (benefit) differs from the income tax expense computed by applying the applicable effective federal and state tax rates to income before income tax expense (benefit) as follows:

	Year ended December 31,
	2016		2015
	$	%	$	%

Provision for taxes at U.S. statutory marginal income tax rate of 34%	$40	34.0%	$(794)	34.0%
Nondeductible expenses	15	12.4%	20	(0.8)%
State tax (net of federal benefit)	53	44.4%	105	(4.5)%
Other	—	—%	6	(0.3)%
Income tax expense (benefit)	$108	90.8%	$(663)	28.4%

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes as compared to the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows:

	As of December 31,
	2016	2015
Deferred income tax assets:
Loss and loss adjustment expense reserves	$35	$22
Unearned premium reserves	1,503	1,462
Net operating loss carryforwards	235	284
Share-based compensation	316	264
Other	270	278
Deferred income tax assets	$2,359	$2,310

Deferred income tax liabilities:
Deferred policy acquisition costs	$1,492	$1,370
State deferred taxes	397	378
Other	50	56
Deferred income tax liabilities	$1,939	$1,804

Net deferred income tax assets	$420	$506

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

The Company has recorded a net deferred tax asset of $420 and $506 as of December 31, 2016 and December 31, 2015, respectively. Realization of net deferred tax asset is dependent on generating sufficient taxable income in future periods. Management believes that it is more likely than not that the deferred tax assets will be realized and as such no valuation allowance has been recorded against the net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2016, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. When assessing the need for valuation allowances, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the ability to realize the deferred tax assets in future years, the Company would record valuation allowances as deemed appropriate in the period that the change in circumstances occurs, along with a corresponding charge to net income. The resolution of tax reserves and changes in valuation allowances could be material to the Company’s results of operations for any period, but is not expected to be material to the Company’s financial position.

As of December 31, 2016 the Company had net operating loss carryforwards (“NOLs”) for federal income tax purposes of approximately $691 which will be available to offset future taxable income. As a result of certain changes in ownership and pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, these NOLs are subject to a yearly limitation. The amount and expiration date of the NOL carryforwards are as follows:

Year of Occurrence	Year of Expiration	Amount
2013	2032	$684
2014	2033	7
Total		$691

Based upon the results of the Company’s analysis and the application of ASC 740-10, management has determined that all material tax positions meet the recognition threshold and can be considered as highly certain tax positions. This is based on clear and unambiguous tax law, and the Company is confident that the full amount of each tax position will be sustained upon possible examination. Accordingly, the full amount of the tax positions is anticipated to be recognized in the financial statements.

The Company files federal income tax returns as well as multiple state and local tax returns. The Company’s consolidated federal and state income tax returns for the years 2012 - 2015 are open for review by the Internal Revenue Service (“IRS”) and the various state taxing authorities.

9. Purchase of ClaimCor LLC

On January 2, 2015, the Company acquired a 100% interest in ClaimCor, a Florida domiciled independent adjusting company in order to complement the Company’s strategic plan and growth objectives by entering into the insurance services outsourcing industry. Under the terms of the membership interest purchase agreement, the purchase price was $323, paid by the Company, in cash, at closing. Pursuant to the purchase agreement, the previous managing members of ClaimCor entered into a non-compete agreement with the Company, whereby the members will not engage in, continue in, or carry on any business that competes with ClaimCor for a period of three years from the date of purchase.

The ClaimCor purchase was accounted for under the acquisition method as outlined in ASC Topic 805 – Business Combinations. Under the acquisition method, the acquiring company is required to recognize the identifiable assets acquired and liabilities assumed at fair value as of the acquisition date. Excess purchase price, if any, over the fair value of the net assets acquired, is recognized as goodwill. The following table presents the estimated allocation of the purchase price to the net assets of ClaimCor as of January 2, 2015.

Cash	$18
Accounts receivable	132
Intangible asset: Non-compete agreement	9
Intangible asset: Customer base	43
Goodwill	211
Other assets	7
Total assets	$420

Accounts payable	89
Other liabilities	8
Total liabilities assumed	$97

Net assets acquired	$323

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

As a result of the purchase, we initially recorded goodwill in the amount of $211 on our consolidated balance sheet as of January 2, 2015. The goodwill was not amortized, but rather subject to impairment testing on, at minimum, an annual basis. We also recognized the estimated fair value of the non-compete agreement as well as a customer base asset as part of the ClaimCor acquisition at a combined total of $52 as of January 2, 2015. The non-compete agreement was amortized over a two year period and on December 31, 2016, the remaining unamortized balance of the non-compete agreement was charged to operations due to its de-minimus nature. The customer base asset was to be amortized over an estimated useful-life of 5 years. The Company recognized expense related to the amortization of these assets in the amount of $6 and $11 for the years ended December 31, 2016 and 2015, respectively.

In the fourth quarter 2015, after analyzing ClaimCor’s performance in comparison to management’s expectations and forecasts at the time of acquisition, the Company noted that an impairment to the value of the goodwill and other intangibles which were recorded was likely. Accordingly, the Company’s analysis resulted in a charge of $246 associated with the impairment of goodwill and the customer base asset and has been charged to general and administrative expense for the year ended December 31, 2015. The Company used a date of December 1, 2015 for purposes of calculating the impairment charges.

10. Net Earnings (Loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and common share equivalents outstanding during the periods presented. In calculating diluted earnings per share, those potential common shares that are found to be anti-dilutive are excluded from the calculation. The table below provides a summary of the numerators and denominators used in determining basic and diluted earnings (loss) per share for the years ended December 31, 2016 and 2015.

	Year Ended December 31,
	2016	2015
Basic:
Net income (loss)	$11	$(1,673)
Weighted average common shares outstanding	6,047,979	6,286,706
Basic earnings (loss) per common share	$—	$(0.27)

Diluted:
Net income (loss)	$11	$(1,673)
Weighted average common shares outstanding	6,047,979	6,286,706
Dilutive stock options outstanding	—	—
Diluted weighted average common shares outstanding	6,047,979	6,286,706
Diluted earnings (loss) per common share	$—	$(0.27)

The following potentially dilutive securities outstanding as of December 31, 2016 and 2015 have been excluded from the computation of diluted weighted-average shares outstanding as their effect would be anti-dilutive.

	As of December 31,
	2016	2015
Options to purchase common stock	177,456	210,489
Warrants to purchase common stock	1,906,875	1,906,875
Restricted stock units	20,500	20,500
Performance shares (Note 13)	475,000	475,000
	2,579,831	2,612,864

11. Equity Incentive Plan

The Company has established a stock option incentive plan for employees and directors of the Company (the “Plan”). The purpose of the Plan is to create incentives designed to motivate recipients to significantly contribute toward the Company’s growth and success, and also to attract and retain persons of outstanding competence, and provide such persons with an opportunity to acquire an equity interest in the Company.

The Plan is administered by a committee appointed by the Board of Directors. All members of such committee must be non-employee directors and independent directors as defined in the Plan. Subject to the limitations set forth in the Plan, the committee has the authority to grant awards as well as determine the general provisions of each award including the purchase price, term, number of shares, and performance criteria, and also to establish vesting schedules and other terms and conditions of the award.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

In April 2015, the Company’s shareholders approved an amendment to the Plan to allow for the issuance of additional award types under the Plan. In addition to non-qualified stock options issuable under the Plan, the amendment provides for the issuance of restricted stock, restricted stock units (“RSUs”), performance shares, performance cash awards, and other stock-based awards. The Plan provides for the issuance of 354,912 shares of common stock. As of December 31, 2016, both stock options and RSUs had been issued to the Company’s employees under the Plan resulting in 156,956 shares available for future issuance under the Plan.

Stock option information for the two years ended December 31, 2016 is as follows.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Common Stock Options
Outstanding, January 1, 2015	210,489	$8.05	3.62	$0.96	$—
Exercisable, January 1, 2015	125,308	$8.04	3.18	$0.88	$—
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding, December 31, 2015	210,489	$8.05	2.81	$0.96	$—
Exercisable, December 31, 2015	146,603	$8.04	2.62	$0.90	$—
Granted	—	—
Exercised	—	—
Cancelled	(33,033)	8.00
Outstanding, December 31, 2016	177,456	$8.06	2.25	$1.07	$—
Exercisable, December 31, 2016	134,865	$8.06	2.25	$1.07	$—

A summary of the status of the Company’s non-vested employee stock options is as follows.

	Shares	Weighted Average Grant Date Fair Value
Non-Vested Common Stock Options
Non-vested, January 1, 2015	85,181	$1.07
Granted	—	—
Vested	(21,295)	1.07
Cancelled	—	—
Non-vested, December 31, 2015	63,886	$1.07
Granted	—	—
Vested	(21,295)	1.07
Cancelled	—	—
Non-vested, December 31, 2016	42,591	$1.07

On May 29, 2015, the Company’s Board of Directors granted RSUs to certain of its executive officers under the Plan. Each RSU granted entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU. The RSUs vest as follows: (i) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $10.00 per share and; (ii) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $12.00 per share. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire, however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued. The following table summarizes RSU activity for the two years ended December 31, 2016.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

Restricted Stock Units	Number of Units	Weighted Average Grant Date Fair Value
Non-vested units, January 1, 2015	—	$—
Granted	20,500	1.34
Vested	—	—
Forfeited	—	—
Non-vested units, December 31, 2015	20,500	$1.34
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vest units, December 31, 2016	20,500	$1.34

Total stock based compensation expense for the years ended December 31, 2016 and 2015 was $38 and $47, respectively. As of December 31, 2016, total unrecognized stock compensation expense of $30 remains, which will be recognized ratably through March 31, 2018.

Stock warrants issued, exercised and outstanding as of December 31, 2016 are as follows.

	Shares	Weighted Average Exercise Price
Common Stock Warrants
Outstanding, January 1, 2015	406,875	$9.69
Exercisable, January 1, 2015	312,500	$9.60
Granted	1,500,000	15.00
Exercised	—
Cancelled	—
Outstanding, December 31, 2015	1,906,875	$13.87
Exercisable, December 31, 2015	1,906,875	$13.87
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding, December 31, 2016	1,906,875	$13.87
Exercisable, December 31, 2016	1,906,875	$13.87

On March 31, 2014, the Company issued warrants to purchase 94,375 shares of its common stock to the underwriters of the Company’s IPO. Each warrant entitles the holder to purchase one common share of PIH at a price of $10.00 per share at any time after March 31, 2015 and prior to expiry on March 31, 2019.

Also on March 31, 2014, in connection with the conversion of Series A Preferred Shares then outstanding into the Company’s common shares, the Company issued warrants to purchase 312,500 shares of the Company’s common stock to Fund Management Group LLC, an entity of which the Company’s Chairman of the Board, Gordon G. Pratt, is a Managing Member and controlling equity holder. Each warrant issued to Fund Management Group LLC entitles the holder to purchase one share of common stock at a price equal to $9.60, subject to certain adjustments under a warrant agreement (the “Warrant Agreement”). The warrants have an expiry date of March 31, 2019 and vested upon issuance. The warrants may be redeemable by the Company at a price of $0.01 per warrant during any period in which the closing price of the Company’s common shares is at or above $14.00 per share for 20 consecutive trading days. The warrant holder is entitled to a 30-day notice prior to the date of such redemption.

The details of the Company’s remaining warrants issued and outstanding are discussed in Note 13 – Related Party Transactions, below.

12. Shareholders’ Equity

Treasury Shares

On December 1, 2014, the Company’s Board of Directors authorized a share repurchase program for up to 500,000 shares of the Company’s common stock which expired on December 31, 2016. Through December 31, 2016, the Company has repurchased an aggregate 401,359 shares at an aggregate purchase price of $2,927, or $7.29 per share, including all fees and commissions.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

On January 29, 2016, the Company retired 250,000 of its treasury shares, resulting in a reclassification of the purchase price of $1,917 to additional paid in capital.

13. Related Party Transactions

Related party transactions are carried out in the normal course of operations and are measured in part by the amount of consideration paid or received as established and agreed by the parties. Management believes that consideration paid for such services in each case approximates fair value. Except where disclosed elsewhere in these consolidated financial statements, the following is a summary of related party transactions.

Performance Share Grant Agreement

On March 26, 2014, the Company entered into a Performance Share Grant Agreement (“PSGA”) with KAI, whereby KAI will be entitled to receive up to an aggregate of 375,000 shares of PIH common stock upon achievement of certain milestones regarding the Company’s stock price. Pursuant to the terms of the PSGA, if at any time the last sales price of the Company’s common stock equals or exceeds: (i) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of the Company’s common stock; (ii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of the Company’s common stock (in addition to the 125,000 shares of common stock earned pursuant to clause (i) herein); and (iii) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive 125,000 shares of the Company’s common stock (in addition to the 250,000 shares of common stock earned pursuant to clauses (i) and (ii) herein). The shares of common stock granted to KAI will have a valuation equal to the last sales price of PIH common stock on the day prior to such grant. As of December 31, 2016, the Company has not issued any shares under the PSGA.

Termination of Management Services Agreement

As a result of the termination of the Management Services Agreement (“MSA”), which occurred on February 24, 2015, the Company has issued the following securities to 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of KFSI.

●	The Performance Shares Grant Agreement dated February 24, 2015.

●	120,000 shares of Series B Preferred Stock of the Company (the “Preferred Shares”)

●	A warrant (the “Warrant”) to purchase 1,500,000 shares of the Company’s common stock at an exercise price of fifteen dollars per share. The Warrant expires seven years from date of issuance.

The Performance Shares Grant Agreement grants Advisors 100,000 shares of the Company’s common stock issuable upon the date that the last sales price of the Company’s common stock equals or exceeds ten dollars per share for any twenty trading days within any 30-day trading period (the “Milestone Event”). Advisors will not be entitled to any dividends declared or paid on the Company’s stock prior to the Milestone Event having been achieved.

The Preferred Shares have a par value of twenty five dollars and pay annual cumulative dividends at a rate of eight percent per annum. Cumulative dividends shall accrue, whether or not declared by the Board and irrespective of whether there are funds legally available for the payment of dividends. Accrued dividends shall be paid in cash only when, as, and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Preferred Shares. In the event of any voluntary of involuntary liquidation, dissolution, or winding up of the Company, the holders of the Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distributions to its shareholders, before any payment shall be made to holders of securities junior in preference to the Preferred Shares. The Preferred Shares rank senior to the Company’s common stock, and the Company is not permitted to issue any other series of preferred stock that ranks equal or senior to the Preferred Shares while the Preferred Shares are outstanding. On February 22, 2016 the Company’s board of directors authorized a dividend payment on the Preferred Shares for shareholders of record as of February 23, 2016. Accordingly, on February 24, 2016, the Company issued a cash payment of $240 to Advisors representing the first annual dividend payment the Company has made on the Preferred Shares.

Unless redeemed earlier by the Company as discussed below, with the written consent of the holders of the majority of the Preferred Shares then outstanding, the Company will be required to redeem the Preferred Shares then outstanding on February 24, 2020 (the “Mandatory Redemption Date”), for a redemption amount equal to twenty five dollars per share plus all accrued and unpaid dividends on such shares. The Company has the option to redeem the Preferred Shares prior to the Mandatory Redemption Date immediately prior to the consummation of any change in control of the Company that may occur.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

Accounting for the termination of the MSA

As a result of the termination of the MSA agreement, the Company recognized an expense in the amount of $5,421 for the year ended December 31, 2015 as follows:

Year ended December 31, 2015
Cash paid	$2,000
Issuance of Series B Preferred Shares (recorded at a discount to redemption amount)	2,311
Issuance of Warrants and Performance Shares	1,010
Professional fees incurred in connection with the Buyout	100
Loss on termination of MSA	$5,421

The Company applied the guidance outlined in ASC 480 – Distinguishing Liabilities from Equity in recording the issuance of the Series B Preferred Shares. Due to the fact that the Preferred Shares have a mandatory redemption date of February 24, 2020, the guidance required that we classify the Preferred Shares as a liability on our consolidated balance sheet, rather than recording the value of the shares in equity. The resulting liability was recorded at a discount to the $4,200 redemption amount plus dividends expected to be paid on the Preferred Shares while outstanding, discounted for the Company’s estimated cost of equity (13.9%). As a result, total amortization in the amount of $355 and $282 was charged to operations for the years ended December 31, 2016 and 2015, respectively. An additional $1,252 is expected to be charged to operations through February 2020 using the effective interest method.

The Company applied the guidance outlined in ASC 505-50 – Equity-Based Payments to Non-Employees in recording the issuance of the Warrants and Performance Shares by recognizing an increase to equity for the estimated fair value of both instruments as of their date of grant. We estimated the fair value of the Warrants on grant date based upon the Black-Scholes option pricing model. Significant assumptions used in determining the fair value of the Warrants were as follows:

Risk-free interest rate	1.79%
Dividend yield	—
Expected volatility	23.7%
Expected term (in years)	7

We utilized a Monte Carlo simulation model to determine the estimated fair value of the Performance Shares due to the fact that shares are only issuable based upon the achievement of certain market conditions. This pricing model uses multiple simulations to evaluate the probability of achieving the market conditions, as well as a number of other inputs (some of which are Level 3 inputs as defined by the FASB) with respect to the expected volatility and dividend yield (among other inputs) of the Company’s common shares.

Based upon these models, the total estimated fair value of both the Warrants and Performance Shares was determined to be $1,010 on the date of grant.

14. Accumulated Other Comprehensive Loss

The table below details the change in the balance of each component of accumulated other comprehensive loss, net of tax, for the years ended December 31, 2016 and 2015.

	Year Ended December 31,
	2016	2015
Unrealized gains (losses) on available-for-sale securities:
Balance, January 1	$(62)	$(1)
Other comprehensive income (loss) before reclassifications	1	(95)
Amounts reclassified from accumulated other comprehensive loss	(6)	—
Income taxes	2	34
Net current-period other comprehensive loss	(3)	(61)
Balance, December 31	$(65)	$(62)

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

15. Fair Value of Financial Instruments

Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For the Company’s financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Company’s intention to hold them until there is a recovery of fair value, which may be to maturity.

The Company classifies its investments in fixed income and equity securities as available-for-sale and reports these investments at fair value. Fair values of fixed income securities for which no active market exists are derived from quoted market prices of similar instruments or other third-party evidence.

The FASB has issued guidance that defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal, or most advantageous market in an orderly transaction between market participants. This guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance categorizes assets and liabilities at fair value into one of three different levels depending on the observation of the inputs employed in the measurements, as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets providing the most reliable measurement of fair value since it is directly observable.

●	Level 2 – inputs to the valuation methodology which include quoted prices for similar assets or liabilities in active markets. These inputs are observable, either directly or indirectly for substantially the full-term of the financial instrument.

●	Level 3 – inputs to the valuation methodology which are unobservable and significant to the measurement of fair value.

Financial instruments measured at fair value as of December 31, 2016 and 2015 in accordance with this guidance are as follows.

As of December 31, 2016	Level 1	Level 2	Level 3	Total
Fixed income securities:
U.S. government	$—	$1,604	$—	$1,604
State municipalities and political subdivisions	—	2,246	—	2,246
Asset-backed securities and collateralized mortgage obligations	—	11,968	—	11,968
Corporate	—	10,741	—	10,741
Total fixed income securities	—	26,559	—	26,559

Equity securities:
Common stock	1,136	—	—	1,136
Total equity securities	1,136	—	—	1,136

Total fixed income and equity securities	$1,136	$26,559	$—	$27,695

As of December 31, 2015
Fixed income securities:
U.S. government	$—	$647	$—	$647
State municipalities and political subdivisions	—	1,651	—	1,651
Asset-backed securities and collateralized mortgage obligations	—	9,082	—	9,082
Corporate	—	8,858	—	8,858
Total	$—	$20,238	$—	$20,238

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

16. Statutory Requirements

The Company’s insurance subsidiary, Maison, prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the LDI. Prescribed statutory accounting practices include state laws, rules and regulations as well as accounting practices and rules as outlined in a variety of publications of the National Association of Insurance Commissioners (“NAIC”). Permitted statutory accounting practices encompass all accounting practices that are not prescribed, but instead have been specifically requested by an insurer and allowed by the state in which the insurer is domiciled (in Maison’s case, Louisiana). Permitted practices may differ from state to state, or company to company within a state, and may change in the future. In converting from statutory accounting basis to U.S. GAAP, typical adjustments include the deferral of acquisition costs (which are all charged to operations as incurred on a statutory basis), the inclusion of statutorily non-admitted assets on the balance sheet, the inclusion of net unrealized holding gains or losses related to investments included on the balance sheet, as well as the inclusion of changes in deferred tax assets and liabilities in the statement of operations.

Statutory Surplus and Capital Requirements

In order to retain its certificate of authority in the State of Louisiana, Maison is required to maintain a minimum capital surplus of $5,000. As of December 31, 2016 Maison’s capital surplus was $19,835.

The LDI employs risk-based capital (“RBC”) reports to monitor Maison’s financial condition. Risk-based capital is determined in accordance with a formula adopted by the NAIC which takes into consideration the covariance between asset risk, credit risk, underwriting risk, and other business risks. The RBC report determines whether Maison falls into the “no action” level or one of the four action levels set forth in the Louisiana Insurance Code. In order to retain its certificate of authority in the State of Texas, Maison is required to maintain an RBC ratio of 300% or more.

As of December 31, 2016, Maison’s RBC ratio was 346%, as a result, our surplus was considered to be in the “no action” level.

States routinely require deposits of assets for the protection of policyholders either in those states or for all policyholders. As of December 31, 2016, Maison held investment securities with a fair value of approximately $100 as a deposit with the LDI and cash and investment securities with a fair value of approximately $1,992 as a deposit with the TDI.

Surplus Notes

PIH, as the parent company of Maison, is subject to the insurance holding company laws of the State of Louisiana, which, among other things, regulate the terms of surplus notes issued by insurers to their parent company. Maison’s capital includes five surplus notes issued to PIH in the amount of $6,050, all of which were approved by the LDI prior to their issuance. Notes accrue interest at 10% per annum. Interest payments on the notes are due annually, and are also subject to prior approval by the LDI. The Company’s surplus notes, as of December 31, 2016, are as follows.

Date of Issuance	Maturity Date	Principal Amount
October 22, 2013	October 22, 2017	$650
December 21, 2015	December 21, 2017	850
March 31, 2016	March 31, 2018	550
September 29, 2016	September 29, 2018	3,450
November 14, 2016	November 14, 2018	550
		$6,050

Dividend Restrictions

As a Louisiana domiciled insurer, the payment of dividends from our insurance subsidiary is restricted by the Louisiana Insurance Code. Dividends can only be paid if an insurer’s paid-in capital and surplus exceed the minimum required by the Louisiana Insurance Code by one hundred percent or more, or as otherwise provided. Any dividend or distribution that when aggregated with any other dividends or distributions made within the preceding twelve months exceeds the lesser of (a) ten percent of the insurer’s surplus as regards policyholders as of the thirty-first day of December next preceding; or (b) the net income of the insurer, not including realized capital gains, for the twelve month period ending the thirty-first day of December next preceding; is considered to be extra-ordinary and shall not be paid until thirty days after the LDI has received notice of the declaration thereof and has not within that period disapproved the payment, or until the LDI has approved the payment within the thirty-day period. In determining whether a dividend or distribution is extra-ordinary, an insurer may carry forward net income from the previous two calendar years that has not already been paid out in dividends. As of December 31, 2016, Maison had not paid any dividends to its shareholder, PIH.

See Note 20 – Subsequent Events, for additional statutory requirements regarding the certificate of authority granted to Maison from the Florida Office of Insurance Regulation.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in thousands, except per share amounts)

17. Retirement plans

The 1347 Property Insurance Holdings, Inc. 401(k) Plan (the “Retirement Plan”) was established effective January 1, 2015, as a defined contribution plan. The Retirement Plan is subject to the provisions for the Employee Retirement Income Security Act of 1974 (“ERISA”); eligible employees of the Company and its subsidiaries may participate in the plan. Employees who have completed one month of service are eligible to participate and are permitted to make annual pre and post-tax salary reduction contributions not to exceed the limits imposed by the Internal Revenue Code of 1986, as amended. Contributions are invested at the direction of the employee participant in various money market and mutual funds. The Company matches contributions up to 100% of each participant’s contribution, limited to contributions up to 4% of a participant’s earnings. The Company may also elect to make a profit sharing contribution to the Retirement Plan based upon discretionary amounts and percentages authorized by the Company’s board of directors. For the years ended December 31, 2016 and 2015, the Company made matching contributions to the Retirement Plan in the amount of $75 and $67, respectively.

18. Commitments and Contingencies

Legal Proceedings:

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. Currently, it is not possible to predict legal outcomes and their impact on the future development of claims. Any such development will be affected by future court decisions and interpretations. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of ultimate loss and loss adjustment expenses may change. These additional liabilities, or increases in estimates, or a range of either, cannot be reasonably estimated, and could result in income statement charges that could be material to the Company’s results of operations in future periods.

Operating Lease Commitments:

As of December 31, 2016, the Company had the following amounts due under its operating leases for facilities leased in Baton Rouge, Louisiana, and Tampa, Florida.

Year ended December 31,
2017	$344
2018	291
2019	249
Total	$884

19. Subsequent Events

Florida Certificate of Authority

On March 1, 2017 Maison received a certificate of authority from the Florida Office of Insurance Regulation (“OIR”) which authorizes Maison to write personal lines insurance in the state of Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the OIR until Maison can demonstrate three consecutive years of net income following the Company’s admission into Florida as evidenced by its Annual Statement filed with the National Association of Insurance Commissioners. Among other requirements, the OIR requires the following as conditions related to the issuance of Maison’s certificate of authority:

●	Although domiciled in the state of Louisiana, Maison agreed to comply with the Florida Insurance Code as if Maison were a domestic insurer within the state of Florida;
●	Maison agreed to maintain capital and surplus as to policyholders of no less than $35 million;
●	Maison agreed to receive prior approval from the OIR prior to the payment of any dividends and;
●	Maison agreed to receive written approval from the OIR regarding any form of policy issued, or rate charged to its policyholders prior to utilizing any such form or rate for policies written in the state of Florida.

To comply with the Consent Order, Maison will receive a capital contribution from its parent company, 1347 Property Insurance Holdings, Inc., in the approximate amount of $15 million. This contribution is expected to be in the form of one or more surplus notes as well as a direct contribution to paid in and contributed surplus and is expected to occur prior to March 31, 2017. As of March 16, 2017 Maison has not written any insurance policies covering risks in the state of Florida.

800,000 Shares
8.00% Cumulative Preferred Stock
(Liquidation Preference Equivalent to $25.00 Per Share)

PROSPECTUS

Boenning & Scattergood, Inc.

American Capital Partners, LLC	Joseph Gunnar & Co.

, 2018

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. All amounts are estimates except the fees payable to the SEC.

SEC Registration Fee	$2,864
FINRA Filing Fee	3,950
Nasdaq Listing Fee	100,000
Printing Expenses	20,000
Accounting Fees and Expenses	35,000
Legal Fees and Expenses	325,000
Transfer Agent Fees and Expenses	15,000
Miscellaneous	45,000
Total	$546,814

Item 14. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, authorizes the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed above, or in defense of any claim, issue or matter therein, the Registrant is required to indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the Registrant’s Third Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and Second Amended and Restated Bylaws, or the Bylaws, provide that the Registrant is required to indemnify its directors and officers to the fullest extent authorized by the DGCL, subject to the exceptions set forth in the DGCL described above; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant is not obligated to indemnify any director or officer or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Registrant’s Board of Directors. In addition, as permitted by the DGCL, the Certificate of Incorporation and the Bylaws authorize the Registrant to advance expenses incurred by a director or officer in defending or otherwise participating in any proceeding upon receipt by the Registrant of an undertaking by or on behalf of the director or officer receiving the advancement to repay the amount advanced if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

Under the Certificate of Incorporation and the Bylaws, the Registrant may, to the extent authorized from time to time by the Registrant’s Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to the Registrant’s directors and officers.

Further, under the Bylaws, unless ordered by a court, no indemnification may be provided to a director, officer or employee unless a determination has been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the disinterested directors, even though less than a quorum of the Registrant’s Board of Directors, (b) a committee comprised of disinterested directors, such committee having been designated by a majority vote of the disinterested directors (even though less than a quorum), (c) if there are no such disinterested directors, or if a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation. A “disinterested director” means a director of the Registrant who is not and was not a party to the proceeding in question.

The Certificate of Incorporation and Bylaws also provides that the rights to indemnification and to the advancement of expenses conferred in the Certificate of Incorporation and Bylaws are not exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Further, any repeal or modification of the indemnification provisions in the Certificate of Incorporation or the Bylaws by the stockholders of the Registrant will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Registrant existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

In addition, Section 102(b)(7) of the DGCL grants the Registrant the right to eliminate or limit the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of the director’s fiduciary duty, subject to certain limitations. As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except for liability:

●	For any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	Under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

●	For any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant has entered into indemnification agreements with each of its current directors and certain executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to section 6 of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer or employee against any liability of any character asserted against or incurred by the Registrant or any such director, officer or employee, or arising out of any such person’s “corporate status” with the Registrant, or status as a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Bylaws.

The Registrant maintains directors’ and officers’ liability insurance.

Item 15. Recent Sales of Unregistered Securities

On January 23, 2014, the Registrant issued 80,000 shares of its Series A convertible preferred stock, par value $25.00 per share, or the Series A Preferred Shares, to Fund Management Group LLC, of which the Registrant’s former Chairman of the Board, Gordon G. Pratt, is a managing member and controlling equity holder, for $2 million. The Series A Preferred Shares were issued in reliance on the private placement exemption provided by Section 4(a)(2) of the Securities Act on the basis that the sale did not involve a public offering. The Series A Preferred Shares were non-voting and ranked senior to all classes of capital stock of the Registrant. On March 31, 2014, the effective date of the Registrant’s initial public offering, the Series A Preferred Shares were converted into 312,500 shares of the Registrant’s common stock and a warrant to purchase up to 312,500 shares of the Registrant’s common stock at a price equal to $9.60 per share, subject to certain adjustments set forth in a warrant agreement. The warrant, which became exercisable upon issuance, expires on March 31, 2019. The Registrant may redeem the warrant at a price of $0.01 per share during any period in which the closing price of the Registrant’s common stock is at or above $14.00 per share for 20 consecutive trading days.

On February 24, 2015, the Registrant entered into an agreement with 1347 Advisors, LLC, or 1347 Advisors, a subsidiary of Kingsway Financial Services Inc., the Registrant’s largest stockholder, to terminate a Management Services Agreement between the Registrant and 1347 Advisors whereby 1347 Advisors provided certain services to the Registrant. As part of the consideration paid to 1347 Advisors for agreeing to voluntarily terminate the Management Services Agreement, the Registrant issued to 1347 Advisors 120,000 shares of the Registrant’s Series B preferred stock, par value $25.00 per share, or the Series B Preferred Shares, and a warrant to purchase up to 1,500,000 shares of the Registrant’s common stock at an exercise price of $15.00 per share, subject to certain adjustments set forth in a warrant agreement. 1347 Advisors subsequently transferred 60,000 of the shares to IWS Acquisition, an affiliate of KFSI. The Series B Preferred Shares are non-voting and rank senior to all classes of capital stock of the Registrant. The warrant, which became exercisable on issuance, expires on February 24, 2022. The Registrant and 1347 Advisors also entered into a Performance Shares Grant Agreement, dated February 24, 2015, whereby 1347 Advisors was entitled to receive 100,000 shares of the Registrant’s common stock from the Registrant if at any time the last sales price of the common stock equaled or exceeded $10.00 per share for any 20 trading days within any 30-trading day period. The Series B Preferred Shares and the warrant were issued in reliance on the private placement exemption provided by Section 4(a)(2) of the Securities Act on the basis that the sale did not involve a public offering. On January 2, 2018, the Registrant entered into a Stock Purchase Agreement with 1347 Advisors and IWS Acquisition Corporation pursuant to which the Registrant agreed to repurchase the 60,000 Series B Preferred Shares held by 1347 Advisors for an aggregate purchase price of $1,740,000, representing (i) $1,500,000, comprised of $25 per share of Series B preferred stock, and (ii) declared and unpaid dividends in respect of the dividend payment due on February 23, 2018 amounting to $240,000 in the aggregate. The Registrant also agreed to repurchase pursuant to the stock purchase agreement 60,000 Series B Preferred Shares from IWS Acquisition Corporation, upon completion of this offering, for an aggregate purchase price of $1,500,000, comprised of $25 per share of Series B preferred stock, without any dividend or interest payment. In connection with the Stock Purchase Agreement, the Performance Shares Grant Agreement, dated February 24, 2015, between the Registrant and 1347 Advisors was terminated. The Registrant paid 1347 Advisors $300,000 in connection with the termination. No common shares were issued to 1347 Advisors under the Performance Shares Grant Agreement.

On May 23, 2017, the Company announced that Dan Case has been appointed to the position of Chief Operating Officer. In connection with Mr. Case’s new employment, Mr. Case has the opportunity to purchase up to 68,027 shares of the Company’s common stock on the open market or in direct purchases from the Company until June 15, 2018 and at the end of the purchase period, the Company will match any such shares purchased by Mr. Case with a grant of restricted stock units (“RSUs”) of the Company equal to two RSUs for each share purchased by Mr. Case. The RSUs will vest 20% per year over five years following the date granted, subject to continued employment through such vesting date. The aggregate maximum number of shares of the Company’s common stock that may be acquired pursuant to this arrangement, including through open market purchases, purchases from the Company and grants from the Company, is 204,081. Any shares purchased directly from the Company will be made at a price equal to the closing price of the Company’s common stock on the prior trading day, but not less than the latest quarter end published book value per share. This arrangement was entered into outside of the Company’s existing stockholder approved equity plans and was approved by the Compensation Committee of the Company’s Board of Directors as an inducement material to Mr. Case entering into employment with the Company in reliance on Nasdaq Listing Rule 5635(c)(4). As of February 13 , 2018, Mr. Case had purchased 56,276 shares of the Company’s common stock pursuant to this arrangement, 28,000 of which shares were purchased directly from the Company at a purchase price of $8.00 per share on September 14, 2017. The shares of the Company’s common stock issued under this arrangement were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
3.3	Certificate of Designations of Series A Preferred Shares of 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit A of Exhibit 10.9 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
3.4	Certificate of Designations of Series B Preferred Shares of 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2015).
3.5* *	Form of Certificate of Designations of Cumulative Preferred Stock, Series A, of 1347 Property Insurance Holdings, Inc.
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
4.2	Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.2 of Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2015).
4.3	Certificate of Series B Preferred Shares (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2015).
4.4* *	Form of Global Certificate of Cumulative Preferred Stock, Series A.
5.1* *	Opinion of Thompson Hine LLP as to the validity of the shares of the securities being registered.
10.1†	1347 Property Insurance Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan (incorporated by reference to Appendix A of Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2015).
10.2	Indemnification Agreement (incorporated by reference to Exhibit 10.6 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
10.3	Trademark License Agreement, dated February 28, 2014, between 1347 Advisors LLC and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.6 of Registrant’s Registration Statement on Form S-1 filed with the Commission on May 20, 2014).
10.4†	Option Agreement, dated February 28, 2014 between Douglas N. Raucy and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.7 of Registrant’s Registration Statement on Form S-1 filed with the Commission on May 20, 2014).
10.5†	First Amendment to Option Agreement, dated June 19, 2014 between Douglas N. Raucy and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on June 19, 2014).
10.6†	Second Amendment to Option Agreement, dated March 13, 2015 between Douglas N. Raucy and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on March 17, 2015).
10.7†	Third Amendment to Option Agreement, dated March 13, 2015 between Douglas N. Raucy and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the Commission on June 2, 2015).
10.8†	Fourth Amendment to Option Agreement, dated December 15, 2015 between Douglas N. Raucy and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on December 17, 2015).
10.9†	Fifth Amendment to Option Agreement, dated June 14, 2016 between Douglas N. Raucy and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2016).
10.10	Series A Convertible Preferred Stock Purchase Agreement, dated January 23, 2014, between Fund Management Group LLC and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.9 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
10.11†	Offer letter to Douglas N. Raucy, dated September 25, 2012 (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).
10.12	Registration Rights Agreement, dated February 28, 2014, by and between Kingsway America, Inc. and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.10 of Registrant’s Registration Statement on Form S-1 filed with the Commission on May 20, 2014).
10.13	Performance Share Grant Agreement by and between Kingsway America, Inc. and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.12 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on March 27, 2014).

10.14	Agreement to Buyout and Release dated February 24, 2015 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2015).
10.15†	Performance Shares Grant Agreement dated February 24, 2015 (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2015).
10.16†	Form of Option Agreement Issued to the Executive Officers of 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.16 of Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2015).
10.17†	Form of Option Agreement Issued to the Directors of 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.17 of Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2015).
10.18†	Form of Restricted Stock Unit Agreement Issued to the Executive Officers of 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on June 2, 2015).
10.19†	Employment Offer Letter, dated May 23, 2017, by and between 1347 Property Insurance Holdings, Inc. and Dan Case (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2017).
10.20†	Form of Executive Restricted Stock Unit Award Agreement under the Share-Matching Program (incorporated by reference to Exhibit 10.1 of Registrant’s Current on Report on Form 8-K filed with the Commission on December 19, 2017).
10.21†	Form of Non-Employee Director Restricted Stock Unit Award Agreement under the Share-Matching Program (incorporated by reference to Exhibit 10.2 of Registrant’s Current on Report on Form 8-K filed with the Commission on December 19, 2017).
10.22

Stock Purchase Agreement, dated January 2, 2018, by and among 1347 Advisors LLC, IWS Acquisition Corporation and 1347 Property Insurance Holdings, Inc. (incorporated by reference to Exhibit 10.22 of Registrant’s Registration Statement on Form S-1 filed with the Commission on January 8, 2018).

21.1**	Subsidiaries of 1347 Property Insurance Holdings, Inc.
23.1*	Consent of BDO USA LLP.
23.2* *	Consent of Thompson Hine LLP (included as part of Exhibit 5.1).
24.1**	Power of Attorney.
101.INS *	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase.
101.LAB*	XBRL Taxonomy Extension Label Linkbase.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase.

*	Filed herewith.
**	Previously filed.
†	Denotes management contracts or compensatory plans or arrangements.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is either not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 13th day of February, 2018.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of February, 2018.

Signature	Title

/s/ Douglas N. Raucy	President, Chief Executive Officer and Director
Douglas N. Raucy	(Principal Executive Officer)

/s/ John S. Hill	Vice President, Chief Financial Officer and Secretary
John S. Hill	(Principal Financial Officer, Principal Accounting Officer)

/s/ Larry Gene Swets, Jr.*	Director, Chairman of the Board
Larry Gene Swets, Jr.

/s/ D. Kyle Cerminara*	Director
D. Kyle Cerminara

/s/ Joshua S. Horowitz*	Director
Joshua S. Horowitz

/s/ Lewis M. Johnson*	Director
Lewis M. Johnson

/s/ Scott David Wollney*	Director
Scott David Wollney

/s/ Dennis A. Wong*	Director
Dennis A. Wong

*By:	/s/ John S. Hill
John S. Hill
Attorney-in-Fact